Filed pursuant to Rule 424(b)(3)

Registration No. 333-115587

PROSPECTUS

North Atlantic Holding Company, Inc.

Offer of $97,000,000 aggregate principal amount at maturity of

12 1/4% Senior Discount Notes due 2014

registered under the Securities Act of 1933

in exchange for

$97,000,000 aggregate principal amount at maturity of outstanding

12 1/4% Senior Discount Notes due 2014

We are offering the new, registered notes described above in exchange for our outstanding notes described above. In this prospectus we refer to the outstanding notes as the “old notes” and our new notes as the “registered notes,” and we refer to the old notes and the registered notes, together, as the “notes.” The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on July 21, 2004, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

•	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•	We will not receive any cash proceeds from the exchange offer.

Each Broker-Dealer that receives registered notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business 180 days after the Expiration Date, they will make this Prospectus available to any Broker-Dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “ Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2004

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, in particular, the section entitled “Risk Factors” and the financial statements and the related notes to those statements. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated. Except as otherwise required by the context, in this prospectus:

•	“we,” “us,” “our,” “ours” and “the Company” refer to North Atlantic Holding Company, Inc. and its subsidiaries on a consolidated basis, and NAHC refers only to North Atlantic Holding Company, Inc. and not to any of its subsidiaries;

•	“NATC” refers to North Atlantic Trading Company, Inc., our wholly-owned subsidiary;

•	“Stoker” refers to Stoker, Inc., which we acquired on November 17, 2003;

•	“MSA” refers to the Master Settlement Agreement entered into among the major U.S. cigarette manufacturers and certain state attorneys general as described in this prospectus in the sections entitled “Industry” and “Business—Regulation—Master Settlement Agreement”;

•	“NATC Notes” refers to the $200,000,000 aggregate principal amount of senior unsecured notes due 2012 that were offered concurrently with the offering of the old notes to be registered hereby; and

•	pro forma data as of and for the fiscal year ended December 31, 2003 give pro forma effect to our acquisition of Stoker, the offering of the old notes and the related refinancing transactions, as described under “The Transactions.”

Our Holding Company Structure

The notes to be registered hereby are the exclusive obligations of North Atlantic Holding Company, Inc. and not of North Atlantic Trading Company, Inc. or any of our other subsidiaries. We are a holding company with no income from operations or material assets. We operate our business through and receive all of our income from NATC and our other subsidiaries. We were incorporated in the State of Delaware on January 28, 2004 in anticipation of the offering of the old notes.

The Company

We are a leading marketer and distributor of premium cigarette papers and a leading manufacturer, marketer and distributor of loose leaf chewing tobacco and Make Your Own (“MYO”) tobacco and related products. We are also a marketer and distributor of premium manufactured cigarettes. Our Beech-Nut and Zig-Zag brands, as well as our Stoker family of brands, are well established, dating back 107 years, 110 years and 64 years, respectively. Our products have significant brand equity and are well known among adult consumers and our extensive distribution network, which consists of approximately 1,000 wholesale customers.

At present:

•	we are the largest marketer and distributor of premium cigarette papers in both the United States and Canada. We sell our premium cigarette papers under the Zig-Zag brand name pursuant to an exclusive long-term distribution and license agreement with Bolloré, S.A. (“Bolloré”). We estimate that we have an approximate 50% share of the premium cigarette papers market in the United States;

•	we are the third largest manufacturer, marketer and distributor of loose leaf chewing tobacco in the United States with an approximate 18% market share, selling our products under various brand names, including Beech-Nut, Beech-Nut Wintergreen, Trophy, Havana Blossom, Durango, Our Pride, Tennessee Chew and Fred’s Choice;

•	we are a leading manufacturer, marketer and distributor of MYO tobacco and related products, selling our products under various brand names, including Zig-Zag, Stoker’s Number 2 and Old Hillside; and

•	we are a marketer and distributor of premium manufactured cigarettes, which we began marketing in September 2003 with the launch of Zig-Zag Premium Cigarettes.

Competitive Strengths

Our key competitive strengths include:

•	Leading brands.

•	Consistent cash flow.

•	Well positioned to benefit from growth in the MYO products market.

•	Established presence in value-oriented segment of loose leaf chewing tobacco market.

•	Extensive distribution network and experienced sales organization.

•	Experienced and committed management.

Business Strategies

Our goal is to increase our earnings and profits by responsibly marketing our tobacco products to adult consumers. We aim to meet this objective by strategically building upon our brand equity, leveraging our distribution relationships and maintaining our cost-efficient structure. The Stoker acquisition and our recently launched Zig-Zag Premium Cigarette significantly enhance our product offerings to distributors, retailers and consumers. Through the elimination of administrative costs, manufacturing synergies and growth in distribution, we expect to meaningfully increase our sales and cash flows. In addition, we have tailored strategies for each of our product groups that are designed to maximize their profitability.

•	Expand our leadership position in the premium cigarette papers business.

•	Enhance the profit contribution of our loose leaf chewing tobacco segment.

•	Continue to benefit from the growth in the MYO tobacco and related products market.

•	Grow sales of our new Zig-Zag Premium Cigarette.

•	Maintain lean, low cost culture.

Risk Factors

Our ability to attain our objectives depends upon our success in addressing risks relating to our business and the industries we serve, including the following:

•	We are subject to substantial and increasing regulation which could adversely affect demand for our tobacco products.

•	Competition from other tobacco companies could adversely affect us.

•	Sales of tobacco products are generally expected to continue to decline, which could have a material adverse effect on our revenues and cash flows.

•	Increased excise taxes on tobacco products could have a material adverse effect on our results of operations, financial position and cash flows.

•	We may not be able to develop, produce or commercialize competitive new products and technologies required by regulatory changes or changes in consumer preferences.

•	Infringement of our intellectual property may affect our results of operations, financial position and cash flows.

•	The outcome of material litigation, if determined adversely to us, could have a material adverse effect on our results of operations, financial position and cash flows.

•	The departure of key management personnel could adversely affect our operations.

•	We could incur unanticipated costs and our operations could be disrupted if we are unable to successfully integrate the Stoker business into our business and anticipated cost savings may not be realized.

•	We intend to rely on a single manufacturing facility for our tobacco products.

•	Our failure to manage growth could adversely affect our business.

•	We are subject to risks inherent in new product development initiatives.

•	We may be unsuccessful in maintaining the consumer brand loyalty of our products.

•	We may face delays in obtaining tobacco, other raw materials and finished products manufactured for us.

•	Our principal stockholder can exercise significant influence over us and his interests may conflict with that of our investors.

The Transactions

On November 17, 2003, we consummated the acquisition of Stoker, Inc. Through the acquisition, we acquired the Stoker family of products and the related business operations, including the equipment used to manufacture and package Stoker products. The purchase price for the Stoker acquisition was $22.5 million in cash and was financed with borrowings under the Tranche B term loan in NATC’s old senior credit facility. As a result of the acquisition, we expect to significantly increase our net sales and cash flow. We also believe our margins will improve as a result of the increased net sales coupled with the elimination of certain annual costs related to Stoker’s historical operations and the consolidation of facilities and functions which we expect to complete by the end of June 2004.

We used the proceeds from the offering of the old notes, along with borrowings under our new senior revolving credit facility and the proceeds from the concurrent offering of NATC Notes to (1) repay $36.6 million in outstanding borrowings under NATC’s old senior credit facility, including borrowings used to finance the cash purchase price for the Stoker acquisition, (2) redeem NATC’s $155.0 million of 11% senior notes due 2004, (3) redeem NATC’s $64.7 million of 12% senior exchange payment-in-kind preferred stock in addition to the payment of $2.0 million in accrued dividends, (4) pay a $5.0 million pro rata distribution to stockholders of NAHC and make a distribution to certain holders of warrants of NAHC, (5) make $2.1 million in incentive payments to certain key employees and NATC’s outside directors, and (6) pay fees and expenses of $12.8 million incurred in connection with the Transactions. See “The Transactions” for more information concerning the Stoker acquisition, the refinancing and the related transactions.

Summary of the Terms of the Exchange Offer

On February 17, 2004, North Atlantic Holding Company (the “issuer”) issued $97.0 million aggregate principal amount at maturity of its 12¼% senior discount notes due 2014 in a transaction exempt from registration under the Securities Act of 1933. We refer to the issuance of the old notes in this prospectus as the “original issuance.”

At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”

Unless you are a broker-dealer and you satisfy the conditions set forth below under “—Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of Notes” for further information regarding the registered notes.

Registration Rights Agreement

Under the registration rights agreement, the issuer is obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires the issuer to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer

The issuer is offering to exchange $1,000 principal amount of its 12 1/4% senior discount notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered 12 1/4% senior notes due 2014 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

As of this date, there are $97.0 million aggregate principal amount at maturity of old notes outstanding.

The issuer will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes

Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers) prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:

•	you are not an “affiliate” of the issuer, as that term is defined in Rule 405 under the Securities Act.

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes are acquired by you in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Each Broker-Dealer that receives registered notes for its own account in exchange for old notes, where such old notes were acquired by such Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration

The exchange offer will expire at 5:00 p.m., New York City time, on July 21, 2004, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	you are not an affiliate of the issuer;

•	you are not a broker-dealer who acquired the old notes that you are sending to the issuer directly from the issuer;

•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes

If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of Notes—Exchange of Global Notes for Certificated Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

(1) they are not immediately available;

(2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3) you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances described above under “The Exchange Offer—Conditions,” the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

U.S. Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Summary of Terms of the Registered Notes

The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.

The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	North Atlantic Holding Company, Inc., a Delaware corporation.

Securities	$97.0 million in principal amount at maturity of 12 1/4% senior notes due 2014 registered under the Securities Act.

Maturity	March 1, 2014.

Accretion Interest

Prior to March 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on March 1 and September 1, 2008, at a rate of 12 1/4% per annum. The notes will have an initial accreted value of $618.66 per $1,000 principal amount of maturity of notes. The accreted value of each note will increase from the date of issuance until March 1, 2008, at a rate of 12 1/4% per annum, compounded semi-annually reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity of each note on March 1, 2008.

Ranking	The registered notes will be our senior unsecured debt. Accordingly, they will rank:

•	equally with any of our existing and future unsubordinated debt ;

•	senior in right of payment to any of our future subordinated indebtedness; and

•	effectively subordinated to any of our secured indebtedness to the extent of the assets serving as security therefore, and will be structurally subordinated to all of the obligations of our subsidiaries.

As of March 31, 2004, the notes were effectively subordinated to approximately $20.4 million.

Optional Redemption

We may redeem the registered notes, in whole or in part, at any time on or after March 1, 2009, at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest.

In addition, on or before March 1, 2007, we may redeem up to 35% of the registered notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Notes—Optional Redemption.” However, we may only make such redemptions if at least 65% of the aggregate principal amount at maturity of registered notes initially issued under the indenture remains outstanding immediately after the occurrence of such redemption.

Change of Control	Upon the occurrence of a change in control, we must offer to repurchase the registered notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants	The indenture governing the registered notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments and other restricted payments;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with affiliates;

•	sell stock in our restricted subsidiaries; and

•	restrict dividends or other payments from our subsidiaries.

These covenants contain important exceptions, limitations and qualifications. For more information, see “Description of Notes.”

You should refer to “Risk Factors,” beginning on page 11 for an explanation of the material risks of participating in the exchange offer and of investing in the registered notes.

RISK FACTORS

Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of you original investment.

Risks Associated with the Exchange Offer

Because there is no public market for the registered notes, you may not be able to resell your registered notes.

The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. This may adversely affect:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their registered notes; or

•	the price at which the holders would be able to sell their registered notes.

If a trading market were to develop, the registered notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers of the old notes presently intend to make a market for the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. Therefore, an active trading market may not exist for the registered notes and any trading market that does develop may not be liquid.

In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Following the exchange offer, old notes that you do not tender or that are not accepted will continue to be restricted securities. Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. If you fail to exchange your old notes and continue to hold old notes, you may not offer or sell these old notes due to their status as restricted securities except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The issuer will issue registered notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

Risks Related to Our Industry

We are subject to substantial and increasing regulation which could adversely affect demand for our tobacco products.

A wide variety of federal, state and local laws limit the advertising, sale and use of tobacco products, in particular cigarettes, and these laws have proliferated in recent years. For example, television and radio advertisements of cigarette products have been prohibited since 1971, and many local laws prohibit smoking in restaurants and other public places. Private businesses have also adopted regulations which prohibit or restrict, or are intended to discourage, smoking. Companies subject to the MSA and other state settlement agreements generally cannot use billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques to sell their cigarettes. In addition, the MSA prohibits the targeting of youth in advertising, promotion or marketing of cigarette products. Additional restrictions may be legislatively imposed or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of an existing brand if sales or market share decline for any reason. Moreover, these limitations significantly impair the ability of cigarette manufacturers, including us, to launch new premium brands in those states party to the MSA. For example, three states have enacted legislation that imposes additional fees or taxes on the products of companies which have not entered into state tobacco settlements.

In 1986, federal legislation was enacted regulating smokeless tobacco products (including dry and moist snuff and chewing tobacco) by, among other things, requiring health warning notices on smokeless tobacco packages and advertising and prohibiting the advertising of smokeless tobacco products on media subject to the jurisdiction of the Federal Communications Commission. Since 1986, other proposals have been made at both the federal, state and local levels for additional regulation of smokeless tobacco products and it is likely that additional proposals will be made in future years.

Recently proposed federal, state and local regulations on tobacco products have included increased regulation of the manufacturing and marketing of tobacco products by new or existing federal and state agencies, the requirement of additional warning notices, a ban or further restriction on all advertising and promotion, ingredients disclosure requirements, sampling and advertising bans or restrictions, increasing the minimum purchase age and the disallowance of advertising and promotion expenses as deductions under federal tax law. These proposals, if implemented, could adversely affect demand for our products and have a material adverse effect on our results of operations, financial position and cash flows.

The U.S. Food and Drug Administration has also sought regulatory authority over tobacco products and has indicated that, if Congress enacts legislation granting such authority, it would likely promulgate regulations which may severely restrict the manufacture, distribution and sale of tobacco products and may require compliance with a wide range of labeling, reporting, record keeping, manufacturing and other requirements, among other things. These types of regulations, if implemented, could have a material adverse effect on our results of operations, financial position and cash flows.

Competition from other tobacco companies could adversely affect us.

The tobacco industry is characterized by brand recognition and loyalty, with product quality, price, marketing and packaging constituting the primary methods of competition. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to introduce a new brand or improve or maintain a brand’s market position. Rival firms aggressively seek to limit the distribution of other companies’ products, both at the wholesale and retail levels. If rival firms were able to limit our distribution it could adversely affect our plans to increase the distribution of certain of our products and otherwise adversely affect our results of operations, financial position and cash flows.

Our primary competition for our MYO tobacco and related products comes from a number of other manufacturers of MYO tobacco and related products and, from a pricing standpoint, from U.S. manufacturers of discount cigarettes, as well as from importers of cigarettes manufactured in foreign countries. Our primary competition for our Zig-Zag Premium Cigarette brand comes from the “major” cigarette manufacturers. Our smokeless tobacco products compete with major smokeless tobacco manufacturers. Many of our competitors have substantially greater financial, manufacturing, marketing and other resources than we do and in many cases have a more established presence in the market than we do. We cannot assure you that in the face of this competition our existing products will maintain their market position or grow or that our new products, such as our Zig-Zag Premium Cigarettes, will gain market acceptance. A decrease in sales of our existing products or the incurrence of expenses to launch new products which are not ultimately accepted could have a material adverse effect on our results of operations, financial position and cash flows.

Sales of tobacco products are generally expected to continue to decline, which could have a material adverse effect on our revenues and cash flows.

As a result of restrictions on advertising and promotions, funding by the “major” cigarette manufacturers of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and other factors, the overall U.S. markets for cigarette and smokeless tobacco products have generally been declining in terms of volume of sales, and are expected to continue to decline. We have similarly experienced a decline in sales of our loose leaf chewing tobacco products. Further, while some sales volume declines have been offset by higher prices, there can be no assurance that price increases can be sustained. A decline in our sales could have a material adverse effect on our results of operations, financial position and cash flows.

Increased excise taxes on tobacco products could have a material adverse effect on our results of operations, financial position and cash flows.

Smokeless tobacco products are subject to federal excise tax, and the federal excise tax on them has increased three times over the last decade. Most recently, on January 1, 2002 the federal excise tax on loose leaf chewing tobacco was increased to $0.195 per pound from $0.17 per pound. Also on January 1, 2002, the federal excise tax on premium cigarette paper was increased to $0.0122 from $0.0106 per fifty papers, the federal excise tax on cigarette tubes was increased to $0.0244 from $0.0213 per fifty tubes and the federal excise tax on MYO tobacco was increased to $1.0969 from $0.9567 per pound. Future enactment of increases in federal excise taxes on our smokeless tobacco products and on MYO products could have a material adverse effect on demand for them and on our results of operations, financial position and cash flows. Smokeless tobacco products are also subject to certain state and local excise taxes. The state excise taxes generally range from 2% to 129% of the wholesaler’s or the manufacturer’s list price of the smokeless tobacco product. Any enactment of new state or local excise taxes or an increase in existing excise taxes on our smokeless tobacco products could have a material adverse effect on demand for them and on our results of operations, financial position and cash flows.

Cigarettes are also subject to substantial and increasing excise taxes. On January 1, 2002, the federal excise tax included in the price of cigarettes increased by $2.50 to $19.50 per thousand cigarettes (or $0.39 per pack of 20 cigarettes). Additional excise taxes, which are levied upon and paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $2.05 per package of 20 cigarettes. Future enactment of increases in federal or state excise taxes on our Zig-Zag Premium Cigarettes could adversely affect demand for them and have a material adverse effect on our results of operations, financial position and cash flows. We are unable to predict the likelihood of passage or magnitude of future increases in excise taxes.

We may not be able to develop, produce or commercialize competitive new products and technologies required by regulatory changes or changes in consumer preferences.

Consumer health concerns and changes in regulations are likely to require us to introduce new products or make substantial changes to existing products. For example, New York State enacted legislation in 2002 which goes into in effect in June, 2004, requiring that cigarette manufacturers reduce the ignition propensity of their products. We cannot assure you that we will be able to meet the requisite standards without adversely affecting our profitability and without adversely affecting the taste of our product, or otherwise reducing consumer acceptance. Similarly, we believe that there will be increasing pressure from public health authorities to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. We may not be able to develop a reduced risk product that is acceptable to public health authorities and consumers in a cost-effective manner, or at all. Costs associated with developing new products and technologies, as well as the inability to develop acceptable products in response to competitive conditions or regulatory requirements, could have a material adverse effect on our results of operations, financial position and cash flows.

Risks Related to Our Business

Infringement of our intellectual property may affect our results of operations, financial position and cash flows.

We currently rely on trademark and other intellectual property rights to establish and protect our brand names and logos. Third parties have in the past, and may in the future, infringe on these trademarks and other intellectual property rights. In particular, in the past few years we have incurred substantial litigation costs prosecuting distributors of infringing and counterfeit Zig-Zag premium cigarette papers in the United States. Despite our attempts to ensure that our intellectual property rights are protected, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property. Any litigation concerning our intellectual property rights, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Expenses related to protecting our intellectual property rights, the loss or compromise of any of these rights or the loss of revenues as a result of infringement could have a material adverse effect on our results of operations, financial position and cash flows.

The outcome of material litigation, if determined adversely to us, could have a material adverse effect on our results of operations, financial position and cash flows.

On July 8, 2003, following a four day trial, an Illinois jury returned a verdict in favor of Republic Tobacco, L.P. on defamation claims of $8.4 million in general damages and $10.2 million in punitive damages, for a total damage award of $18.6 million. We filed post-trial motions for a new trial and, in the alternative, for a reduction of the awards. On August 1, 2003, we posted a judgment bond in the amount of $18.8 million with the U.S. District Court. This was accomplished by obtaining a $19.0 million senior secured term loan pursuant to a July 31, 2003 amendment to our existing credit facility. On November 20, 2003, the court ruled that the awards were excessive and reduced the awards by approximately 60%, with the award of compensatory damages being reduced to $3.36 million and the award of punitive damages being reduced to $4.08 million, for a total of $7.44 million. On December 18, 2003, Republic accepted these reduced awards. On January 8, 2004, we appealed from the final judgment, including the finding of liability in this case as well as the amount of the award. There can be no assurance, however, that we will prevail on appeal. On January 22, 2004, Republic filed a general notice of cross appeal, but did not specify the issues or claims for which it was seeking appellate review.

We have been named as a defendant in a number of other legal proceedings, including claims brought by individual plaintiffs alleging tobacco-related injuries. It is not possible to predict with certainty the outcome of the litigation pending against us. We also may be subject to additional claims in the future. Specifically, the tobacco industry and, in particular, the manufactured cigarette market, is subject to pervasive litigation. If any of our current or future litigation is determined adversely to us, it could have a material adverse effect on our results of operations, financial position and cash flows.

The departure of key management personnel could adversely affect our operations.

Our success depends upon the continued contributions of our senior management, including Thomas F. Helms, Jr., our Chief Executive Officer and Chairman of the Board and David I. Brunson, our President, Chief Financial Officer and Treasurer. Although NATC has entered into employment agreements with Mr. Helms and Mr. Brunson, the loss of the services of Mr. Helms or Mr. Brunson could have a material adverse effect upon our business.

We could incur unanticipated costs and our operations could be disrupted if we are unable to successfully integrate the Stoker business into our business and anticipated cost savings may not be realized.

Our acquisition of the Stoker business has significantly increased our size. The integration of the Stoker business will require attention from our senior management which may divert their attention and other resources from our day-to-day operations. We cannot assure you that we will successfully integrate the Stoker business with our existing business. Furthermore, we may be unable to achieve the anticipated cost savings and synergies from the Stoker acquisition. If we are unable to realize these anticipated cost savings and synergies due to our inability to address the challenges of integrating the Stoker business or for any other reason, it could have a material adverse effect on our results of operations, financial position and cash flows.

We intend to rely on a single manufacturing facility for our tobacco products.

We have historically manufactured our tobacco products at our Louisville, Kentucky plant. Following the Stoker acquisition, we will continue to utilize Stoker’s manufacturing plant in Dresden, Tennessee to manufacture the Stoker tobacco brands. We intend to consolidate our manufacturing operations into a single manufacturing facility by the end of 2004. Any destruction or loss of use of either of these facilities could interrupt our loose leaf chewing tobacco and smokeless tobacco production schedule, which could in turn have a material adverse effect on our results of operations, financial position and cash flows.

Our failure to manage growth could adversely affect our business.

Our strategy includes continued expansion, where possible, of our current loose leaf chewing tobacco and MYO cigarette businesses as well as leveraging and building our existing distribution network to grow our presence in the MYO tobacco and related products market and penetrate the premium segment of the manufactured cigarette market. Failure to manage this growth could have a material adverse effect on our results of operations, financial position and cash flows.

We are subject to risks inherent in new product development initiatives.

We have made and plan to continue to make significant investments in new product development projects. We launched a new Zig-Zag Premium Cigarette in September 2003. The launch of the Zig-Zag Premium

Cigarette subjects us to increased levels of risk, uncertainties and contingencies, including the challenges inherent in new product development. Our testing of the Zig-Zag Premium Cigarette was limited to only certain test markets. Zig-Zag Premium Cigarettes may not be ultimately accepted by adult smokers and may not prove to be a commercially successful product.

We may be unsuccessful in maintaining the consumer brand loyalty of our products.

Brands are a very significant element in a tobacco company’s value. Brand loyalty for tobacco products has historically been high, with a consumer’s brand loyalty enduring for a long time. We believe that we have a strong brand portfolio of smokeless tobacco products, premium cigarette papers and other MYO tobacco and related products. Our continued success depends in part on our ability to protect and improve our brands continuously and on our ability to preserve the consumer’s loyalty to these brands. There can be no assurance that branding by our competitors will not be successful in persuading consumers of our products to switch to competitors’ products, which could have a material adverse effect on our results of operations, financial position and cash flows.

We may face delays in obtaining tobacco, other raw materials and finished products manufactured for us.

We do not grow or purchase from growers any of the raw tobacco products used in manufacturing our loose leaf chewing tobacco. Although we have entered into purchasing and processing agreements with Lancaster Leaf Tobacco Company of Pennsylvania, Inc. (“Lancaster”) and Hail & Cotton, Inc. (“Hail & Cotton”) for this tobacco, there can be no guarantee that we will be able to meet product demands in a timely manner or that we will be able to find an alternate tobacco supplier if Lancaster or Hail & Cotton are unable to or do not meet our supply needs. In the event that we are unable to meet product demands, our customers may seek to fulfill their supply needs by purchasing competing brands, which in turn would reduce our market share and could have a material adverse effect on our results of operations, financial position and cash flows.

Historically, our MYO cigarette operations consisted solely of the marketing and distribution of finished MYO premium cigarette papers, as well as finishing the processing of and packaging, marketing and distributing our rag or cut MYO tobaccos and other tobacco related products. In connection with the Stoker acquisition, we acquired the equipment used to manufacture and package the Stoker brands of MYO tobacco. We do not manufacture any of our premium cigarette paper products and have entered into an agreement with Bolloré for the long-term supply of finished premium cigarette paper and other related products. Pursuant to the distribution and license agreements with Bolloré, under normal conditions, we must purchase these products only from Bolloré. In turn, Bolloré is required by the distribution and license agreements to provide us with the quantities of these products that we desire. Bolloré has from time to time been unable to produce and supply us with sufficient quantities of cigarette tubes and injectors due, in part, to the rapid growth in our sales of those products. Although we have put in place certain safeguards including the maintenance by us of a supply of inventory, and by Bolloré of a two-month supply of immediately available safety stock inventory at a public warehouse in the United States, and the ability under certain circumstances to sell Zig-Zag premium cigarette papers which are purchased from sources other than Bolloré, there can be no guarantee that our supplies of these products will be adequate for our projected needs.

There can be no guarantee that we will be able to meet product demands in a timely manner or that we will be able to find an alternate supplier if Bolloré is unable to or does not meet our supply needs. In the event that we are unable to meet product demands, our customers may seek to fulfill their supply needs by purchasing competing brands, which in turn would reduce our market share and could have a material adverse effect on our results of operations, financial position and cash flows.

Our principal stockholder can exercise significant influence over us and his interests may conflict with that of our investors.

We are privately held, and Thomas F. Helms Jr., our Chief Executive Officer and Chairman of the Board, has beneficial ownership of approximately 84% of our outstanding shares of common stock (before giving effect to the exercise of certain outstanding warrants). Pursuant to a stockholders’ agreement to which Mr. Helms is a party, together with all of our other management stockholders, Mr. Helms has the ability to elect all of the members of our Board of Directors. Accordingly, Mr. Helms’ interests may conflict with that of our investors, as stockholders and bondholders may have divergent interests.

Risks Related to the Notes

NAHC has no operations and no material assets. Our subsidiaries have no obligation to make payments on the notes, may not have sufficient cash flow or assets to make payments on the notes, and may not be able to distribute to us any cash flow or assets they do have.

NAHC, the only legal entity with any obligation to make payments on the notes, is a holding company with no operations or material assets of its own other than the capital stock of NATC, which itself is a holding company with no operations or assets of its own other than the capital stock of various operating subsidiaries. Operations are conducted through NATC and its subsidiaries and NAHC’s ability to make payments on the notes is dependent on the earnings and the distribution of funds from its subsidiaries through loans, dividends or otherwise. However, none of its subsidiaries are obligated to make funds available to NAHC for payment on the notes. The terms of NATC’s new senior revolving credit facility and the indenture governing the NATC Notes significantly restrict NATC from paying dividends and otherwise transferring assets to NAHC. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund cash interest payments on the notes when scheduled to begin on September 1, 2008.

Given the restrictions in NATC’s debt instruments, we currently anticipate that, in order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing some or all of our indebtedness, selling our equity securities or the equity securities or assets of NATC or seeking capital contributions. There can be no assurance that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes or that any of such actions would be permitted by the terms of the indenture governing the notes or any other of our debt instruments then in effect.

Your right to receive payments on the notes is structurally subordinated to the claims of the creditors of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries, upon foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, and therefore the right of the holders of the notes to receive a share of those assets, is structurally subordinated to the claims of such subsidiaries’ creditors, including holders of the NATC Notes and the lenders under our new senior revolving credit facility. In addition, even if we were deemed to be a general creditor of any of our subsidiaries, our rights as a general creditor would be subordinate to the rights of holders of any indebtedness of such subsidiaries that are senior to general creditors and to holders of any secured indebtedness of such subsidiaries to the extent of the value of the assets securing such indebtedness. Further, holders of the notes would participate ratably with all of the other general creditors of our subsidiaries, based upon the respective amounts owed to each holder or creditor, in the distribution and payment of the remaining assets.

As of December 31, 2003, after giving effect to the Transactions, the notes were structurally subordinated to $220.4 million of indebtedness, including $200.0 million of the NATC Notes and $20.4 million of borrowings under our new senior revolving credit facility.

Our substantial debt could adversely affect our results of operations, financial position and cash flows and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt outstanding. As of March 31, 2004, after giving effect to the Transactions, we had approximately $375.4 million of debt outstanding (inclusive of the $155 million of NATC’s 11% senior notes due 2004, which were redeemed on April 2, 2004).

Our leverage could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes or our other debt;

•	increase our vulnerability to competitive pressures and to general adverse economic or market conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to servicing debt, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	limit our ability to obtain additional sources of financing.

All holders of debt incurred at our subsidiaries would have a claim on the assets or cash flows of such subsidiary that is prior to any claim that the holders of the notes would have.

We may incur additional debt in the future, which could increase your credit risk.

Even though we will be leveraged following the Transactions, we and our subsidiaries will be able to incur additional debt in the future. In particular, as of March 31, 2004, after giving effect to the Transactions, we had approximately $29.6 million available for borrowing under our new senior revolving credit facility. Although our new senior revolving credit facility and the indentures governing the notes and the NATC Notes will restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify.

Our operations will be substantially restricted by the terms of our debt, which could adversely affect our operating and financing flexibility.

Our new senior revolving credit facility and the indentures governing the notes and the NATC Notes will include a number of significant restrictive covenants. These covenants will restrict, among other things, our ability to:

•	incur additional debt;

•	pay dividends on our capital stock or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	incur liens; and

•	sell certain assets or merge with or into other companies.

These restrictions could limit our ability to plan for or react to market conditions or to meet our capital needs.

In addition, our new senior revolving credit facility will contain financial covenants that will require us to maintain compliance with specified financial ratios, which are described in “Description of Other Debt.” Our ability to comply with these covenants and requirements may be affected by events beyond our control, and we may have to curtail some of our operations and growth plans to maintain compliance.

Our failure to comply with the covenants contained in our new senior revolving credit facility, the indentures governing the notes and the NATC Notes or our other debt instruments, including as a result of events beyond our control, could result in an event of default that could cause debt to be accelerated.

If we are not able to comply with the covenants and other requirements contained in our new senior revolving credit facility, the indentures governing the notes and the NATC Notes or our other debt instruments, an event of default under the relevant debt instrument could occur. If an event of default does occur, it could trigger a default under our other debt instruments. We could be prohibited from accessing additional borrowings and the holders of the defaulted debt could declare amounts outstanding with respect to that debt to be immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments or that we would be able to refinance or restructure the payments on those debt instruments. Even if we were able to secure additional financing, it may not be available on favorable terms. If an event of default were to occur under any material debt, all of our other debt could be accelerated. If such debt is accelerated, holders of the notes are likely to recover funds only to the extent, if any, funds remain after all debt and other obligations of our subsidiaries are repaid.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if we do not pay cash interest.

The old notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to March 1, 2008, and there will be no payments of cash interest on the notes prior to September 1, 2008, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See “Certain U.S. Federal Income Tax Considerations.”

Federal and state statutes could allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness; or

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

•	if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We believe that we, after giving effect to the indebtedness incurred in the offering of the old notes and the application of the proceeds therefrom, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

In the event of a change of control, we will be required to offer to purchase all of the outstanding notes at a price equal to 101% of the accreted value thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event of a change of control, there would also be a change of control under the NATC Notes and holders of the NATC Notes will have a prior claim on all of our subsidiaries’ assets, including the assets of NATC. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our new senior revolving credit facility or the indenture covering the NATC Notes may not allow such repurchases. Our failure to purchase the notes would be a default under the indenture governing the notes.

Your ability to transfer or sell the notes may be limited by the absence of a trading market.

There is no established market for the new notes. We do not intend to apply to have the new notes issued in exchange for the notes, listed on any securities exchange or to arrange for any quotation system to quote prices for the notes. The initial purchasers have indicated to us that they intend to make a market in the new notes issued in exchange for the notes, but they are not obliged to do so. The initial purchasers may discontinue any market-making in the new notes issued in exchange for the notes, at any time in their sole discretion. Accordingly, we cannot ensure that a liquid market will develop for any of the new notes issued in exchange for the notes, that you will be able to sell your new notes issued in exchange for the notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the new notes issued in exchange for the notes will depend on many factors, including, our operating performance and financial condition, prevailing interest rates and the market for similar securities. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions may adversely affect the ability of holders of notes to dispose of them for a profit or at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “plan,” “foresee,” “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including under the section entitled “Risk Factors.”

Such factors include, among others:

•	the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes offered hereby;

•	our ability to implement our business strategy successfully, which may be dependent on business, financial and other factors beyond our control, including, among others, federal, state and/or local regulations and taxes;

•	competitive pressures;

•	changes in consumer preferences;

•	consumer acceptance of new product introductions and other marketing initiatives;

•	access to sufficient quantities of raw material or inventory to meet any sudden significant increase in demand;

•	disruption to historical wholesale ordering patterns;

•	product liability litigation; and

•	any disruption in access to capital necessary to achieve our business strategy.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We will not update these statements unless the securities laws require us to do so.

THE TRANSACTIONS

On November 17, 2003, we consummated the acquisition of Stoker, Inc. Through the acquisition, we acquired the Stoker family of brands and the related business operations, including the equipment used to manufacture and package Stoker products. The purchase price for the Stoker acquisition was $22.5 million in cash and was financed with borrowings under the Tranche B term loan in our old senior credit facility. The Stoker line consists of 18 loose leaf chewing tobacco products and five brands of MYO tobacco and related products, as well as a number of moist snuff and pipe tobacco brands. We also acquired the Stoker catalog business which principally sells tobacco products. In connection with the acquisition, we entered into a new lease for Stoker’s existing distribution center facility in Dresden, Tennessee, from which we intend to continue operating the Stoker catalog business. The lease period runs through December 31, 2005 and provides for two additional one-year renewal periods. We also entered into a month-to-month lease for the Stoker manufacturing facility in Dresden, Tennessee, from which we intend to continue manufacturing the Stoker smokeless tobacco brands, subject to the consolidation of our manufacturing operations into a single manufacturing facility in the future. As a result of the acquisition, we expect to significantly increase our net sales and cash flow. We also believe our margins will improve as a result of the increased net sales coupled with the elimination of certain annual costs related to Stoker’s historical operations and the consolidation of facilities and functions which we expect to complete by the end of 2004.

In connection with the offering of the old notes, we also pursued a refinancing. The refinancing consisted principally of (i) the offering of the notes, (ii) the entering into by NATC of a new $50.0 million senior revolving credit facility and (iii) the concurrent offering of the NATC Notes. The proceeds from the original note offering, together with borrowings under our new senior revolving credit facility and the proceeds from the concurrent offering of the NATC Notes, were used to (1) repay $36.6 million in outstanding borrowings under NATC’s old senior credit facility, including borrowings used to finance the cash purchase price for the Stoker acquisition, (2) redeem NATC’s $155.0 million of 11% senior notes due 2004, in addition to the payment of $5.1 million in accrued interest, (3) redeem NATC’s $64.7 million of 12% senior exchange payment-in-kind preferred stock in addition to the payment of $2.0 million in accrued dividends, (4) pay a $5.0 million pro rata distribution to our stockholders and make a distribution to certain holders of our warrants, (5) make $2.1 million in incentive payments to certain key employees and NATC’s outside directors and (6) pay fees and expenses of $12.8 million incurred in connection with the Transactions.

THE EXCHANGE OFFER

Purpose and Effect

The issuer issued the old notes on February 17, 2004, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, the issuer and the subsidiary guarantors entered into an indenture and a registration rights agreement. The registration rights agreement requires that the issuer file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and we believe, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, its obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all of those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. The issuer will issue a principal amount of registered notes in exchange for the principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.

As of the date of this prospectus, $97.0 million aggregate principal amount at maturity of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from the issuer. If the issuer does not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, it will return the unaccepted old notes, without expense, to the tendering holder as promptly after the time of expiration. For the conditions of the exchange offer see “– Conditions.”

You will not be required to pay brokerage commissions or fees or, except as set forth below under “– Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “–Fees and Expenses” below.

Expiration; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on July 21, 2004, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer.

We also reserve the right, in our sole discretion,

•	to delay accepting any old notes or, if any of the conditions set forth below under “– Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires it to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “–Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “– Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal; or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in its sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of its counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event we waive any condition of tender for any noteholder, it will waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither us, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to us that, among other things:

•	you are not an “affiliate” of the issuer, as defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.

If your are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to the time of expiration.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “– Exchange Agent” prior to the time of expiration.

The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “– Procedures for Tendering” above at any time on or prior to the time of expiration.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in our sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail	By Overnight Courier or Regular Mail:	By Hand Delivery
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517 Minneapolis, MN 55480 Attention: Nicole Hill, Reorg.	6th & Marquette Avenue Minneapolis, MN 55479 Attention: Nicole Hill, Reorg.	Northstar East Building - 12th Floor Minneapolis, MN 55402 Attention: Nicole Hill, Reorg.

By Facsimile:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Attention: Nicole Hill, Reorg.

Fax No. (612) 667-4927

For more information or confirmation by telephone please call (612) 667-9764. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under generally accepted accounting principles.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, the issuer will receive, in exchange, an equal number of old notes in like principal amount at maturity. The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes. The old notes surrendered in exchange for the registered notes will be retired and marked as cancelled and cannot be reissued. For information pertaining to the use of proceeds from the issuance of the old notes and the other financing transactions, see “The Transactions.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to our recently completed acquisition of Stoker, Inc. in a transaction which was accounted for as a purchase (the “Acquisition”) and the repayment of our existing debt and preferred stock through the issuance of new debt, all as further described in “The Transactions” (the “Refinancing”). The unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 2003 gives effect to the Acquisition and the Refinancing, in each case as if they had occurred on January 1, 2003. The results of operations of Stoker for the period beginning January 1, 2003 through November 17, 2003 were used in the preparation of the unaudited pro forma statement of operations for the year ended December 31, 2003. The unaudited pro forma consolidated statement of operations does not purport to represent what our and Stoker’s results of operations would have been if the Acquisition and the Refinancing had occurred as of January 1, 2003, nor are they indicative of results for any future periods.

The unaudited pro forma consolidated financial statements have been prepared giving effect to the Acquisition which is accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price for Stoker was allocated to the net assets of Stoker based upon estimates of fair value. The pro forma adjustments were based on the estimated fair market. The final purchase price allocation was based on a formal valuation analysis by an outside appraisal.

The adjustments to the unaudited pro forma consolidated financial statements are based upon available information and certain assumptions that we believe are reasonable. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with our and Stoker’s audited historical consolidated financial statements and the accompanying notes thereto and other financial information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003(1)

	Consolidated North Atlantic Trading Company, Inc.	Stoker, Inc.(2)	Pro Forma Adjustments				Pro Forma North Atlantic Trading Company, Inc.(7)
			Acquisition Adjustments		Refinancing Adjustments
	(in thousands, except for per share amounts)
Net sales	$101,593	$24,569	$—		$—		$126,162
Cost of sales	48,616	13,885	(318	)(3)	—		62,183

Gross profit	52,977	10,684	318		—		63,979
Selling, general and administrative expenses	32,656	6,376	(603	)(3)	—		38,429

Operating income	20,321	4,308	921		—		25,550
Interest expense and financing costs, net	19,122	96	—		9,693	(4)	28,911
Other expense	11,129	16	—		—		11,145

Income from continuing operations before income tax	(9,930)	4,196	921		(9,693)		(14,506)
Income tax expense (benefit)	(3,689)	1,929	350	(5)	(3,683	)(5)	(5,093)

Net income	$(6,241)	$2,267	$571		$(6,010)		$(9,413)

Basic earnings per common share	$(11.82)						$(19.11	)(6)
Diluted earnings per common share	$(11.82)						$(19.11	)(6)
Weighted average common share outstanding:
Basic	528.2						528.2
Diluted	528.2						528.2

See notes to unaudited pro forma consolidated statement of operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1)	The unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2003 gives effect to the Acquisition and the Refinancing, in each case as if they had occurred at January 1, 2003. Consolidated NATC includes Stoker, Inc. and its subsidiaries for the period beginning November 18, 2003 through December 31, 2003.

(2)	Represents results of operations for Stoker, Inc. and its subsidiaries for the period beginning January 1, 2003 through November 17, 2003.

(3)	Reflects the elimination of the following non-recurring Stoker expenses that are directly related to the Acquisition:

Year ended December 31, 2003
(Dollars in thousands)
Additional depreciation(a)	$(295)
Seller’s lease expense(b)	613

Cost of sales adjustments	318
Selling, general & administrative adjustments(c)	603

Total adjustments	$921

(a)	Reflects additional depreciation expense of $295 thousand for the fiscal year ended December 31, 2003 for the assets acquired as part of the Acquisition which were previously leased by Stoker from an affiliated third party.
(b)	Reflects elimination of Seller's lease expense paid to affiliated third parties for equipment that was transferred to us pursuant to the Acquisition.
(c)	Reflects excess officer compensation and pension expense consisting of elimination of executive compensation and bonuses paid to employee owners and Stoker pension expenses related to employee owners that ceased pursuant to the Acquisition.
(4)	Reflects the net change in interest expense as a result of the Refinancing, which is calculated as follows:

Year ended December 31, 2003
(Dollars in thousands)
Interest on new borrowings:
New revolving credit facility(a)	$1,084
New Senior Notes(b)	18,500
Senior Discount Notes(c)	7,351

Total cash interest from refinancing	26,935
Amortization of deferred financing costs(d)	1,829

Interest expense from refinancing	28,764
Add: Historical interest expense not resulting from refinancing	51

Pro forma interest expense and financing costs	28,815
Less: Historical NATC interest expense refinanced	(19,071)
Less: Historical interest expense not resulting from refinancing	(51)

Total historical interest expense	(19,122)

Incremental interest expense	$9,693

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS—

(Continued)

(a)	Represents interest on the outstanding and unused balance on the new senior revolving credit facility calculated as follows:

Year ended December 31, 2003
(Dollars in thousands)
Estimated outstanding balance on new senior revolving credit facility	$22,976
Interest rate(i)	4.13%

Calculated interest(ii)	949

Undrawn portion of new senior revolving credit facility	$27,024
Commitment fee(iii)	0.50%

Total interest cost on undrawn portion of new senior revolving credit facility	135

Total interest on new senior revolving credit facility	$1,084

(i)	Interest on the outstanding balance on the new senior revolving credit facility is LIBOR plus 300 basis points.
(ii)	A 12.5 basis point change in interest rates on the new senior revolving credit facility would amount to a change in annual pro forma interest expense of $29 thousand.
(iii)	The commitment fee on the unused portion of the new senior revolving credit facility is expected to be 0.50%.

(b)	Represents interest on the New Senior Notes as follows:

Year ended December 31, 2003
(Dollars in thousands)
Outstanding balance on New Senior Notes	$200,000
Interest rate of 9.25%	9.25%

Calculated interest	$18,500

(c)	Represents interest on the senior discount notes calculated as follows:

Year ended December 31, 2003
(Dollars in thousands)
Outstanding balance on senior discount notes	$60,010
Interest rate of 12.25%	12.25%

Calculated interest	$7,351

(d)	Represents annual amortization expense on approximately $12,800 thousand of deferred financing fees, utilizing a weighted average maturity of 7.0 years.
(5)	Reflects the income tax adjustment as the direct tax effect of the pro forma adjustments for the Acquisition and the Refinancing described herein. A statutory tax rate of 38% has been used.
(6)	For purposes of computing basic and diluted earnings per common share, net income was reduced by $679 thousand relative to deemed dividends of preferred stock pursuant to EITF Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.”
(7)	The consolidated pro forma statement of operations does not include the one time impact of (i) the one time gain from the $11,157 thousand reduction in the amount of the judgment bond required for the Republic litigation, (ii) the write off of existing deferred financing costs of $1,603 thousand, (iii) a pro rata distribution to NAHC’s stockholders and making a distribution to certain holders of warrants of NAHC, and (iv) a distribution in the amount of $2,100 thousand in order to make incentive payments to certain key employees.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data and operating data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the three months ended March 31, 2003 and 2004. We derived the selected historical consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 from our audited financial statements and the related notes thereto. The selected historical financial data as of and for the three months ended March 31, 2003 and 2004 were derived from our unaudited financial statements and related notes thereto. The following selected historical consolidated financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,								Quarter Ended March 31,
	1999		2000	2001		2002		2003	2003	2004
									(unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Net sales(1)(1)	$92,061		$90,365	$89,623		$94,425		$101,593	$14,249	$22,105
Cost of sales	37,026		37,797	37,697		40,973		48,616	7,700	12,252

Gross profit	55,035		52,568	51,925		53,452		52,977	6,549	9,853
Selling, general and administrative expenses(1)	20,665		23.586	23,372		24,065		32,589	7,101	11,439
Amortization expense	5,490		5,490	5,490		—		67	—	—
Interest expense and deferred financing costs, net	23,488		22,261	19,742		18,744		19,122	4,642	8,539
Other (income) expense	(16)		3,172	2,642		1,944		11,129	337	88
Income tax expense (benefit)	3,813		1,008	2,043		3,214		(3,689)	(2,101)	(3,881)
Income (loss) before cumulative effect of change in accounting principle	1,595		(2,949)	(1,364)		5,485		(6,241)	(3,430)	(6,332)
Net income (loss)(3)	$1,595		$(3,200)	$(1,364)		$5,485		$(6,241)	$(3,430)	$(6,332)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2,885		$1,453	$1,234		$805		$304	$1,106	$4,441 (4)
Total assets	243,603		227,757	216,663		213,594		243,644	218,342	420,695
Total debt, including current maturities	195,864		180,000	167,500		160,500		191,986	162,500	436,373 (5)
Mandatorily redeemable preferred stock	44,693		50,698	57,443		57,805		65,080	59,538	—
Stockholders’ equity (deficit)	(19,013)		(28,185)	(36,480)		(33,353)		(46,567)	(38,518)	(58,609)

Other Financial Data:
Capital expenditures	$770		$456	$603		$625		$1,561	$107	$182
Depreciation and amortization	7,413		6,557	6,127		701		656	125	322
Ratio of earnings to fixed charges	1.23	x	— (6)	1.03	x	1.46	x	— (6)	— (6)	— (6)

(1)	Includes federal excise taxes of $993 thousand, $1,310 thousand, $1,241 thousand, $1,684 thousand, $1,899 thousand, $472 thousand and $816 thousand for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the quarters ended March 31, 2003 and 2004, respectively.
(2)	During 2002, we adopted EITF No. 00-14, “Accounting for Certain Sales Incentives” and EITF 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products.” As a result of this adoption, certain expenses have been reclassified from selling, general and administrative to net sales for the years ended December 31, 1999, 2000, and 2001. Net sales and selling, general and administrative expenses for the years ended December 31, 1999, 2000, and 2001 have been reduced by $2,399 thousand, $2,859 thousand and $4,126 thousand, respectively, from previously reported amounts. The adoption of EITF 00-14 and EITF 00-25 had no impact on our net income for any of these periods.
(3)	Net income (loss) for the year ended December 31, 2000 includes a loss of $850 thousand (net of income tax benefit of $521 thousand) related to the write-off of deferred financing costs upon the refinancing of our term loan and a cumulative effect of change in accounting principle of $251 thousand (net of income tax benefit of $153 thousand) as a result of the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”
(4)	Excludes restricted cash amounting to $160,162 thousand which was utilized to pay off the 11% senior notes due 2004.
(5)	Includes the $155 million of 11% senior notes due 2004, which were redeemed on April 2, 2004.
(6)	For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of income (loss) before the cumulative effect of changes in accounting principle and before income taxes and fixed charges. Fixed charges consist of interest expense and deferred financing costs, net, plus one-third of rent expense (the portion deemed to be representative of the interest portion). For the years ended December 31, 2000 and 2003 and the quarters ended March 31, 2003 and 2004 earnings were insufficient to cover fixed charges by $1,941 thousand, $9,930 thousand, $5,531 thousand and $10,213 thousand respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the audited financial statements and interim unaudited financial statements of our wholly-owned subsidiary, NATC, included elsewhere in this prospectus. NATC’s financial statements are substantially identical to what NAHC’s financial statements would look like, had NAHC prepared separate financial statements for this prospectus. Because NAHC has no material assets or operations of its own, differences between its financial statements and those of NATC would mainly reflect the original issuance of the old notes. For purposes of this section only, “we,” “us,” “our” and “ours” refer to NATC and its subsidiaries, and “NATC” refers only to NATC and not to any of its subsidiaries.

General

We are the third largest manufacturer, marketer and distributor of loose leaf chewing tobacco in the United States and the largest marketer and distributor in the United States and Canada of premium cigarette papers. We are also a leading manufacturer, marketer and distributor of MYO smoking tobaccos and related products. In addition, in September 2003, we began marketing and distributing premium manufactured cigarettes under the ZIG-ZAG Premium Cigarettes brand name.

We generate revenues from the sale of our products primarily to wholesale distributors who in turn resell them to retail operations. Our net sales, which include federal exercise taxes, consist of gross sales, net of cash discounts, returns, and selling and marketing allowances.

Our principal operating expenses include the cost of raw materials used to manufacture our products; the cost of finished products, which are purchased goods; direct labor; federal excise taxes; manufacturing overhead; and selling, general and administrative expenses, which includes sales and marketing related expenses, legal expenses and compensation expenses, including benefits costs of salaried personnel. In 2002, we ceased the amortization of goodwill in accordance with FASB Statement 142, Goodwill and Other Intangible Assets (“Statement 142”) and consequently, beginning in 2002, amortization of goodwill no longer constitutes one of our principal operating expenses. Our other principal expenses include interest expense and amortization of deferred financing costs and other expenses, the last of which has arisen during the last several years and has during 2001 and 2002 primarily represented the legal, investigative and related costs associated with the Texas and California Infringing Products Litigations instituted by us against alleged counterfeiters of ZIG-ZAG premium cigarette papers and during 2003 primarily represented the Republic litigation.

The following factors have affected our results during the period of 1999 to 2003 and the first quarter of 2004:

•	The existence of counterfeit cigarette papers bearing the ZIG-ZAG trademark. From 1999-2002, we believe that we lost in excess of $10 million of net sales and incurred approximately $7 million in expenses relating to the litigation and investigation of counterfeiting claims and to brand promotions intended to offset damage done to the legitimate distribution channels. Management believes that the inflow and sale of counterfeit products has been substantially reduced as a result of the actions taken by us during this period.

•	The impact of increased manufactured cigarette prices. We believe such price increases have resulted in higher MYO cigarette sales. During the period of 2001 to 2003, a number of states increased their excise taxes on cigarettes. We expect this trend to continue as more states seek additional sources of revenue to combat significant budget deficits.

•

The continuing downward trend of loose leaf chewing tobacco consumption. This is a result of an aging consumer base coupled with an increasing trend of consumers switching to moist snuff due to changing demographics. We believe that the switch to moist snuff has been caused, in part, by the recent availability of discount moist snuff products being priced at the same levels or lower than loose leaf products. However, we believe that the current rate of switching has slowed significantly as those consumers who found the moist snuff product more attractive have already switched, leaving a loyal base of higher use consumers in the loose leaf category. Historically, increased prices for loose leaf products have largely offset this downward trend in consumption. We expect this pricing trend to continue and, as a result, we expect that this segment’s contribution to our earnings will remain relatively constant and stable for the foreseeable future.

•	The impact of currency fluctuations. Currency movements and suppliers’ price increases relating to premium cigarette papers, cigarette tubes and cigarette injector machines are the primary factors affecting cost of sales. Those products are purchased from Bolloré on terms of net 45 days and are payable in Euros. Thus, we bear certain foreign exchange risks for our inventory purchases. To minimize this risk, we have in the past and may in the future choose to utilize short-term forward currency contracts, through which we secure Euros in order to provide payment for our monthly purchases of inventory. In 2003, as the Euro continued to increase in value in comparison to the U.S. dollar, we experienced an increase in cost of goods sold.

•	The impact of marketing and promotional initiatives. Historically, based upon the timing of our marketing and promotional initiatives, we have experienced significant variability in our month-to-month results. Promotional activity significantly increases net sales in the month in which it is initiated, while net sales are adversely impacted in the month after a promotion. For example, our fourth quarter of 2002 was particularly strong since that quarter included what was then advertised as our last “promotion” for our premium cigarette papers business before we moved to an “every-day-low-price” strategy. This change in promotional strategy adversely impacted the first quarter of 2003 results. Thus, promotional program variability and timing issues are to be anticipated in the future due to the importance of marketing and promotional initiatives in our business.

In addition, the following factors affected our results in 2003:

•	The Republic litigation. On July 8, 2003, following a four day trial, an Illinois jury returned a verdict in favor of Republic Tobacco, L.P. on defamation claims of $8.4 million in general damages and $10.2 million in punitive damages, for a total damage award of $18.6 million. We filed post-trial motions for a new trial and, in the alternative, for a reduction of the awards. On August 1, 2003, we posted a judgment bond in the amount of $18.8 million with the U.S. District Court. This was accomplished by obtaining a $19.0 million senior secured term loan pursuant to a July 31, 2003 amendment to our existing credit facility. On November 20, 2003, the court ruled that the awards were excessive and reduced the awards by approximately 60%, with the award of compensatory damages being reduced to $3.36 million and the award of punitive damages being reduced to $4.08 million, for a total of $7.44 million. On December 18, 2003, Republic accepted these reduced awards. On January 8, 2004, we appealed this judgment, including the finding of liability in this case as well as the amount of the award. There can be no assurance, however, that we will prevail on appeal. On January 22, 2004, Republic filed a general notice of cross appeal, but did not specify the issues or claims for which it is seeking appellate review. On March 7, 2004, we filed our opening brief with the Court of Appeals. On January 8, 2004, we appealed from the final judgment, including the finding of liability in this case as well as the amount of the award. We filed our brief with the Court of Appeals on March 9, 2004. Republic filed its responsive papers on April 22, 2004, in which it argued that the judgment should be affirmed and also asserted, in its cross-appeal, that the original judgment should be reinstated despite its acceptance of the District Court’s order reducing the judgment amount. Our brief in opposition and our reply are due on May 24, 2004. Oral argument has been scheduled for June 11, 2004. We believe that Republic’s request to have the judgment reinstated to its original amount is unsupported by the law and contrary to controlling principles of constitutional law and will vigorously contest Republic’s cross-appeal. Although we believe that we will prevail on Republic’s cross-appeal, no assurance can be given and the reinstatement of the original judgment would have a material adverse effect on our business.

•	Termination of Star acquisition. On July 15, 2003, we, Star Scientific, Inc. (“Star”) and Star’s wholly-owned subsidiary Star Tobacco, Inc. (“Star Tobacco”) mutually agreed to terminate an asset purchase agreement entered into by the parties on February 18, 2003 under which we were to purchase the cigarette business of Star Tobacco. Pursuant to the termination agreement, Star retained a $2 million earnest money deposit that had been placed in escrow by us and the parties executed mutual releases of any liabilities arising out of the asset purchase agreement. We incurred approximately $3.3 million of direct costs, including the earnest money deposit, in connection with the Star transaction.

•	Stoker acquisition. On November 17, 2003, we consummated the acquisition of Stoker, Inc. Through the acquisition, we acquired the Stoker family of brands and the related business operations, including the equipment used to manufacture and package Stoker products. The purchase price for the Stoker acquisition was $22.5 million in cash and was financed with borrowings under the Tranche B term loan in the our then-existing senior credit facility. As a result of the Stoker acquisition, our net sales, cost of goods sold and other operating results are expected to increase significantly. It is our intention to consolidate all production and packaging of our and Stoker’s smokeless tobacco and MYO products into a single location. This consolidation is expected to be completed during 2004 and to result in significant tangible synergies as excess production capacity will be utilized with modest incremental costs and as personnel redundancies will be eliminated. The consolidation of the two facilities along with the elimination of other redundant general and administrative expenses is expected to yield an annualized savings of approximately $3.9 million.

•	Launch of ZIG-ZAG Premium Cigarettes. During 2003, we incurred approximately $2.9 million of expenses associated with the start-up of the ZIG-ZAG Premium Cigarette business. No meaningful revenues from these products were generated during this period and these expenses are considered non-recurring as they are deemed by management to be start-up costs.

•	Benefit restructuring. On December 31, 2003, we froze our salaried pension plan. We expect the freezing of the pension plan to yield approximately $1.3 million of savings.

Results of Operations

For financial reporting purposes, we have three reporting segments: smokeless tobacco, which principally includes the sale of loose leaf chewing tobacco; MYO, which includes sales of premium cigarette papers and MYO tobacco and related products; and premium manufactured cigarettes. We launched our premium manufactured cigarette business late in the third quarter of 2003. To date, this business is in a developmental phase and its results have not been significant. As a result of the Stoker acquisition, we also operate a catalog business which sells tobacco and non-tobacco products. The Stoker acquisition was completed on November 17, 2003.

Summary

The table and discussion set forth below relates to our consolidated results of operations and financial condition for the years ended December 31, 2003, 2002 and for the 2001 and for the three months ended March 31, 2004 and 2003.

	Year Ended December 31,						Three Months Ended March 31,
	2003		2002		2001		2004		2003
							(unaudited)
	(amounts in thousands)
Net sales	$101,593	100.0%	$94,425	100.0%	$89,622	100.0%	$22,105	100.0%	$14,249	100.0%
Cost of sales	48,616	47.9	40,973	43.4	37,697	42.1	12,252	55.4	7,700	54.0

Gross profit	52,977	52.1	53,452	56.6	51,925	57.9	9,853	44.6	6,549	46.0
Selling, general and administrative expenses	32,589	32.1	24,065	25.5	23,372	26.1	11,329	51.3	7,101	49.8
Amortization expense	67	0.1	—	—	5,490	6.1	110	0.5	—	—

Operating income	20,321	20.0	29,387	31.1	23,063	25.7	(1,586)	(7.2)	552	(3.9)
Interest expense, net, and deferred financing costs	19,122	18.8	18,744	19.8	19,742	22.0	8,539	38.6	4,642	32.6
Other expense	11,129	10.9	1,944	2.1	2,642	2.9	88	0.4	337	2.4

Income (loss) from continuing operations before income tax expense	(9,930)	(9.7)	8,699	9.2	679	0.8	(10,213)	(46.2)	(5,531)	(38.8)
Income tax expense (benefit)	(3,689)	(3.6)	3,214	3.4	2,043	2.3	(3,881)	(17.6)	(2,101)	(14.7)

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(6,241)	(6.1)	5,485	5.8	(1,364)	(1.5)	(6,332)	(28.6)	(3,430)	(24.1)
Extraordinary loss	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(6,241)	(6.1)%	$5,485	5.8%	$(1,364)	(1.5)%	$(6,332)	(28.6)%	$(3,430)	(24.1)%

Comparison of Three Months Ended March 31, 2004 and 2003

Net Sales. Net sales for the three months ended March 31, 2004 were $22.1 million, an increase of $7.9 million or 55.1% from the corresponding period of the prior year.

Net sales of the smokeless tobacco segment for the current period increased $3.8 million or 46.3% from the corresponding period of the prior year with $3.7 million of this increase relating to the Stoker acquisition. Net sales were impacted favorably by a 5% price increase on the Company’s premium brands which was instituted in the third quarter of 2003.

Net sales of the Company’s MYO segment increased $3.8 million or 63.3% in comparison to the corresponding period of the prior year, with $2.1 million of this increase relating to Stoker. Within the MYO segment, premium cigarette paper sales increased $1.2 million or 42.9% from the corresponding period of the prior year due to increased demand. The MYO cigarette tobaccos and related products sales increased by $2.5 million or 75.8% in comparison to the corresponding period of the prior year with $2.1 million of this increase relating to Stoker.

Gross Profit. Gross profit for the three months ended March 31, 2004 totaled $9.9 million, an increase of $3.3 million or 50.8% from the corresponding period of the prior year, with $2.8 million of this increase relating to Stoker.

Gross profit of the smokeless tobacco segment increased 27.9% from the corresponding period of the prior year. Gross margins for this segment decreased to 46.2% of net sales for the current period from 52.7% in the corresponding period of the prior year due sales mix issues coupled with higher manufacturing costs per case which were partially offset by the Company’s price increase of approximately 5% taken in the third quarter of 2003.

Gross profit of the MYO segment for the current period increased $2.1 million or 95.4%, in comparison to the prior period. This increase was due an overall increase in the MYO cigarette tobaccos and related products category coupled with sales improvement in premium cigarette papers. There were no premium cigarette paper promotions in either period. The gross margin of the MYO segment increased to 43.3% of net sales for the current period in comparison to 36.7% for the prior period. This increase in gross margin was due principally to the additional sales of relatively higher margin products of Stoker MYO cigarette tobacco and related products category.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses for the three months ended March 31, 2004 were $11.4 million, an increase of $4.3 million or 60.6% in comparison to the corresponding period of the prior year. Of this increase, $2.1 million represented employee incentive payments in conjunction with the reorganization, $1.0 million were related to Stoker’s business and $1.2 million were start-up expenses relating to the premium manufactured cigarette segment.

Interest Expense and Financing Costs. Interest expense and financing costs increased $3.9 million (including the amortization of Stoker financing costs of $0.6 million) or 84.8% to $8.5 million for the three months ended March 31, 2004 as compared to the corresponding period of the prior year. This increase was due principally to higher average outstanding loan balances resulting from the reorganization and the recapitalization.

Other Expense. Other expense was $0.1 million for the three months ended March 31, 2004 as compared to an expense of $0.3 million during the corresponding period of the prior year. This reduction was due to lower litigation and related expenses associated with counterfeiting activity.

Income Tax Benefit (Expense). Income tax benefit was $3.9 million for the three months ended March 31, 2004 compared to a benefit of $2.1 million for the corresponding period of the prior year due to the lower operating results in 2004. The effective income tax rate for both periods was 38%.

Net Income (Loss). Due to the factors described above, the net loss for the three months ended March 31, 2004 was $6.3 million compared to net loss of $3.4 million for the corresponding period of the prior year.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002

Net Sales. For 2003, net sales were $101.6 million, an increase of $7.2 million or 7.6% from the prior year. Net sales of the smokeless tobacco segment increased from $35.7 million to $36.7 million or 2.8% from the prior year reflecting the acquisition of Stoker and an approximate 5% price increase during 2003, which was partially offset by an overall volume decline of 5.9%. Net sales continue to be adversely impacted by competitive pressures, including increased discounting from other loose leaf competitors, growth of the moist snuff value brands and increased discounting activity by moist snuff manufacturers.

Net sales of the MYO segment increased from $58.7 million to $64.7 million or 10.2% from the prior year. This was due to an increase of $2.6 million in sales of the expanded MYO smoking tobacco and related products line, including sales by Stoker which, in management’s opinion, resulted from increases in prices and taxes of manufactured cigarettes; an increase of $2.6 million in sales of premium cigarette papers, due to the continuing recovery from the counterfeiting activity; and an increase of $0.8 million in premium cigarette paper sales to Canada. All of these positive factors were partially offset by an increase in customer incentives, both to expand the distribution in the MYO area and to enhance recovery from counterfeiting activity. We attribute our continuing recovery from counterfeiting activity to the litigation instituted by us against alleged counterfeiters. See “Legal Proceedings.”

Gross Profits. For 2003, gross profit decreased 0.9% to $53.0 million from $53.5 million for the prior year while the gross margin decreased to 52.1% from 56.6%.

Gross profit of the smokeless tobacco segment increased to $17.1 million in 2003 from $16.5 million for the prior year, or 3.6%, due to sales by Stoker, which was acquired on November 17, 2003. Gross margin of this segment increased to 46.5% of net sales in 2003 from 46.1% of net sales for the prior year. This increase is attributed primarily to price increases instituted in September 2003.

Gross profit of the MYO segment decreased 3.2% to $35.8 million from $37.0 million in 2002 due to higher cost of goods with respect to MYO premium cigarette papers resulting from a stronger Euro in comparison to the U.S. dollar. The gross margin decreased from 63.0% of net sales in 2002 to 55.3% due to the impact of the stronger Euro in comparison to the U.S. dollar and to changes in product mix (greater growth in lower margin products).

Currency. Currency movements and suppliers’ price increases relating to premium cigarette papers, cigarette tubes and cigarette injector machines are the primary factors affecting cost of sales. Those products are purchased from Bolloré on terms of net 45 days and are payable in Euros. Thus, we bear certain foreign exchange risks for our inventory purchases. To minimize this risk, we may choose to utilize short-term forward currency contracts, through which we secure Euros in order to provide payment for our monthly purchases of inventory. For 2004, we project that the strong Euro against the U.S. dollar will again result in an increase in cost of goods sold. No forward contracts were utilized in 2003.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for 2003 increased 35.3% to $32.6 million from the prior year’s $24.1 million. This increase was due primarily to the start up expenses of our premium cigarette business of $2.9 million, increased compensation and related expenses of $3.3 million (including increased pension expense of $0.2 million), increased legal/litigation expenses of $0.7 million, increased travel/entertainment expenses of $0.5 million, increased Sales/Marketing expenses of $0.6 million and Stoker expenses of $0.5 million.

Amortization Expense. Amortization of goodwill was eliminated effective January 1, 2002. Amortization expense totaling $0.07 million for the year ending December 31, 2003 related to the intangible assets acquired from Stoker.

Net Interest Expense and Amortization of Deferred Financing Costs. Interest expense and amortization of deferred financing costs increased to $19.1 million in 2003 from $18.7 million for the prior year. This increase was the result of additional borrowings relating to the acquisition of Stoker and the funding of a bond in the Republic litigation.

Other Expense. Other expense increased to $11.1 million in 2003 from $1.9 million for the prior year. Other expense consisted primarily of $7.4 million associated with the judgment rendered against us in connection with the litigation with Republic Tobacco, Inc. and $3.3 million associated with the termination of the Star Cigarette Asset Purchase Agreement.

Income Tax Expense (Benefit). Income tax benefit was $3.7 million for 2003, reflecting our net loss. Income tax expense was $3.2 million in 2002.

Net Income (Loss). Due to the factors described above, we incurred a net loss of $6.2 million for 2003 compared to net income of $5.5 for 2002.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

Net Sales. For 2002, net sales were $94.4 million, an increase of $4.8 million or 5.4% from the prior year. Net sales of the smokeless tobacco segment decreased from $38.6 million to $35.7 million or 7.5% from the prior year reflecting, in part, a 9.4% volume decrease. This was partially offset by an approximate 5.0% price increase during 2002. Net sales continued to be adversely impacted by competitive pressures, including increased discounting from other loose leaf competitors, growth of the moist snuff value brands and increased discounting activity by moist snuff manufacturers.

Net sales of the MYO segment increased from $51.0 million to $58.7 million or 15.1% from the prior year. This was due to increases of $5.7 million in sales of the expanded MYO smoking tobacco and related products line, which in our resulted from increases in prices and taxes of manufactured cigarettes; an increase of $3.1 million in premium cigarette papers, due to a continuing recovery from the counterfeiting activity; and an increase of $0.9 million in sales to Canada, due to increased sales of premium cigarette papers. All of these positive factors were partially offset by an increase in customer incentives, both to expand the distribution in the MYO area and to enhance recovery from counterfeiting activity. We attribute our continuing recovery from counterfeiting activity to the litigation instituted by us against alleged counterfeiters as discussed. See “Legal Proceedings.”

Gross Profits. For 2002, gross profit increased 3.1% to $53.5 million from $51.9 million for the prior year while the gross margin decreased to 56.6% from 57.9%.

Gross profit of the smokeless tobacco segment decreased to $16.5 million in 2002 from $17.1 million for the prior year, or 3.4%, due to the net sales reduction; however, the gross margin increased to 46.1% in 2002 from 44.3% for the prior year. The primary reason for this was the reduction of the non-cash LIFO inventory adjustment to $2.1 million in 2002 from $2.9 million for the prior year. Disregarding this adjustment, the gross margin still increased by 0.3% to 52.1% in 2002 from 51.6% for the prior year.

Gross profit of the MYO segment increased 6.0% to $37.0 million in 2002 from $34.9 million due to the continued growth in the smoking tobacco and related products area of this segment as a result of the net sales increase described above. The gross margin decreased from 68.4% in 2002 of net sales to 63.0% due primarily to changes in product mix (greater growth in lower margin products) and to the increase in the non-cash LIFO inventory adjustment of $2.0 million. Disregarding this adjustment, the gross margin decreased to 66.4% in 2002 from 68.4% for the prior year, again, as the MYO smoking tobacco and related products margin is less than that of premium cigarette papers.

Currency. Currency movements and suppliers’ price increases relating to premium cigarette papers, cigarette tubes and cigarette injector machines are the primary factors affecting cost of sales. Those products are purchased from Bolloré on terms of net 45 days and are payable in Euros. Thus, we bear certain foreign exchange risks for our inventory purchases. To minimize this risk, we may choose to utilize short-term forward currency contracts, through which we secure Euros in order to provide payment for our monthly purchases of inventory. For 2002, though currency rates were generally not favorable to the U.S. dollar in comparison to the Euro, our inventory position benefited economically by utilizing prior short-term forward currency contracts in 2001. For 2002, as the Euro has remained strong against the U.S. dollar, we project that our currency strategy will result in an increase in cost of goods sold; however, this increase will be exceeded by a reduction in promotional spending associated with the new everyday low price program. No contracts are outstanding.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for 2002 increased 3.0% to $24.1 million from the prior year’s $23.4 million. This increase was due primarily to compensation expenses related to hiring additional staff in connection with the re-organization of our sales force.

Amortization of Goodwill. Amortization of goodwill was eliminated for 2002 compared to an expense of $5.5 million for the corresponding period of the prior year. Effective January 1, 2002, we ceased amortizing goodwill in accordance with FASB Statement 142.

Net Interest Expense and Deferred Financing Costs. Interest expense and deferred financing costs decreased to $18.7 million in 2002 from $19.7 million for the prior year. This decrease was the result of a lower average term loan balance coupled with a low average interest rate environment.

Other Expense. Other expense decreased to $1.9 million in 2002 from $2.6 million for the prior year. Other expense consists primarily of legal, investigative and related expenses with respect to the Texas and California Infringing Products Litigations involving ZIG-ZAG premium cigarette papers. See “Legal Proceedings.”

Income Tax Expense. Income tax expense increased to $3.2 million in 2002 from $2.0 million for the prior year as a result of the increase in taxable income from the prior year.

Net Income (Loss). Due to the factors described above, we earned net income of $5.5 million for 2002 compared to the prior year’s net loss of $1.4 million.

Liquidity and Capital Requirements

At March 31, 2004, working capital was $18.2 million compared to $34.4 million at December 31, 2003. The lower working capital position was the result of increased accrued liabilities relating principally to dividends payable and drawings under the revolving credit facility, due to the recapitalization, a decrease in accounts receivable, due to customer payments on fourth quarter 2003 promotional sales, both of which were offset by increased inventories relating to projected sales volumes, and higher net cash balances. NATC expects to be able to fund its seasonal working capital requirements through its operating cash flows and, if needed, bank borrowings under the revolving credit facility. As of March 31, 2004, NATC had additional availability of $29.6 million under its committed $50.0 million revolving credit facility.

On February 17, 2004, NATC consummated the refinancing of its existing debt and preferred stock. The refinancing consisted principally of (1) the offering and sale of $200.0 million principal amount of the Senior Notes (the “New Senior Notes”) by NATC, (2) the entering into of an amended and restated loan agreement that provides a $50.0 million senior secured revolving credit facility to NATC and (3) the concurrent sale of $97.0 million aggregate principal amount at maturity of senior discount notes of the Company, and (4) the establishment of an escrow fund to payoff the existing Senior Notes, including accrued interest, on April 2, 2004 (deferred financing cost of approximately $1.2 million relating to the existing senior notes will be written off in April 2004) and (5) payoff of $30.7 million in notes payable relating principally to the Stoker acquisition (deferred financing costs of approximately $0.6 million relating to this transaction was written off during the three months ended March 31, 2004).

The New Senior Notes are senior unsecured obligations of NATC and will mature on March 1, 2012. The New Senior Notes bear interest at the rate of 9 1/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and is payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2004. NATC is not required to make mandatory redemptions or sinking fund payments prior to the maturity of the Notes.

On and after March 1, 2008, the New Senior Notes will be redeemable, at NATC’s option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing March 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

In addition, prior to March 1, 2008, NATC may redeem the New Senior Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount of the New Senior Notes redeemed plus a “make-whole” premium based on U.S. Treasury rates as of, and accrued and unpaid interest to, the applicable redemption date.

Concurrently with the offering of the New Senior Notes, the Company issued $97.0 million aggregate principal amount at maturity ($60.0 million in gross proceeds which will accrete to $97.0 million through March 1, 2008) of its 12.25% Senior Unsecured Discount Notes due 2014 (the “Parent Notes”). The proceeds of this issuance were used to make a capital contribution to NATC. This contribution consisted of $60.0 million in gross proceeds less underwriting commissions of $1.8 million and less the assumption of certain obligations of NATC amounting to approximately $4.5 million. The Company Notes are the Company’s senior obligations and are unsecured, ranking equally in right of payment to all of the Company’s future unsubordinated obligations and senior in right of payment to any obligations that are by their terms subordinated to the Company Notes, and will be effectively subordinated to any secured obligations of the Company to the extent of the assets securing those obligations. The Company Notes are not guaranteed by NATC or any of its subsidiaries and are structurally subordinated to all of NATC and its subsidiaries’ obligations, including the New Senior Notes.

The Company is dependent on the Company’s cash flows to service its debt. The amount of cash interest to be paid during the next five years is as follows: 2004, 2005, 2006 and 2007 is $0; for 2008 is $5,941 payable September 1, 2008 and for 2009 is $5,941 payable on March 1 and September 1, 2009. The payment of these amounts by the Company does not restrict the Company from paying dividends or interest.

In addition, at any time prior to March 1, 2007, NATC may, at its option, redeem up to 35% of the aggregate principal amount of the New Senior Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company or NATC so long as there is a Public Market at the Time of such redemption, at a redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the New Senior Notes issued under the Indenture remains outstanding. In order to effect the foregoing redemption with the proceeds of any Equity Offering, NATC shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

In connection with the refinancing, NATC also amended and restated the existing credit facility, resulting in a new $50.0 million (reducing to $40.0 million in August 2005) senior revolving credit facility with Bank One, N.A. as agent (the “Agent Bank”) and La Salle Bank, National Association. The credit agreement (the “New

Credit Agreement”) governing the new senior revolving credit facility includes a letter of credit sublimit of $25.0 million and terminates three years from the closing date. NATC will use the new senior revolving credit facility for working capital and general corporate purposes. As of March 31, 2004, NATC has borrowed $20.4 million under the revolving credit facility.

Indebtedness under the New Credit Agreement is guaranteed by each of NATC’s current and future direct and indirect subsidiaries, and is secured by a first perfected lien on substantially all of NATC’s and its direct and indirect subsidiaries’ current and future assets and property. The collateral includes a pledge by the Company of its equity interest in NATC and a first priority lien on all equity interest and intercompany notes held by NATC and its subsidiaries.

Each advance under the New Credit Agreement will bear interest at variable rates plus applicable margins based at NATC’s option, on either the prime rate or LIBOR. The New Credit Agreement provides for voluntary prepayment, subject to certain exceptions, of loans. In addition, without the prior written consent of the Agent Bank, NATC will not be permitted a Change in Control (as defined in the New Credit Agreement), the sale of any material part of its assets and the assets of its subsidiaries on a consolidated basis or, subject to certain exceptions, the issuance of equity or debt.

Under the New Credit Agreement, NATC is required to pay an annual commitment fee in variable amounts ranging from 0.50% to 0.65% of the difference between the commitment amount and the average usage of the facility, payable on a quarterly basis, on the undrawn and unused portion of the credit facility.

The New Credit Agreement requires NATC and its subsidiaries to meet certain financial tests, including a minimum fixed charge coverage ratio, and a minimum consolidated adjusted EBITDA. The New Credit Agreement also contains covenants, which among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Credit Agreement requires that certain members of Executive Management remain active in the day-to-day operation and management of NATC and its subsidiaries during the term of the facility.

The New Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a Change in Control and judgment defaults.

The payable to parent of approximately $2.4 million at March 31, 2004 relates to the assumption of certain obligations referred to above net of deferred financing cost transferred to Parent.

The following table summarizes the Parent’s contractual cash obligations, excluding interest expenses, at February 17, 2004 after giving effect to the refinancing of the Company’s existing debt and preferred stock (in thousands):

Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Senior discount notes	$60,973	$—	$—	$—	$60,973
Senior notes	355,000	155,000	—	—	200,000
Revolving credit facility	20,400	—	20,400	—	—

	$440,457	$155,725	$21,671	$600	$262,460

Inflation

We believe that any effect of inflation at current levels will be minimal. Historically, we have been able to increase prices at a rate equal to or greater than that of inflation and believes that it will continue to be able to do so for the foreseeable future. In addition, we have been able to maintain a relatively stable variable cost structure for its products due, in part, to our successful procurement and reformulation activities with regard to our tobacco products and, in part, to our existing contractual agreement for the purchase of our premium cigarette papers.

Critical Accounting Policies

We believe the accounting policies below represent its critical accounting policies due to the estimation process involved in each. See Note 2, in the Consolidated Financial Statements as of and for the year ended December 31, 2003, for a detailed discussion of our accounting policies.

Revenue Recognition – We recognize revenues and the related costs upon the transfer of title and risk of loss to the customer.

Goodwill – Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142”). The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, “Intangible Assets” and amends Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS No. 121”), to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 121 was subsequently superseded by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).

SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer to be amortized but reviewed for impairment annually or more frequently if certain indicators arise, using a two-step approach. SFAS No. 142 was effective January 1, 2002 and we were required to complete step one of a transitional impairment test by June 30, 2002 and to complete step two of the transitional impairment test, if step one indicated that the reporting unit’s carrying value exceeds its fair value by December 31, 2002. Any impairment loss resulting from the transitional impairment test was required to be recorded as a cumulative effect of a change in accounting principle in the quarter ended March 31, 2002. Any subsequent impairment losses will be reflected in operating income in the consolidated statement of operations. The net goodwill balances attributable to each of the our reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value as of December 31, 2003. Fair value was determined by using the valuation technique of calculating the present value of estimated expected future cash flows (using a discount rate commensurate with the risks involved). We have reported that no impairment of goodwill has been incurred as of December 31, 2003.

Taxes – We have not provided a valuation allowance to reduce our net deferred income tax assets since it is “more likely than not” to be able to realize these benefits before they expire. If we should determine that we would not be able to realize all or part of our net deferred income tax assets in the future, an adjustment to the deferred income tax assets would be charged to earnings in the period such determination was made.

Contingencies – Note 19 of the Consolidated Financial Statements as of and for the year ended December 31, 2003 discusses various litigation matters that impact us. No loss or gain contingencies have been recorded for these matters because we believe that it is not probable that a loss has been incurred or an asset realized. Future events may result in different conclusions, which could have a material impact, either positively or negatively, on our results of operations or financial condition.

Inventory/LIFO Adjustment – Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Stock Options – We measure stock compensation costs related to stock options on the fair value method which is the preferred method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”. The fair value based method requires compensation cost for stock options to be recognized based on the fair value of stock options granted.

Pension and Postretirement Benefits Obligations – Pension and postretirement benefits obligations accounting is intended to reflect the recognition of future benefit costs over covered employees’ approximate service periods based on the terms of the plans and the investment and funding decisions made by us. We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service costs and interest cost to arrive at pension income or expense for the year. As of December 31, 2003 and 2002, we used expected long-term rates of return on pension plan assets of 8.5%. The postretirement plan has no assets. We analyzed the rates of returns on assets used and determined that this rate is reasonable based upon the plans’ historical performance relative to the overall markets and mix of assets. We will continue to assess the expected long-term rate of return on plan assets assumptions for each plan based on relevant market conditions and will make adjustments to the assumptions as appropriate. As of December 31, 2003, we used discount rates of 5.5% and 6.25% for the pension and postretirement plans, respectively. As of December 31, 2002, we used 6.75% for both the pension and postretirement plans. The decrease in the discount rate used in the current year correlates with a decline in interest rates on noncallable, high quality bonds over the past year. We base our discount rate used for postretirement benefits on Moody’s Aa bond index plus an adjustment upward to the next quarter percentage point. See Note 12 to the Consolidated Financial Statements as of and for the year ended December 31, 2003 for the full list of assumptions for the pension and postretirement plans.

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries, as amended by FASB Staff Position 150-3, has been deferred for an indefinite period. The provision of SFAS 150 relating to all other financial instruments apply immediately to all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The implementation of SFAS 150 is delayed for nonpublic companies to fiscal periods beginning after December 15, 2003.

In December 2003, the FASB issued a revision of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosures for benefit plans. The project was initiated by the FASB in 2003 in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. SFAS No. 132R requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. SFAS No. 132R is effective for years ending after December 15, 2003. The Company adopted SFAS No. 132R as of December 31, 2003.

In December 2003, the FASB issued revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. Application of FIN 46 is required for interest in special-purpose entities for years ending after December 15, 2003. The Company has determined that it has no special-purpose entities. Application of FIN 46 is required for all other types of VIE’s effective January 2005 for periods ending after March 15, 2004. Although the Company does not expect FIN 46 to have a material impact on the Company’s financial condition or results of operations, it is continuing to evaluate this complex interpretation.

In January 2004, the FASB issued FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-1”). FSP FSA 106-1 allows companies to assess the effect of the Medicare Prescription Drug,

Improvement and Modernization Act of 2003 (“MMA”) on their postretirement benefit obligations and costs and reflect the effects in the 2003 financial statements, pursuant to SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” In accordance with FSP 106-1, the Company made a one-time election to defer accounting for the effects of MMA until authoritative guidance is issued, and, as such, the consolidated financial statements do not reflect the effects of MMA on the Company’s plans.

In addition, specific authoritative guidance on the accounting for the federal subsidy, one of the provisions of MMA, is pending, and that guidance, when issued, could require the Company to change previously reported information. However, in the Company’s opinion, any change due to the accounting for the federal subsidy would be immaterial.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity. We have exposure to interest rate volatility primarily relating to interest rate changes applicable to revolving loans under our new senior revolving credit facility. Our new senior revolving credit facility bears interest at rates which vary with changes in (i) LIBOR or (ii) a rate of interest announced from time to time by the lender under the new senior revolving credit facility. As of March 31, 2004, $20.4 million of our debt bore interest at variable rates. We believe that the effect, if any, of reasonably possible near-term changes in interest rates on our consolidated financial position, results of operations or cash flows would not be significant.

Foreign Currency Sensitivity. We purchase inventory from Bolloré on terms of net 45 days which are payable in Euros. Accordingly, exposure exists to potentially adverse movement in foreign currency rates (Euros). We may choose to use short-term forward currency contracts to minimize the risk in foreign currency exchange rates. In addition, Bolloré provides a contractual hedge against catastrophic currency fluctuation in its agreement with us. We do not use derivative financial instruments for speculative trading purposes, nor do we hedge our foreign currency exposure in a manner that offsets the effects of changes in foreign exchange rates.

We regularly review our foreign currency risk and our hedging programs and may as part of that review determine at any time to change our hedging policy. As of March 31, 2004, we had no outstanding forward currency contracts.

BUSINESS

Overview

North Atlantic Trading Company, Inc. (“NATC”) is the holding company that owns National Tobacco Company, L.P. (“NTC”), North Atlantic Operating Company, Inc. (“NAOC”), North Atlantic Cigarette Company, Inc. (“NACC”), National Tobacco Finance Corporation and our recently acquired subsidiaries, Fred Stoker & Sons, Inc., RBJ Sales, Inc. and Stoker, Inc. (collectively, “Stoker”). NTC is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the Beech-Nut®, Trophy®, Havana Blossom® and Durango® brand names. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG® brand name pursuant to an exclusive long-term distribution agreement with Bolloré, S.A. NAOC also manufactures and distributes Make-Your-Own (“MYO”) cigarette tobaccos under the ZIG-ZAG brand name, pursuant to its trademarks. NACC was created to market and distribute ZIG-ZAG Premium Cigarettes. Stoker is the fifth largest manufacturer and distributor of loose leaf chewing tobacco which is sold under Stoker™, Our Pride™ and other brand names. Stoker also manufactures and distributes MYO cigarette tobaccos under the Stoker No. 2™, Old Hillside™ and other brand names.

Evolution of the Company

In 1988, Thomas F. Helms, Jr., our Chairman and Chief Executive Officer, and an investor group led by Lehman Brothers, formed NTC to acquire the smokeless tobacco division of Lorillard Tobacco Company (“Lorillard”). Lorillard had manufactured and sold the popular Beech-Nut brand of loose leaf chewing tobacco since 1897.

In 1997, the Company was formed to facilitate a corporate reorganization undertaken in connection with the acquisition (the “1997 Acquisition”) of NATC Holdings USA, Inc., which owned the exclusive rights to market and distribute ZIG-ZAG premium cigarette papers in the United States, Canada and certain other international markets. The ZIG-ZAG brand was originally introduced in France in 1879 by Bolloré S.A., a major French industrial concern. Upon consummation of the 1997 Acquisition and the related reorganization, the Company became the holding company of NTC, which operates our smokeless tobacco business, and NAOC, which operates our premium cigarette paper and MYO cigarette business.

On November 17, 2003, we consummated the acquisition of Stoker. Through the acquisition, we acquired the Stoker family of brands and the related business operations, including the equipment used to manufacture and package the Stoker products. The Stoker family consists of 18 loose leaf chewing tobacco products and five brands of MYO tobacco and related products, as well as a number of moist snuff and pipe tobacco brands. We also acquired the Stoker catalog business which principally sells tobacco products.

Our principal executive offices are located at 257 Park Avenue South, 7th Floor, New York, New York 10010, and our telephone number is (212) 253-8185.

Recent Events

Effective as of February 9, 2004, we consummated a holding company reorganization, whereby North Atlantic Holding Company, Inc., a Delaware corporation (“NAHC”), became the parent company of NATC. The holding company reorganization was consummated in part to allow NAHC to issue the old senior discount notes in connection with NATC’s refinancing of its existing debt and preferred stock, as more fully discussed below.

The holding company reorganization was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement), dated as of February 9, 2004, among NAHC, NATC and NATC Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of NAHC (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into NATC, with NATC being the surviving corporation (the “Merger”). In accordance with Section 228(a) of the Delaware General Corporation Law, we received the required written approval of the Merger by the holders of a majority of the outstanding shares of our voting common stock.

As a result of the Merger, (i) NATC became a direct, wholly-owned subsidiary of NAHC; (ii) each issued and outstanding share of NATC stock was converted into the right to receive one share of common stock of NAHC, par value $0.01 per share (“NAHC Common Stock”); (iii) each issued and outstanding share of common stock of Merger Sub was converted into one issued and outstanding share of common stock of NATC and Merger Sub ceased to exist; and (iv) all of the issued and outstanding shares of NAHC Common Stock held by NATC were cancelled.

In connection with the Merger, NAHC assumed all of NATC’s obligations under NATC’s outstanding warrants and stock options which were converted into rights to purchase an identical number of shares of NAHC Common Stock. The subsidiaries of NATC were unaffected by the reorganization.

On February 17, 2004, we consummated the refinancing of NATC’s existing debt and preferred stock concurrently with the general corporate reorganization. The refinancing consisted principally of (1) NATC’s offering and sale of $200.0 million principal amount of notes, (2) NATC’s entering into the senior revolving credit facility which provides for loans of up to $50 million and (3) the concurrent offering and sale of $97.0 million aggregate principal amount at maturity of senior discount notes of NAHC. Both the senior notes and the senior discount notes were offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Concurrently with the closing of the refinancing, we also called for redemption all of NATC’s outstanding 11% senior notes due 2004, in accordance with the terms of the indenture governing such notes, at the applicable redemption price of 100.0% of the principal amount thereof, plus interest accrued to the redemption date of April 2, 2004.

On March 18, 2004, we redeemed all outstanding shares of NATC’s 12% senior exchange payment-in-kind preferred stock, at the applicable redemption price equal to the liquidation preference of the preferred stock ($22.00 per share), plus an amount in cash equal to all accumulated and unpaid dividends.

Competitive Strengths

Our key competitive strengths include:

•	Leading brands. Our Beech-Nut and Zig-Zag brands, as well as our Stoker family of brands, are well established, dating back 107 years, 110 years and 64 years, respectively. Zig-Zag is the #1 brand in the U.S. premium cigarette papers market based on sales, and we believe it has an approximate 50% share of the U.S. market. Beech-Nut Wintergreen brand is the #1 flavored loose leaf chewing tobacco brand in the United States and we believe that Beech-Nut is the #3 full flavor loose leaf chewing tobacco brand in the United States, in each case based on sales. We believe that our Stoker’s Number 2 brand of MYO tobacco is a market leader and innovator in the MYO tobacco and related products market, offering large-sized, value packages.

•	Consistent cash flow. Our business has historically generated significant, consistent cash flow as a result of our strong brand recognition, low cost manufacturing, modest capital expenditure requirements and non-cyclical demand.

•

Well positioned to benefit from growth in the MYO products market. There has been substantial growth in the MYO products market since the signing of the MSA in 1998. We believe this growth has been driven primarily by the increasing differential between the cost of a consumer making cigarettes using MYO products and the prices of manufactured cigarettes. Manufactured cigarette prices have risen during this period primarily as a result of increased state excise and sales taxes and the pass through by cigarette manufacturers of the cost of complying with the MSA. In addition to our Zig-Zag premium cigarette papers, we offer both Zig-Zag premium quality MYO tobacco and related products and Stoker branded, value-oriented MYO tobacco and related products through a broad distribution network. We believe our well-known brands will allow us to continue to benefit from the current and projected growth in the market for MYO products.

•	Established presence in value-oriented segment of loose leaf chewing tobacco market. As a result of the Stoker acquisition, we have a significant presence in the large-sized (8 oz. and 16 oz.), value-oriented category of the loose leaf chewing tobacco market. These products complement our historical product portfolio. The value proposition of the Stoker family of brands coupled with their wide variety of flavors has allowed Stoker to increase sales volumes of its loose leaf chewing tobacco products despite a declining overall market trend.

•	Extensive distribution network and experienced sales organization. We have built an extensive distribution network by establishing strong relationships with approximately 1,000 wholesale customers. Our products are sold in approximately 100,000 retail locations throughout the United States. We service our customer base with an approximate 100 person sales organization that has in-depth knowledge of the tobacco industry and whose members have an average of approximately 12 years of experience selling tobacco products. By leveraging our extensive distribution network and experienced sales organization, we have been able to introduce new products successfully.

•	Experienced and committed management. Our senior management team has an average of over 19 years of experience in the tobacco industry and owns approximately 46% of NAHC, our parent, on a fully diluted basis. We believe that our history of successfully developing and launching new products demonstrates our marketing and sales expertise, the strength of our in-house research and development department and our focused strategic vision to develop opportunities and generate consistent cash flows.

Business Strategy

Our business strategy is to grow, both internally and through acquisitions, by responsibly marketing our products to adult consumers and by complying with all applicable laws, regulations and statutes. We intend to (i) capitalize on the strong brand identities of our products with a focus on product linkages and extensions; and (ii) improve the sales, marketing and operating efficiencies of our subsidiaries. The Stoker acquisition and our recently launched ZIG-ZAG Premium Cigarette significantly enhance our product offerings to distributors, retailers and consumers. Through the elimination of certain administrative costs, the achievement of certain manufacturing synergies and through growth in distribution, we expect to meaningfully increase our sales and cash flows. In addition, we have tailored strategies for each of our product groups that are designed to maximize their profitability.

Expand our leadership position in the premium cigarette papers business. Building upon our exclusive long-term distribution and license agreement with Bolloré in the United States and Canada, we expect to expand our market-leading ZIG-ZAG premium cigarette papers brand. We believe that we can manage our premium cigarette papers business for maximum profitability by focusing on our existing product lines and by increasing the distribution of our premium cigarette papers products into the large chain convenience store channel.

Enhance the profit contribution of our loose leaf chewing tobacco segment. Historically, we have maintained the profit contribution of our loose leaf chewing tobacco segment by offsetting volume declines with price increases and by controlling costs. With the addition of the Stoker products, which target the growing value–oriented category of the loose leaf chewing tobacco market, we expect to be able to slow our historical trend of volume declines. In addition, we believe we can expand sales of Stoker’s value-oriented products by offering them through the our current distribution network. We also expect to further improve profitability through manufacturing cost synergies by consolidating operations.

Continue to benefit from the growth in the MYO tobacco and related products market. MYO tobacco and related products currently enjoy a significant price advantage over manufactured cigarettes, primarily due to a lower level of taxation and the higher level of Master Settlement Agreement (“MSA”) compliance costs associated with manufactured cigarettes. Other countries, such as the United Kingdom and Canada, indicate a strong correlation between rising manufactured cigarette prices and increasing consumption of MYO tobacco and related products. In 1999, we launched the industry’s first fully-integrated MYO line of products, comprised of smoking tobaccos, tubes, injectors and starter kits under the ZIG-ZAG brand. We recently expanded our portfolio of MYO tobacco and related products by acquiring the Stoker brands. We believe our existing portfolio of ZIG-ZAG premium MYO tobacco and related products, supplemented by the recently acquired Stoker portfolio of value-oriented MYO tobacco and related products, will allow us to continue to benefit from the strong growth trend in this market. Furthermore, we expect growth in sales of MYO tobacco and related products to continue for the near future, and accordingly, we intend to focus on expanding distribution of our MYO tobacco and related products into the large chain convenience store channel. In addition, we have developed and placed innovative, highly visible point-of-purchase displays to better merchandize our MYO products for both the retailer and the consumer.

Grow sales of our new ZIG-ZAG Premium Cigarette. During September 2003, we began a highly focused launch of our new premium manufactured cigarette under the ZIG-ZAG Premium Cigarette brand in Dallas, Los Angeles, Miami and Seattle. By leveraging our well-developed brand equity, we believe we can successfully market and increase the sales of this new premium product in the largest and most profitable segment of the cigarette industry.

Maintain lean, low cost culture. Our most significant cost of goods sold, other than federal excise taxes, are tobacco and packaging. We rigorously monitors these costs and have relationships with multiple suppliers to maintain competitive pricing. We operate an efficient manufacturing operation that requires a modest level of capital expenditures. We maintain a lean corporate staff and an operating company culture that seeks to minimize the overhead costs associated with our vertically integrated tobacco operations. We believe that the application of our efficient management and manufacturing processes to the recently acquired Stoker operations will generate significant short-term and ongoing cost savings.

Industry and Markets

We currently compete in three distinct markets within the overall tobacco industry: (1) the smokeless tobacco market, which includes loose leaf chewing tobacco; (2) the MYO products market, which is comprised of premium cigarette papers and MYO tobaccos and related products; and (3) the premium cigarette category of the manufactured cigarette market. We believe that the tobacco industry is characterized by non-cyclical demand, relative brand loyalty, meaningful barriers to entry, defined channels of distribution, modest capital expenditure requirements, relatively high profit margins, generally stable wholesale prices and the ability to generate significant and consistent free cash flows.

Smokeless Tobacco

Smokeless tobacco products, including loose leaf chewing tobacco, have a long, established tradition of use in the United States. An estimated 7.8 million Americans are regular users of smokeless tobacco products, according to the U.S. Department of Health and Human Services. The smokeless tobacco market is composed of the five product categories listed below:

•	Moist Snuff: Moist snuff made from dark, air-cured tobacco that is aged, flavored, finely ground and packaged in round fiber or plastic cans.

•	Loose Leaf Chewing Tobacco: Loose leaf chewing tobacco is typically made from air-cured leaf tobacco, using both domestic and imported tobaccos, that is aged, flavored and packed in foil pouches.

•	Plug Chewing Tobacco: Plug chewing tobacco is made from air-cured leaf tobacco, which is heavily flavored and pressed into small bricks or blocks.

•	Twist Chewing Tobacco: Twist chewing tobacco is made of dark, air-cured tobacco, which is twisted into strands that are dried and packaged like a dry, pliable rope.

•	Dry Snuff: Dry snuff is a very finely ground, powdered tobacco product, which is sometimes flavored and is packaged in a variety of containers.

We believe that many consumers of smokeless tobacco regularly use products in more than one of the aforementioned categories. Further, many of our competitors in the smokeless tobacco market offer products in more than a single smokeless tobacco category. In addition to us, other major manufacturers and marketers of smokeless tobacco include US Smokeless Tobacco Co., Swedish Match North America, Inc., Conwood Corporation and Swisher International, Inc.

According to information provided by the Smokeless Tobacco Council, manufacturers’ sales for the smokeless tobacco market increased to $2.2 billion in 2002 from $1.7 billion in 1995, representing a 7-year compound annual growth rate of 4%. The increase in sales is primarily related to an increase in manufacturers’ sales of moist snuff, which grew to $1.8 billion in 2002 from $1.3 billion in 1995, representing a compound annual growth rate of 5%. In contrast to the growth of moist snuff sales, there has been a decline in manufacturers’ sales of chewing tobacco products, including loose leaf chewing tobacco, which have decreased to $325.0 million in 2002 from $365.0 million in 1995, representing a compound annual decline rate of 2%.

Loose leaf chewing tobacco, although a mature product category, remains popular in the Southeast, Southwest and rural Northeast and North Central regions of the United States. Consistent with a general trend in the tobacco industry, however, unit volumes of loose leaf chewing tobacco products have been declining and decreased at a compound annual decline rate of 4% from 1995 to 2002. Manufacturers and marketers of loose leaf chewing tobacco products have partially offset the impact of this decline with increases in the prices of loose leaf chewing tobacco products. While there has been an overall decline in volume, we estimate that the volume of sales of the large-sized, value-oriented category of loose leaf chewing tobacco products has grown. Large-sized, value-oriented loose leaf chewing tobacco products are packaged in 8 oz. or 16 oz. bag sizes (as compared to the 3 oz. bag size in which other loose leaf chewing tobacco products are usually sold) and are generally sold at a lower price per ounce of product than other loose leaf chewing tobacco products.

Our share of the market for loose leaf chewing tobacco products was 15% in 2002. After taking into account the Stoker acquisition, we estimate we have a share of approximately 18% of the market. The other three principal competitors in the loose leaf chewing tobacco product category, together with us, represented nearly all of the loose leaf chewing tobacco category in the United States in 2002. Our market share and those of our principal competitors in the loose leaf chewing tobacco products market have remained relatively consistent over the past five years, with Swedish Match North America, Inc. holding an approximate 43% market share; Conwood Corporation, an approximate 33% market share; and Swisher International, Inc., an approximate 6% market share.

Loose leaf chewing tobacco products are typically sold through mass merchandisers, chain and independent convenience stores, tobacco outlets, food stores and chain and independent drug stores. Tobacco outlets are becoming an increasingly important distribution channel for all tobacco products, including loose leaf chewing tobacco. Some retailers purchase loose leaf chewing tobacco direct from manufacturers although most purchase through wholesale distributors.

MYO Products

The MYO products market consists of several different product categories, with each product designed to work with the others to allow the consumer to make their own cigarettes. Among the products are premium cigarette papers, MYO tobacco, which is cigarette smoking tobacco in loose form, packaged typically in canisters, pouches or bags, and products relating to MYO tobacco, which include cigarette tubes (papers with a filter fashioned into an “empty” cigarette), cigarette rolling machines, used to roll cigarette papers and tobacco into a cigarette, and cigarette injector machines, used to insert the smoking tobacco into the empty cigarette tubes.

Premium Cigarette Papers. The production and sale of premium cigarette papers long preceded the invention of machine-made mass manufactured filtered cigarettes. Overall market sales of premium cigarette papers have been historically stable and during the past six years have benefited to a slight degree from the increasing growth of MYO tobacco and related products.

There are two principal paper categories: premium, interleaved paper and discount “flat” or non-interleaved paper. Premium cigarette papers are made primarily from rice, flax or combinations of other natural fibers. Characteristics used to distinguish various papers include size, stability and cut, all of which affect the ease of making your own cigarettes, and variations of material and flavor, which impact taste. Premium cigarette papers are sold in booklets in various sizes and are also segmented by price and quality.

Our principal competitors in the premium cigarette paper market are Republic Tobacco L.P., which markets JOB®; Robert Burton Associates, Inc., a wholly-owned subsidiary of Imperial Tobacco Group plc, which markets EZ Wider®; and VCT B.V., which markets the Bambu® brand. While market information is not officially compiled, we estimate that we, together with these three companies, collectively have a market share in excess of 95% of the premium cigarette papers market.

Premium cigarette papers are typically sold through the following retail distribution channels: convenience stores, chain and independent drug stores, mass merchandisers, food stores and tobacco outlets. Retailers purchase premium cigarette papers primarily from wholesale distributors.

MYO tobacco and related products. If viewed as a part of a total cigarette market, which includes both manufactured cigarettes and MYO tobacco and related products, we believe that on a cigarette-equivalent basis, aggregate MYO tobacco and related products sales would have represented an estimated U.S. market share of 0.7% in 1998 and 1.5% in 2002, doubling its share of the market. Based on MSA calculations, this would equate to an estimated 3.5 billion cigarette equivalents sold in 1998, increasing to an estimated 6.0 billion cigarette equivalents sold in 2002 in the United States.

The MYO tobacco and related products market has been one of the fastest growing markets in the tobacco industry over the past five years. We believe this growth has been driven primarily by the increasing differential between the cost of a consumer making cigarettes using MYO products and the prices of manufactured cigarettes. Manufactured cigarette prices have risen during this period primarily as a result of increased state excise and sales taxes and the pass through by cigarette manufacturers of the cost of complying with the MSA.

The other principal U.S. competitors in the MYO tobacco and related products market are Republic Tobacco, L.P., and its TOP Tobacco, L.P. subsidiary, which markets the Top® brand; and Lane Limited, an affiliate of Brown & Williamson Tobacco Corporation, which markets the Bugler® and Kite® brands. Many other companies also compete in this market, such as, Peter Stokkebye International A/S, which markets the Bali Shag® brand.

MYO tobacco and related products are typically sold through mass merchandisers, chain and independent convenience stores, tobacco outlets, food stores and chain and independent drug stores. Some retailers purchase MYO tobacco and related products direct from manufacturers although most purchase through wholesale distributors.

Manufactured Cigarettes

The U.S. tobacco industry has faced substantial challenges in recent years, including large price increases to pay for litigation, increased state excise taxes, large-scale media campaigns run by anti-smoking groups, increased restrictions on cigarette marketing and a decrease in the number and types of locations where smoking is permitted. Despite these challenges, U.S. cigarette consumption has only declined modestly in recent years. Further, overall industry sales have grown due to strong price increases and the ability to pass excise taxes through to consumers.

For a number of years, major U.S. cigarette manufacturers have been faced with lawsuits by private plaintiffs and governmental entities. In response to the growing number of lawsuits, the major cigarette manufacturers settled several claims with the state attorneys general. On November 23, 1998, the major U.S. cigarette manufacturers entered into the MSA with attorneys general representing 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Mariana Islands (the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Separately, the major cigarette manufacturers settled similar claims on an individual basis that were brought by Florida, Texas, Minnesota and Mississippi (the “Non-MSA States”).

Under the MSA and the settlement agreements with the Non-MSA States, the manufacturers that participated in the settlement are obligated to make annual payments to the states. In addition, pursuant to the terms of the MSA, industry participants agreed to various restrictions and limitations regarding the advertising, promotion and marketing of tobacco products in the United States. For a more detailed description of the business restrictions and annual payments due under the MSA, see “—State Attorney General Settlement Agreements.”

The original major manufacturers that negotiated and initially signed the MSA are called the Original Participating Manufacturers (“OPMs”). Some smaller manufacturers who subsequently elected to participate in the MSA are called Subsequent Participating Manufacturers (“SPMs”). OPMs and SPMs are required to make annual MSA payments to the 46 signatory states based on their national sales volumes, regardless of the state in which cigarettes are sold. Manufacturers who elected to comply with the MSA through escrow deposits are referred to as Non-Participating Manufacturers (“NPMs”). NPMs are required to make escrow deposits to each of the 46 states separately based upon units sold to a particular state and are not required to deposit escrow amounts related to sales in the Non-MSA states. For a more detailed description of signatory payment requirements of OPMs and SPMs and the escrow deposit requirements of NPMs, see “—State Attorney General Settlement Agreements.”

In order to fund their payment obligations under the MSA, major cigarette manufacturers have instituted a series of price increases from 1997 through 2002. The average wholesale list price charged for a carton of premium cigarettes has increased at a 16% compound annual growth rate from 1997 to 2002.

There are four primary categories of manufactured cigarettes in the United States, commonly referred to as “Tiers,” that are generally determined based upon average price per carton: Premium (Tier 1); Branded Savings (Tier 2); Generic (Tier 3); and Deep-Discount (Tier 4).

In general, premium brands contain higher-quality raw materials and packaging and are sold at a higher price point than the generally less established brands in the other tiers. Most of the premium brands are sold by four major cigarette manufacturers, which include Philip Morris USA, Inc., R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation and Lorillard Tobacco Company. These brands historically had considerable funds spent in their support through marketing and advertising, as well as through discounts, coupons and buy-downs. In September 2003, we launched our ZIG-ZAG Premium Cigarette to compete in the premium segment. We believe current brand switching trends among adult consumers highlight the opportunity for additional well-known premium entrants.

The discount categories are defined primarily by price. Tier 2 cigarettes are generally less well-recognized brands, sold nationally by major cigarette manufacturers, marketed at lower retail prices. Tier 3 cigarettes are sold at even lower retail prices, have less distribution, in general, than Tier 2 brands and are generally manufactured by SPMs. Tier 4 cigarettes are sold by smaller companies, many of whom are NPMs, and are sold at the lowest retail prices. Manufacturers of Tier 4 cigarettes are fragmented geographically and consist of over one hundred different companies.

The premium category continues to make up the largest share of overall U.S. cigarette sales volumes, with a 72% market share in 2002. Of that amount, over 95% are related to sales of the top four major cigarette manufacturers. The discount category (Tiers 2 – 4) had an approximate 28% market share.

Overall industry volumes have decreased at a compound annual rate of 2% from 1995 to 2002. Competition is primarily based on brand recognition, consumer loyalty, distribution, retail display and promotion, quality and price. Meaningful market share shifts among the major manufacturers require significant discounting and other marketing expenses, however, the MSA contains provisions limiting the ability of OPMs and SPMs to market and advertise cigarettes.

In response to increased competition, large manufacturers have increased promotions and discounts in order to maintain, or at least slow their decline in, market share, particularly in the premium category. Further, these premium manufacturers have realigned their strategy by focusing marketing expenditures on their core premium brands. Despite the decline in overall cigarette volumes and the shift toward discount brands, we believe that the size of the premium cigarette market still offers meaningful opportunities for a new premium cigarette product with a well-recognized brand name due to consumer behavior and attitudes toward brand switching.

Products

Currently, we manufacture, market and distribute loose leaf chewing tobacco for the smokeless tobacco market and MYO smoking tobaccos and related products for the MYO cigarette market, which also includes the marketing and distribution of cigarette papers and related products. We are also a marketer and distributor of premium manufactured cigarettes.

Loose Leaf Chewing Tobacco

Loose leaf chewing tobacco is made from aged, air-cured tobacco, which is processed and flavored and then packaged in foil pouches. Loose leaf chewing tobacco products can be broadly characterized as either full-flavored or mild. According to A.C. Nielsen, in 2002 full-flavored products accounted for approximately 75% of the loose leaf volume and mild flavored products comprised an estimated 25%. We sell our loose leaf chewing tobacco products under the Beech-Nut, Trophy, Havana Blossom and Durango brand names. The Beech-Nut brands are available in two flavors: Regular and Wintergreen. Beech-Nut Regular is a full-flavored product, which we believe is ranked third in market share in both the full-flavored loose leaf chewing tobacco category, and in the overall loose leaf chewing tobacco market. Beech-Nut Wintergreen was introduced in 1979 and has the largest market share of any premium flavored loose leaf brand. We introduced our Trophy brand into the mild product category in 1992. Our Havana Blossom brand is a regional brand, sold primarily in West Virginia, Pennsylvania and Ohio. Our Durango brand, which was introduced in March 1998, is a nationally distributed value brand.

We acquired additional brands (with a total of 18 distinct styles and flavors) of loose leaf chewing tobacco as a result of the Stoker acquisition. These brands include Tennessee Chew, Our Pride and Fred’s Choice. The Stoker brands appeal to value-conscious consumers. We believe the Stoker brands are the market leaders in the value-oriented category of the loose leaf chewing tobacco market. The Stoker brands are principally sold in 8 oz. and 16 oz. value-oriented packages as opposed to the industry standard of 3 oz. packages.

MYO Products

Our MYO products include ZIG-ZAG premium cigarette papers, MYO tobacco and related products, such as cigarette tubes, cigarette rolling and injector machines and MYO starter kits.

We sells our premium cigarette papers under the ZIG-ZAG brand. Although premium cigarette papers are sold in a variety of different widths and styles, our primary styles are our standard width ZIG-ZAG White and ZIG-ZAG 1 1/4 sized French Orange premium cigarette papers. Other premium paper products sold under the ZIG-ZAG name are Kutcorners, which are designed for easier hand-rolling; — 1 1/2 sized; king-sized; and double-wide.

Our MYO tobacco products include our ZIG-ZAG Classic American Blend and its recently acquired Stoker’s Number 2 and Old Hillside brands of value-oriented MYO tobaccos, both of which appeal to the price-conscious consumer. Stoker’s Number 2 was the first brand of MYO tobacco to be sold in 16 oz. bags, thus contributing to the growth of the value-oriented category.

Premium Cigarettes

During September 2003, we introduced a new, premium manufactured cigarette under the ZIG-ZAG brand in Dallas, Los Angeles, Miami and Seattle. we currently offer both king-size full flavor and light versions of ZIG-ZAG Premium Cigarettes.

Other Products

In connection with the Stoker acquisition, we acquired the Stoker catalog business, which principally sells tobacco and tobacco related products.

Sales and Marketing

We have a nationwide sales organization of approximately 100 people, which is divided into a national accounts group, a field sales organization and a sales administration staff. The field sales organization focuses on our loose leaf chewing tobacco and MYO products and was re-organized in 2002-2003, primarily to allow us to more effectively provide sales coverage and to penetrate the distribution channel of the chain convenience stores, where tobacco product sales are significant. The national accounts group focuses on large national convenience store headquarters and district offices as well as other major accounts, such as, Wal-Mart, Sam’s Club, Costco, K-Mart, Walgreens and others. We are also utilizing a marketing and sales promotional firm with respect to the sales and marketing surrounding the launch of our ZIG-ZAG Premium Cigarettes.

We have focused and will continue to focus our sales efforts for both our loose leaf chewing tobacco and MYO products on both wholesale distributors and retail merchants in the independent and chain convenience store, drug store and mass merchandising channels as well as the food store and tobacco outlet channels. Since the 1997 Acquisition, we have expanded and intend to continue to expand the sales of our loose leaf chewing tobacco and MYO products into geographic markets and retail channels that had previously been underdeveloped. We have established relationships with approximately 1,000 wholesale customers and our products are sold in approximately 100,000 retail locations through the United States. We intend to capitalize on our existing distribution channels for loose leaf chewing tobacco and MYO products by selling our ZIG-ZAG Premium Cigarettes through those channels in selected markets. We also expect to sell our ZIG-ZAG Premium Cigarettes through alternative distribution channels in those markets, such as, upscale hotels, bars and tobacconists.

At the retail level, our loose leaf chewing tobacco products are promoted through volume and price-discount programs and the use of innovative, high visibility point-of-purchase floor and shelf displays, banners and posters. We have neither relied upon nor conducted any advertising in the consumer media for our loose leaf chewing tobacco products.

The majority of ZIG-ZAG premium cigarette papers promotional activity is at the wholesale distributor level and consists of distributor promotions, trade shows and trade advertising. The MYO smoking tobaccos and related products’ promotional activity is more focused at the retail level with spending on point-of-sale displays and at the consumer level with price-off promotions, primarily through the use of coupons.

We provide to our distributor customers, for redistribution to retailers, point-of-sale materials, such as, posters, pole signs, display racks and counter top and floor displays. We also produce marketing materials for use by distributors and their direct sales force to promote the sale of our products to their retail customers. We responsibly focuses our marketing efforts on adult consumers, and is committed to full legal compliance in the sale and marketing of our products.

Our largest customers, COD Company and the McLane Company, accounted for approximately 21.7% and 8.3%, respectively, of our net sales in 2003. The loss of either of these customers could have a material adverse effect on our results of operations, financial position and cash flows. We do not believe that the loss of any other customer would have a material effect on our results of operations, financial position or cash flows either in the intermediate or long term.

Distribution Agreements

NAOC is party to two long-term distribution and licensing agreements with Bolloré with respect to sales of premium cigarette papers, cigarette tubes and cigarette injector machines (collectively the “Products”) in the United States and Canada (collectively, the “Distribution Agreements”). Under the Distribution Agreements, Bolloré granted NAOC the exclusive right to purchase the Products bearing the ZIG-ZAG brand name from Bolloré for resale in the United States and Canada. NAOC has the sole right to determine the price and other terms upon which NAOC may resell any products purchased from Bolloré, including the right to determine the distributors of such products within these countries.

The Distribution Agreements establish the purchase pricing mechanism for premium cigarette papers through 2004, which allows certain adjustments to reflect increases in the U.S. and Canadian Consumer Price Indices and to account for material currency fluctuations. The Distribution Agreements provide that, in order to assure each of the parties commercially reasonable profits in light of inflationary trends and currency translation factors, prior to December 31, 2004 and each fifth-year anniversary from such date thereafter, the parties would enter into good faith negotiations to agree on an index and currency adjustment formula to replace the index and formula currently in effect. If the parties are unable to agree, the dispute is to be submitted to binding arbitration.

Pursuant to the Distribution Agreements, export duties, insurance and shipping costs are the responsibility of Bolloré and import duties and excise taxes are the responsibility of NAOC. Bolloré’s terms of sale are 45 days from the bill of lading date and its invoices are payable in Euros. The Distribution Agreements reduce catastrophic foreign exchange risk by providing that Bolloré will bear certain exchange rate risks at levels fixed through 2004. It is intended that the catastrophic foreign exchange risk allocations set forth in the Distribution Agreements will be renegotiated in 2004 in a similar manner as set forth above in relation to general pricing.

According to the Distribution Agreements, NAOC must purchase the Products from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. Bolloré is required by the agreements to provide NAOC with the quantities and quality of the products that it desires. The Distribution Agreements provide NAOC with certain safeguards to help ensure that NAOC will be able to secure a steady supply of product. Such safeguards include (i) granting NAOC the right to seek third party suppliers with continued use of the ZIG-ZAG trademark if Bolloré is unable to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, and (ii) maintaining a two month supply of safety stock inventory of the premium papers, tubes and injector machines in the United States at Bolloré’s expense. During the past year, Bolloré has had difficulty satisfying demand for tubes due to the rapidly expanding growth of that product.

Under the Distribution Agreements, NAOC has also agreed for a period of five years after the termination of such Distribution Agreements not to engage, directly or indirectly, in the manufacturing, selling, distributing, marketing or otherwise promoting in the United States and Canada, of premium cigarette paper or premium cigarette paper booklets of a competitor without Bolloré’s consent, except for certain de minimis acquisitions of debt or equity securities of such a competitor and certain activities with respect to an alternative supplier used by NAOC as permitted under the Distribution Agreements.

Each of the Distribution Agreements was entered into on November 30, 1992. Each of the U.S. Distribution Agreement and the Canada Distribution Agreement was for an initial twenty year term commencing on the date of such agreement and will be renewed automatically for successive twenty year terms unless terminated in accordance with the provisions of such agreement. Each of the Distribution Agreements permits Bolloré to terminate such agreement (i) if certain minimum purchases (which, in the case of the U.S. Distribution Agreement and the Canada Distribution Agreement were significantly exceeded in 2003) of premium cigarette paper booklets have not been made by us for resale in the jurisdiction covered by such agreement within a calendar year; (ii) if we assign such agreement without the consent of Bolloré (other than certain permissible assignments to our wholly owned subsidiaries); (iii) upon a change of control of NAOC or any parent of NAOC without the consent of Bolloré; (iv) upon certain acquisitions of equity securities of NAOC or any parent of NAOC by a competitor of NAOC or certain investments by our significant stockholders in a competitor of NAOC; and (v) certain material breaches, including NAOC’s agreement not to promote, directly or indirectly, premium cigarette paper or premium cigarette paper booklets of a competitor. Additionally, the Canada Distribution Agreement is terminable by either NAOC or Bolloré upon the termination of the U.S. Distribution Agreement.

Patents, Trademarks and Trade Secrets

We have numerous registered trademarks relating to our loose leaf chewing tobacco and MYO tobacco products, including the trademarks for our Beech-Nut, Trophy, Havana Blossom, Durango and Tennessee Chew products. We are applying for registration of our Fred’s Choice, Old Hillside, Our Pride and Stoker’s Number 2 trademarks. The registered trademarks, which are significant to our business, expire periodically and are renewable for additional 20-year terms upon expiration. Flavor and blend formulae trade secrets relating to NTC’s and NAOC’s tobacco products, which are key assets of their businesses, are maintained under strict secrecy. The ZIG-ZAG trade name and trademark for premium cigarette papers and related products are owned by Bolloré and have been exclusively licensed to NAOC in the United States and Canada. NAOC owns the ZIG-ZAG trademark with respect to tobacco products. Our catalog business is operated under the Fred Stoker & Sons, Inc. name.

Raw Materials, Product Supply and Inventory Management

Loose Leaf Chewing Tobacco

NTC’s loose leaf chewing tobacco is produced from air-cured leaf tobacco. Each of our brands has its own unique tobacco blend. NTC utilizes tobaccos grown domestically in Pennsylvania and Wisconsin as well as those imported from other countries, such as Argentina, Brazil, Columbia, Germany, Indonesia, Italy, Mexico, and the Philippines. Management does not believe that it is dependent on any single country source for tobacco. Pursuant to agreements with NTC, Lancaster Leaf Tobacco Company of Pennsylvania, a wholly owned subsidiary of Universal Corporation (“Lancaster”), and pursuant to agreements with Stoker, Hail & Cotton, Inc. (i) purchase and process tobacco on an exclusive basis, (ii) store tobacco inventory purchased on behalf of NTC and Stoker and (iii) generally maintain a 12- to 24-month supply of NTC’s various tobacco types at their facilities. NTC generally maintains a one- to two-month operating supply of tobacco at its manufacturing facilities in Louisville, Kentucky and Stoker generally maintains a three-week supply of tobacco at its manufacturing facility in Dresden, Tennessee.

In addition to raw tobacco, NTC’s and Stoker’s loose leaf chewing tobacco products include food grade flavorings, all of which have been approved by the Food and Drug Administration and/or other federal agencies. Neither NTC nor Stoker is dependent upon any single supplier for those raw materials or for the supply of its products’ packaging materials.

NTC and Stoker generally maintain a one- to two-month supply of finished loose leaf chewing tobacco. This supply is maintained at the Louisville and Dresden facilities and in four regional bonded public warehouses to facilitate distribution.

MYO Products

Pursuant to NAOC’s Distribution Agreements with Bolloré, NAOC must purchase its premium cigarette papers, cigarette tubes and cigarette injecting machines from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. If Bolloré is unable or unwilling to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, NAOC may seek third-party suppliers and continue the use of the ZIG-ZAG trademark. To ensure that NAOC has a steady supply of premium cigarette paper products as well as each style of cigarette tubes and injectors, Bolloré is required to maintain, at its expense, a two-month supply of inventory in a public warehouse in the United States. See “—Distribution Agreements.”

To facilitate general distribution, in addition to the inventory maintained by Bolloré, NAOC also maintains a supply of its products at the Louisville and Dresden facilities and in four regional bonded public warehouses.

NAOC and Stoker obtain their MYO smoking tobaccos primarily from international sources and are not dependent on any one type of tobacco for their blends. NAOC purchases this smoking tobacco principally through multiple purchasing agents. The MYO related products are purchased in finished form from various suppliers at Bolloré’s direction.

Bolloré has from time to time been unable to produce and supply us with sufficient quantities of cigarette tubes and injectors due, in part, to the rapid growth in NAOC’s sales of those products. Bolloré has not experienced any problems supplying us with sufficient quantities of our premium cigarette paper products. Management currently believes that our other sources for our supplies are adequate for our projected needs.

Premium Cigarettes

We outsource the manufacture of our ZIG-ZAG Premium Cigarettes. We purchase all of the raw materials used in the manufacture of our ZIG-ZAG Premium Cigarettes, including the tobacco, papers, filters and packaging, and arranges for the raw materials to be delivered to the contract manufacturer who then assembles the finished product under the Company’s supervision. Similar to our arrangement with Lancaster Leaf Tobacco Company of Pennsylvania for our loose leaf chewing tobacco products, Blending Services International, Inc., a wholly-owned subsidiary of Universal Corporation, is the exclusive purchaser of the tobacco used in our ZIG-ZAG Premium Cigarettes. Kentucky Cut Rag, LLC processes the tobacco, and we store the processed tobacco in our Louisville, Kentucky facility. We generally maintain a one-year supply of tobacco at our Louisville facility. We obtain the other raw materials for our ZIG-ZAG Premium Cigarettes from various other sources. We are not dependent on one single source for any of our other raw materials.

The manufacturing agreement for our ZIG-ZAG Premium Cigarettes provides that the contract manufacturer will manufacture our requirements for the product on an “as-needed” basis. The contract is terminable by us upon 90 days written notice. We maintain quality control personnel at the contract manufacturer’s facility to oversee the manufacturing process and to test the finished product. Once the manufacturing is completed, the contract manufacturer ships the finished goods to bonded public warehouses to facilitate distribution.

Manufacturing

Our subsidiaries manufacture their loose leaf chewing tobacco products at their manufacturing facilities in Louisville, Kentucky and Dresden, Tennessee. They also contract for the manufacture of their premium cigarette papers, cigarette tubes, rolling and injector machines, MYO smoking tobaccos and ZIG-ZAG Premium Cigarettes. In the case of its MYO smoking tobacco products, the subsidiaries finish the processing of and package these products at their manufacturing facilities in Louisville and Dresden. We intend to consolidate our manufacturing operations into a single manufacturing facility in the future. We believes that our production capabilities, quality control procedures, research and development activities and overall facilities and equipment are adequate for our projected operations.

Production and Quality Control

We use proprietary production processes and techniques, including strict quality controls. During the course of each day, NTC’s quality control group periodically tests the quality of the tobacco; flavorings; application of flavorings; premium cigarette papers, tubes and injectors; and packaging materials. We utilize sophisticated quality control and pilot plant production equipment to test and closely monitor the quality of our products. The quality of our products is largely the result of using high grade tobacco leaf, food-grade flavorings and an ongoing analysis of tobacco cut, flavorings and moisture content.

Given the importance of contract manufacturing to us, our quality control group ensures that established written procedures and standards are strictly adhered to by each of our contract manufacturers.

Research and Development

We have a Research and Development Department that reformulates existing loose leaf and MYO tobacco products in an effort to maintain a high level of product consistency and to facilitate the use of less costly raw materials without sacrificing product quality. We believe that for all of our tobacco products, including MYO, we have been and will continue to be able to develop cost effective blends of tobacco and flavorings that will maintain or reduce overall costs without compromising high product quality. The Research and Development Department is also responsible for new product development, which included the development and testing of the new ZIG-ZAG Premium Cigarette.

We spent approximately $487,000, $539,000 and $577,000 on our research and development and quality control efforts for the years 2001, 2002 and 2003, respectively.

Facilities

NTC’s Louisville facility was formerly owned and used by Lorillard for the manufacture of cigarettes, little cigars and chewing tobacco. This approximately 600,000 square foot facility occupies a 26 acre urban site near downtown Louisville. The facility’s structures occupy approximately one-half of the total acreage. The facilities are in good condition and have received regular maintenance and capital improvements. The facility provides ample space to accommodate our expansion. In addition, we currently lease two facilities in Dresden, Tennessee, the first of which is a 65,000 square foot facility utilized for the manufacturing, research & development, warehousing, distribution and administration of the Stoker operations. The second is a 76,000 square foot facility utilized for the distribution of products sold through the catalog operations.

We believe our production capabilities, quality control procedures, research and development and overall facilities and equipment are adequate for our projected operations.

Competition

Through NTC and Stoker, we are the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States. The other three principal competitors in the loose leaf chewing tobacco segment, which, together with us, generate approximately 97% of this segment’s sales, are Swedish Match North America, Inc., Conwood Corporation and Swisher International Group Inc. Management believes that moist snuff products are used interchangeably with loose leaf products by many consumers and, as a result, US Smokeless Tobacco Company, the largest manufacturer of moist snuff (and of all smokeless tobacco products when taken as a whole) is also a significant competitor. As indicated above under “Industry and Markets,” sales of moist snuff have grown over the past decade while sales of loose leaf have declined during that same period. In addition, our three principal competitors in the loose leaf chewing tobacco segment also manufacture and market moist snuff.

NAOC is the largest importer and distributor in North America of premium cigarette papers. NAOC’s three major competitors for premium cigarette paper sales are Republic Tobacco, L.P., Robert Burton Associates, Inc., a wholly-owned subsidiary of Imperial Tobacco Group plc and VCT B.V. Although there is no source for comprehensive industry data, we believes that we, together with these three companies, collectively have a market share in excess of 95% of the premium cigarette papers market.

Our principal competitors in the MYO segment are Republic Tobacco, L.P., in conjunction with its TOP Tobacco, L.P. subsidiary, and Lane Ltd, an affiliate of Brown & Williamson Tobacco Corporation, the third largest cigarette company in the United States. Many other companies also compete in this segment, including Peter Stokebye International A/S.

Our primary competitors in the manufactured cigarette market are the four “majors”: Philip Morris USA, Inc., the brands of which accounted for approximately 50% of all cigarette sales in the United States in 2003; R.J. Reynolds Tobacco Company; Brown & Williamson Tobacco Corporation; and Lorillard Tobacco Company, as well as Vector Group Ltd. (the parent company of Liggett Group Inc.).

Many of our competitors are better capitalized than us and have greater financial and other resources than those available to us. We believe that our ability to effectively compete and our strong market positions in our principal product lines are due to our high brand recognition and the perceived quality of each of our products, our manufacturing and operating efficiencies, and our sales, marketing and distribution efforts.

Employees

As of March 31, 2004, we employed a total of 296 full-time employees. With the exception of 89 manufacturing employees, none of our employees are represented by unions. The unionized employees are covered by three collective bargaining agreements. One of these agreements, covering 84 employees, will expire in December 2004. The other two agreements, covering 5 employees, will expire in 2005.

Regulation

The tobacco industry, in particular, cigarette manufacturers has been under public scrutiny for over forty years. Industry critics include special interest groups, the U.S. Surgeon General and many legislators at the state and federal levels. Although smokeless tobacco companies have recently come under some scrutiny, the principal focus has been directed at the manufactured cigarette market due to its large size relative to the smokeless tobacco market and the MYO segment of the cigarette market.

Producers of tobacco products are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards tobacco consumption, the constant expansion of regulations, including increases in various taxes, requirements that tobacco products be displayed “behind-the-counter” and smoking restrictions, has been a major cause of the overall decline in the consumption of tobacco products since the early 1970’s. Moreover, the future trend is toward increasing regulation of the tobacco industry.

In 1996, the U.S. Food and Drug Administration (the “FDA”) promulgated regulations asserting jurisdiction over tobacco products. These regulations, among other things, included severe restrictions on the manufacture, distribution and sale of tobacco products and required compliance with a wide range of labeling, reporting, record keeping, manufacturing and other requirements, among other things. On March 21, 2000, the U.S. Supreme Court ruled that the FDA does not have the authority to regulate tobacco products without more explicit direction from Congress and that the FDA regulations were unconstitutional. We remain, however, subject to regulation by numerous other federal agencies, including the Federal Trade Commission (“FTC”). If Congress were to enact legislation granting the FDA specific authority over tobacco products, the FDA’s exercise of jurisdiction could lead to more expansive FDA-imposed restrictions on tobacco operations than those set forth in the current regulations.

In recent years, a variety of bills relating to tobacco issues have been introduced in the U.S. Congress, including bills that would (i) prohibit the advertising and promotion of all tobacco products and/or restrict or eliminate the tax deductibility of such advertising expenses; (ii) increase labeling requirements on tobacco products to include, among other things, additional warnings and lists of additives and toxins; (iii) modify federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shift regulatory control of tobacco products and advertisements from the Federal Trade Commission to the Food and Drug Administration; (v) increase tobacco excise taxes; and (vi) require tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been enacted by Congress. Future enactment of such proposals or similar bills, depending upon their content, could have a material adverse effect on our results of operations or financial condition.

While there are no current regulations that materially and adversely affect the sale of premium cigarette papers, there can be no assurance that federal, state or local regulations will not be enacted which will seek to regulate premium cigarette papers. In the event such regulations are enacted, depending upon their parameters, they could have a material adverse effect on our results of operations, financial position and cash flows.

Our catalog business is also subject to various federal, state and local regulations, which, among other things, prohibit the sale of tobacco products to minors. Further regulations could have an adverse impact on our catalog business.

State Attorney General Settlement Agreements

On November 23, 1998, the major U.S. cigarette manufacturers, Philip Morris USA, Inc., Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, entered into the MSA with attorneys general representing the Settling States. The MSA settled all the asserted and unasserted health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions.

In the Settling States, the MSA released all signing parties from all claims of the Settling States and their respective political subdivisions and other recipients of state health-care funds, (i) relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products and (ii) relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

The MSA also contains provisions restricting signatory companies in their advertising, promotion and marketing of cigarettes in the U.S. Among these are restrictions or prohibitions on the use of cartoon characters, brand name sponsorships, targeting of youth, outdoor advertising, event sponsorship (such as concerts and sporting events), payments for product placement, providing free samples, and branded apparel and merchandise.

Required Payments

The MSA required the four OPMs to make a series of initial payments over five years totaling $13.2 billion. The last of these five payments was paid on January 10, 2003. The MSA also requires annual industry payments, which are now $6.5 billion, but will increase to $8.0 billion in 2004, and further to $9.0 billion in 2018 and thereafter in perpetuity. Ten additional payments of $861 million are due annually beginning in April 2008. All payments are to be allocated among the OPMs on the basis of relative national market share and most are subject to adjustments, including but not limited to, adjustments for inflation, volume, operating income, and payments to the four Non-MSA States.

National Public Education Fund

In addition, the MSA calls for the creation of a national foundation that would establish public education and other programs, and conduct or sponsor research, to reduce youth smoking, and to understand and educate the public about diseases associated with tobacco product use. OPMs agreed to fund the foundation with (i) ten annual payments of $25 million due by March 31 of each year until 2008 and (ii) five additional payments totaling $1.45 billion due by March 31 of each year that increased from $250 million in the first year to $300 million in each of the subsequent four years. The last of these five payments was paid on March 31, 2003. In addition, if for any calendar year beginning with 2003, the OPMs have an aggregate market share of 99%, the OPMs are obligated to pay $300 million to the Fund by April 15th of the following year. Each of these payments is to be allocated among the OPMs on the basis of relative market share. Other than the $25 million annual payments and the $250 million payment made on March 31, 1999, the payments for the foundation are subject to adjustments for changes in sales volume units, inflation and other factors.

MSA Fees and Litigation Costs

The OPMs also agreed to pay the litigation costs, including government attorneys’ fees, of the offices of the Attorneys General relating to the settled cases and, subject to certain quarterly and annual payment caps, the costs and fees of outside counsel to the jurisdictions.

Inflation Adjustment

The inflation adjustment applied to annual and strategic contribution payments and to payments for the benefit of the national public education fund established by the foundation. It increases payments on a compound annual basis by the greater of 3% or the actual total percentage change in the consumer price index for the preceding year. The inflation adjustment is measured starting with inflation for 1999.

Volume Adjustment

The volume adjustment applies to initial payments, annual and strategic contribution payments and payments for the benefit of the national public education fund established by the foundation. It increases or decreases payments for OPMs based on the increase or decrease in the total number of cigarettes shipped in or to the 50 states, the District of Columbia and Puerto Rico by the OPMs during the preceding year, as compared to the 1997 base number of cigarettes shipped by the OPMs. When volume has increased, the volume adjustment increases payments by the same percentage as the number of cigarettes exceeds the 1997 base number. When volume has decreased, the volume adjustment decreases payments by a percentage equal to 98% of the percentage reduction in volume. There are also limits to the extent to which OPMs can benefit by volume decreases in years where OPMs achieve certain increases in aggregate operating income.

Subsequent Participating Manufacturers

Under the MSA each SPM is required to make payments in any year that equal, on a per-cigarette basis, the sum of the annual and strategic contribution payments and payments for the benefit of the national public education fund by the OPMs in that year, provided that SPMs who signed the MSA within 90 days of its effective date are required to make such payments only on unit volumes that represent the increase in its market share in such year over the greater of the SPM’s 1998 market share or 125% of its 1997 market share.

Non-Participating Manufacturers

Each of the states which are parties to the MSA, except for a few territories, has enacted a statute as provided for in the MSA to address manufacturers that do not participate in the MSA. The statutes require that any cigarette manufacturer that is not a signatory to the MSA make payments into an escrow fund to cover possible future liabilities to the relevant Settling State. The payment required by an NPM under the state statutes is calculated on a per cigarette or cigarette equivalent basis. Some smaller manufacturers who were not a party to the state litigation against the OPMs have chosen to remain outside the MSA and operate as escrow compliant NPMs.

We were not a party to the state litigation against the OPMs. We have chosen to participate as an escrow compliant NPM.

Under the original escrow statutes, NPMs pay the lesser of the rates stated in the statutes or the amount that the NPM would have paid had it been a hypothetical SPM under the MSA. Since the payment calculations (to a state as an SPM or to an escrow account as an NPM) are different, the payment to escrow can be smaller on a unit basis than the payment to the MSA would be, depending on the state in which the NPM markets its cigarettes. Twenty-nine states have modified their escrow statutes to eliminate the ability to pay the lesser of the two amounts, and instead now require that NPMs pay the amount listed in the statutes. In addition, three states have enacted legislation that imposes additional fees or taxes on the products of companies which have not entered into state tobacco settlements.

The NPM escrow deposits are required to be held for 25 years and remain the property of such NPM. During the holding period, the NPMs have the right to receive the earnings on such deposits. On the 25th anniversary of each annual deposit, the principal amount of escrow remaining for that year will be returned to the NPM.

As a condition of maintaining annual OPM and SPM payments, the state Attorneys General have an obligation to enforce the state obligations provisions of the MSA and the State Statute, and have been taking increased action to ensure compliance by all NPMs. As a result, we expect that there may be consolidation among smaller Tier 4 manufacturers, who lack efficient manufacturing operations, wide distribution, or the resources to meet state escrow obligations.

Growers Trust

As part of the MSA, the OPMs agreed to work with U.S. tobacco growers to address the possible adverse economic impact of the MSA on growers. As a result, the OPMs agreed to participate in funding a $5.2 billion trust fund to be administered by a trustee, in conjunction with a certification entity from each of the tobacco growing communities in 14 states. The trust agreement provides for a schedule of aggregate annual payments, subject to various adjustments, that are payable in quarterly installments each year from 1999 through 2010. The aggregate annual payment by OPMs is adjusted each year for inflation and any change in the total domestic cigarette volume of all participating manufacturers. In general, the annual payment by OPMs is based on each manufacturer’s relative market share of total domestic cigarette shipments during the preceding calendar year.

Payment Obligations in Non-MSA States

In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various US tobacco companies. This case was brought on behalf of the state to recover state funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The large cigarette manufacturer defendants settled the Mississippi case in 1998, and also, at later dates, similar cases in Texas, Florida and Minnesota. Future payments under the settlement agreements with these Non-MSA States will be allocated among the OPMs on the basis of relative unit volume of domestic cigarette shipments, and will be subject to adjustment for inflation and for changes in the volume of domestic cigarette shipments on terms substantially similar to those in the MSA states. There are no requirements imposed on NPMs in the Non-MSA States as a result of these settlements. The MSA required the OPMs to make a series of initial payments to the Non-MSA States over five years totaling $6.9 billion, the last of which was paid in 2003. On December 31, 2001, and on each December 31 thereafter, the OPMs were required to pay 17% of $6.5 billion in 2001 and 2002 and will be required to pay 17% of $8.0 billion in 2003 and thereafter to the Non-MSA States.

Recent Developments

The MSA has been challenged as unconstitutional in several legal actions. The grounds asserted have varied from case-to-case but have included challenges based on the Commerce Clause, the Interstate Compact Clause, the Due Process and Equal Protection Clauses and the Preemption Doctrine. The preemption argument has asserted that the MSA and the associated state escrow legislation constitute an illegal output cartel under Section 1 of the Sherman Act, and are, therefore, preempted by virtue of the Supremacy Clause of the U.S. Constitution. The Supremacy Clause provides that federal law, in this case the Sherman Act, takes priority over inconsistent state laws, here the escrow statutes.

Until recently, courts have rejected those claims. In two cases arising in the United States Court of Appeals for the Third Circuit, A.D. Bedell Wholesale Co. v. Philip Morris Inc., 263 F.3d 239 (3d Cir. 2001) and Mariana v. Fisher, 338 F.3d 189 (3d Cir. 2003), the Court held that the MSA constituted an output cartel that would ordinarily be illegal per se under the Sherman Act, but that it was protected under the Noerr-Pennington doctrine, and therefore immune from liability. The Noerr-Pennington doctrine generally provides that the act of petitioning the government (e.g., legislative lobbying or litigating) is protected under the First Amendment and immune from liability.

On January 6, 2004, the United States Court of Appeals for the Second Circuit issued an opinion in which it concluded, under the allegations in that case, that the MSA and associated escrow legislation could be construed as an output cartel and that it would not be protected under the Noerr-Pennington doctrine. The case was remanded to the district court for further proceedings. Freedom Holdings Inc. v. Spitzer, No. 02-7492 (2d Cir. January 6, 2004).

If the Second Circuit’s analysis prevails over the Third Circuit’s, and the facts as alleged in the Spitzer Complaint are proven, those provisions of the MSA that give rise to the output cartel would be declared illegal. Due to other provisions of the MSA, the major manufacturers would be required to enter into a new settlement with the states. We believe, although no assurance can be given, we would benefit since (i) we would have maintained our favorable business development options, (ii) we would likely receive a refund of our escrow funds, and (iii) we would not likely have to escrow funds going forward. However, should the Third Circuit’s analysis prevail over the Second Circuit, we will not be adversely affected since the Third Circuit’s analysis merely maintains the status quo.

Excise Taxes

Tobacco products and premium cigarette papers have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. Since 1986, smokeless tobacco (including dry and moist snuff and chewing tobacco) has been subject to federal excise tax. Smokeless tobacco is taxed by weight (in pounds or fractional parts thereof) manufactured or imported. Effective January 1, 2002, the federal excise tax on loose leaf chewing tobacco was increased to $0.195 per pound from $0.17 per pound. Effective January 1, 2002, the federal excise tax on premium cigarette paper was increased to $0.0122 from $0.0106 per fifty papers, the federal excise tax on cigarette tubes was increased to $0.0244 from $0.0213 per fifty tubes, and the federal excise tax on MYO tobacco was increased to $1.0969 from $0.9567 per pound. Although these more recent increases in the rate of federal excise taxes are not expected to have an adverse effect on our business, future enactment of increases in federal excise taxes on our products could have a material adverse effect on our results of operations or financial condition. We are unable to predict the likelihood of passage of future increases in federal excise taxes.

Tobacco products and premium cigarette papers are also subject to certain state and local taxes. The imposition of state and local taxes in a jurisdiction could have a detrimental impact on sales in that jurisdiction. Any enactment of new state or local excise taxes or an increase in existing excise taxes on our products is likely to have an adverse effect on sales.

Cigarettes are also subject to substantial and increasing excise taxes. On January 1, 2002, the federal excise tax included in the price of cigarettes increased by $2.50 to $19.50 per thousand cigarettes (or $0.39 per pack of 20 cigarettes). Additional excise taxes, which are levied upon and paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $2.05 per package of 20 cigarettes. Future enactment of increases in federal excise taxes on our ZIG-ZAG Premium Cigarettes could adversely affect demand for them and have a material adverse effect on our results of operations, financial position and cash flows. In addition, further increases in state and local excise taxes could affect demand for our cigarettes. We are unable to predict the likelihood of passage or magnitude of future increases in excise taxes.

Environmental Regulations

We believes that we are currently in substantial compliance with all material environmental regulations and pollution control laws.

Properties

As of December 31, 2003, we operated manufacturing, distribution, office and warehouse space in the United States with a total floor area of approximately 751,351 square feet. Of this footage, approximately 600,000 square feet are owned and 151,351 square feet are leased.

To provide a cost-efficient supply of products to its customers, we maintain centralized management of manufacturing and nationwide distribution facilities. Our two manufacturing and distribution facilities are located in Louisville, Kentucky and Dresden, Tennessee.

The following table describes our principal properties as of December 31, 2003:

Location	Principal Use	Square Feet	Owned or Leased
New York, NY	Corporate headquarters	10,351	Leased

Louisville, KY	Manufacturing, R&D, warehousing, distribution and administration	600,000	Owned

Dresden, TN	Manufacturing, R&D, warehousing, distribution and administration	65,000	Leased

Dresden, TN	Catalog distribution facility	76,000	Leased

Legal Proceedings

Litigation with Republic Tobacco

Kentucky and Illinois Complaints. On July 15, 1998, NAOC and NTC filed a complaint (the “Kentucky Complaint”) against Republic Tobacco, Inc. and its affiliates (“Republic Tobacco”) in Federal District Court for the Western District of Kentucky. Republic Tobacco imports and sells Roll-Your-Own (“RYO”) premium cigarette papers under the brand names JOB and TOP as well as other brand names. The Kentucky Complaint alleges, inter alia, that Republic Tobacco’s use of exclusivity agreements, rebates, incentive programs, buy-backs and other activities related to the sale of premium cigarette papers in the southeastern United States violate federal and state antitrust and unfair competition laws and that Republic Tobacco defaced and directed others to deface NAOC’s point of purchase vendor displays for premium cigarette papers by covering up the ZIG-ZAG brand name and advertising material with advertisements for Republic Tobacco’s RYO cigarette paper brands. The Kentucky Complaint alleges that these activities constitute unfair competition under federal and state laws.

On June 30, 1998, Republic Tobacco filed a complaint against us in the U.S. District Court of the Northern District of Illinois (the “Illinois Complaint”) and served it on us after the institution of the Kentucky action. In the Illinois Complaint, Republic Tobacco seeks declaratory relief with respect to the our claims. In addition, the Illinois Complaint alleges that certain actions taken by us to inform our customers of our claims against Republic Tobacco constitute tortuous interference with customer relationships, false advertising, violations of Uniform Deceptive Trade Practices and Consumer Fraud Acts, defamation and unfair competition. In addition, although not included in its original complaint but in its amended complaint, Republic Tobacco alleged that we have unlawfully monopolized and attempted to monopolize the market on a national and regional basis for premium cigarette papers. Republic sought unspecified compensatory damages, injunctive relief and attorneys fees and costs.

On October 20, 2000, Republic Tobacco filed a motion to dismiss, stay, or transfer the Kentucky Complaint to the Illinois Court. On December 19, 2000, the Court denied Republic Tobacco’s motion, holding that it was premature. The Court noted also that it had communicated with the Court in Illinois and that it had concluded that Republic Tobacco may not be entitled to any preference on forum selection, which would ordinarily be given because it was first to file. The Kentucky complaint is still on file.

Prior to the completion of discovery, the Court dismissed Republic Tobacco’s antitrust claims against us. After discovery was completed in 2001, both parties moved for summary judgment on the others claims. In April 2002, the District Court for the Northern District of Illinois decided the summary judgment motions by dismissing all claims of both us and Republic Tobacco and its affiliates, except for Republic Tobacco’s claim of defamation per se against us, on which it granted summary judgment on liability in favor of Republic Tobacco, and a Lanham Act false advertising claim, based on the same facts as the defamation claim, for equitable relief. In February 2003, the District Court granted Republic’s motion for summary judgment on our counterclaim that Republic tortiously interfered with our business relationships and economic advantage. The only claim that remained to be tried was Republic’s Lanham Act claim and damages on the defamation claim on which the Court previously ruled that Republic could only obtain equitable relief if successful.

On July 8, following a four day trial, an Illinois jury returned a verdict in favor of Republic on the defamation claims of $8.4 million in general damages and $10.2 million in punitive damages, for a total damage award of $18.6 million. We filed post-trial motions for a new trial and, in the alternative, for a reduction of the awards. On August 1, 2003, we posted a judgment bond in the amount of $18.8 million with the U.S. District Court. This was accomplished by obtaining a $19.0 million senior secured term loan pursuant to a July 31, 2003 amendment to our existing credit facility. On November 20, 2003, the court ruled that the awards were excessive and reduced the awards by approximately 60%, with the award of compensatory damages being reduced to $3.36 million and the award of punitive damages being reduced to $4.08 million, for a total of $7.44 million. On December 18, 2003, Republic accepted these reduced awards.

On January 8, 2004, we appealed from the final judgment, including the finding of liability in this case as well as the amount of the award. We filed our brief with the Court of Appeals on March 7, 2004. Republic filed its responsive papers on April 22, 2004, in which it argued that the judgment should be affirmed and also asserted, in its cross-appeal, that the original judgment should be reinstated despite its acceptance of the District Court’s order reducing the judgment amount. Our brief in opposition and our reply are due on May 24, 2004. Oral argument has been scheduled for June 1, 2004. We believe that Republic’s request to have the judgment reinstated to its original amount is unsupported by the law and contrary to controlling principles of constitutional law and will vigorously contest Republic’s cross-appeal. Although we believe that we will prevail on Republic’s cross-appeal, no assurance can be given and the reinstatement of the original judgment would have a material adverse effect on our business.

Litigation Related to Alleged Personal Injury

West Virginia Complaints. Trial of the West Virginia complaints against the smokeless tobacco defendants has been postponed indefinitely, as described below. On October 6, 1998 NTC was served with a summons and complaint on behalf of 65 individual plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Kelly Allen, et al. v. Philip Morris Incorporated, et al. (Civil Action Nos. 98-C-2401). On November 13, 1998, NTC was served with a second summons and complaint on behalf of 18 plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Billie J. Akers, et al. v. Philip Morris Incorporated et al. (Civil Action Nos. 98-C-2696 to 98-C-2713). The complaints are identical in most material respects. In the Allen case, the plaintiffs have specified the defendant companies for each of the 65 cases. NTC is named in only one action. One Akers plaintiff alleged use of an NTC product, alleging lung cancer.

On September 14, 2000, NTC was served with a summons and complaint on behalf of 539 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Linda Adams, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-373 to 00-C-911). Only one of these plaintiffs alleged use of a product currently manufactured by NTC. The time period during which this plaintiff allegedly used the product has not yet been specified. Thus, it is not yet known whether NTC is a proper defendant in this case.

On September 19, 2000, NTC was served with a second summons and complaint on behalf of 561 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Ronald Accord, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-923 to 00-C-1483). A total of five of these plaintiffs alleged use of a product currently manufactured by NTC. One of these plaintiffs does not specify the time period during which the product was allegedly used. Another alleges use that covers, in part, a period when NTC did not manufacture the product. On motion by cigarette company defendants, this claim was dismissed on February 11, 2004, for failure to follow the case management order. Of the remaining three, one alleges consumption of a competitor’s chewing tobacco from 1966 to 2000 and NTC’s Beech-Nut chewing tobacco from 1998 to 2000; another alleges a twenty-four year smoking history ending in 1995 and consumption of Beech-Nut chewing tobacco from 1990 to 1995; and the last alleges a thirty-five year smoking history ending in 2000, and consumption of NTC’s Durango Ice chewing tobacco from 1990 to 2000 (although Durango Ice did not come onto the market until 1999).

In November 2001, NTC was served with an additional four separate summons and complaints in actions filed in the Circuit Court of Ohio County, West Virginia. The actions are entitled Donald Nice v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-479), Korene S. Lantz v. Philip Morris Incorporated, et al., (Civil Action No. 01-C-480), Ralph A. Prochaska, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-481), and Franklin Scott, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-482).

All of the West Virginia smokeless tobacco actions have been consolidated before the West Virginia Mass Litigation Panel for discovery and trial of certain issues. Trial of these matters was planned in two phases. In the initial phase, a trial was to be held to determine whether tobacco products, including all forms of smokeless tobacco, cigarettes, cigars and pipe and roll-your-own tobacco, can cause certain specified diseases or conditions. In the second phase, individual plaintiffs would attempt to prove that they were in fact injured by tobacco products. Fact and expert discovery in these cases has closed, however, in the cigarette cases the Court has allowed additional discovery.

The claims against us in the various consolidated West Virginia actions include negligence, strict liability, fraud in differing forms, conspiracy, breach of warranty and violations of the West Virginia consumer protection and antitrust acts. The complaints in the West Virginia cases request unspecified compensatory and punitive damages.

The manufacturers of smokeless tobacco products (as well as the manufacturers of cigarettes) moved to sever the claims against the smokeless tobacco manufacturer defendants from the claims against the cigarette manufacturer defendants. That motion was granted and the trial date on the smokeless tobacco claims has now been postponed indefinitely.

Minnesota Complaint. On September 24, 1999, NTC was served with a complaint in a case entitled Tuttle v. Lorillard Tobacco Company, et al. (Case No. C2-99-7105), brought in Minnesota. The other manufacturing defendants are Lorillard and The Pinkerton Tobacco Company. The Complaint alleges that plaintiff’s decedent was injured as a result of using NTC’s (and, prior to the formation of NTC, Lorillard’s) Beech-Nut brand and Pinkerton’s Red Man brand of loose-leaf chewing tobacco. Plaintiff asserts theories of liability, breach of warranty, fraud, and variations on fraud and misrepresentation. Plaintiff specifically requests in its complaint an amount of damages in excess of fifty thousand dollars ($50,000) along with costs, disbursements and attorneys’ fees, and “. .. . an order prohibiting defendants from disseminating in Minnesota further misleading advertising and making further untrue, deceptive and/misleading statements about the health effects and/or addictive nature of smokeless tobacco products. . . ..” After discovery, summary judgment motions were filed on behalf of all defendants. On March 3, 2003, the Court granted defendants’ motions, dismissing all claims against all defendants and the Court has since denied the plaintiff’s motion for reconsideration. Plaintiff has appealed the dismissal. Briefing has been completed. Oral argument before the Court of Appeals was held on February 11, 2004, and the decision is pending.

Although we believe that we have good defenses to the above actions in West Virginia and Minnesota and we intend to vigorously defend each such action, no assurances can be given that we will prevail. If any of the plaintiffs were to prevail, the results could have a material adverse effect on our results of operations, financial position and cash flows.

Litigation Related to Counterfeiting

Texas Infringing Products Litigation. In Bolloré, S.A. v. Import Warehouse, Inc., Civ. No. 3-99-CV-1196-R (N.D. Texas), Bolloré, our Licensor of ZIG-ZAG brand premium cigarette papers, obtained a sealed order allowing us to conduct a seizure of infringing and counterfeit ZIG-ZAG products in the United States. On June 7, 1999, seizures of products occurred in Michigan and Texas. Subsequently, all named defendants have been enjoined from buying and selling such infringing or counterfeit goods. We and Bolloré have negotiated settlements with all defendants. These defendants included Import Warehouse, Ravi Bhatia, Tarek Makki and Adham Makki. Those settlements included a consent injunction against distribution of infringing or counterfeit goods.

On May 18, 2001, we, in conjunction with Bolloré, conducted raids on the businesses and homes of certain defendants previously enjoined (including Tarek Makki and Adham Makki) from selling infringing or counterfeit ZIG-ZAG brand products in the Bolloré S.A. v. Import Warehouse litigation. Evidence was uncovered that showed that these defendants and certain other individuals were key participants in importing and distributing counterfeit ZIG-ZAG premium cigarette papers. After a two day hearing in the U.S. District Court for the Northern District of Texas, on May 30, 2001, the Court held the previously enjoined defendants in contempt of court, and enjoined the additional new defendants, including Ali Makki, from selling infringing or counterfeit ZIG-ZAG premium cigarette papers.

We entered into a settlement with the defendants, the principal terms of which included a cash payment, an agreed permanent injunction, the withdrawal of the defendants’ appeal of the civil contempt order, an agreed judgment of $11 million from the civil contempt order and an agreement to forbear from enforcing that $11 million money judgment until such time in the future that the defendants violate the terms of the permanent injunction. Two of the defendants, Tarek Makki and Adham Makki, also agreed to provide complete information concerning the counterfeiting conspiracy as well as information on other parties engaged in the purchase and distribution of infringing ZIG-ZAG premium cigarette papers.

On February 17, 2004, we and Bollore filed a motion in the U.S. District Court for the Northern District of Texas, which had issued the original injunctions against the infringing defendants, seeking, with respect to respondents Adham Makki, Tarek Makki and Ali Makki, to have the $11 million judgment released from the forbearance agreement described above, and to have the named respondents held in contempt of court. The motion alleged that the three respondents had trafficked in counterfeit ZIG-ZAG cigarette papers after the execution of the settlement, citing evidence that all three had been charged in the United States District Court for the Eastern District of Michigan with criminal violations of the United States counterfeiting laws by trafficking in counterfeit ZIG-ZAG cigarette papers, which trafficking occurred after the settlement agreement. A hearing was held on March 3, 2004, and it resumed on April 7, 2004. At the close of the evidence, the Court held that the Respondents Adham Makki (and three of his companies), Tarek Makki, and Ali Makki had violated the Settlement Agreement and were in contempt of court. He released the $11 million judgment as to the forbearance agreement as to the Respondents and again referred the matter to the United States Attorney for criminal prosecution.

Pursuant to the U.S. Distribution Agreement and a related agreement between Bolloré and us, any collections on the judgments issued in the Bolloré v. Import Warehouse case are to be divided evenly between Bolloré and us after the payment of all expenses.

On February 7, 2002, Bolloré, we filed a motion with the District Court in the Texas action seeking to hold Ravi Bhatia and Import Warehouse Inc. in contempt of court for violating the terms of the consent order and injunction entered against those defendants. We allege that Mr. Bhatia and Import Warehouse sold counterfeit goods to at least three different companies over an extended period of time. On June 27, 2003, the Court found Import Warehouse and Mr. Bhatia in contempt of court for violating an existing injunction barring those parties from distributing infringing ZIG-ZAG cigarette paper products. The Court requested that we and Bolloré (our co-plaintiff in the case) file a submission detailing the damages incurred. We and Bolloré filed their submission on July 25, 2003 which reported and requested damages of $2.4 million. Briefing has been completed and the parties are awaiting the decision of the Court.

California Infringing Products Litigation. On March 23, 2001, we participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. A&A Smart Shopping (Case No. CV 01-02766 FMC (MANx)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that nine distributors in California were selling counterfeit ZIG-ZAG brand premium cigarette papers. In an effort to better manage this case for trial, the plaintiffs settled against certain defendants, obtained judgments for damage against most of the defendants and obtained permanent injunctions against all of the settling defendants.

A trial of the plaintiffs’ claims against the remaining defendants, in the A&A Smart Shopping case, Downey Wholesale and Fadel El-Shahawi, Downey’s principal, began October 1, 2002. On October 15, 2002, after a two week jury trial, the jury found for the plaintiffs on all counts. The plaintiffs were awarded a total of $2,000,000 in damages, and the jury found that defendant Downey and the defendant Fadel El-Shahawi acted willfully and with fraud, oppression or malice. As a result, plaintiffs were entitled to and did request the Court to award them their reasonable attorney fees and expenses, which awarded plaintiffs $751,000. The verdict also allowed the Court, in its discretion, to apply a multiple of up to three times the verdict amount in order to adequately compensate plaintiffs and also, to award punitive damages. The parties settled the punitive damages and multiplier portions of the case for $500,000, of which half was paid on November 15, 2002 and the remainder will be paid in equal monthly installments over the next two year period, commencing on December 1, 2002. All recoveries from this litigation will be shared equally by NAOC and Bolloré. Defendants filed a new trial motion which the Court has denied. However, the Court reduced the plaintiff’s damages award to approximately $1.7 million. On March 13, 2003, the Court denied the defendants’ motions. The defendants filed a notice of appeal and the Court postponed the briefing schedule relating thereto pending Court-sponsored mediation which was held on October 30, 2003. During the course of the mediation, the parties agreed to settle the case for the sum of $1.5 million, to be divided equally by the plaintiffs, and a permanent injunction against the sale of infringing ZIG-ZAG premium cigarette paper products by defendants.

In addition to the above described legal proceedings, we are subject to other litigation in the ordinary course of its business. We do not believe that any of these other proceedings will have a material adverse effect on our results of operations, financial position or cash flows.

MANAGEMENT

The following table sets forth the name, position and age of each member of the Board of Directors and each of the executive officers of both NAHC and NATC:

Name	Age	Position
Thomas F. Helms, Jr.	63	Chief Executive Officer and Chairman of the Board of NAHC and NATC
David I. Brunson	53	President, Treasurer, Assistant Secretary and Director of NAHC and President, Chief Financial Officer, Treasurer and Director of NATC
Edward L. Hickerson	51	Vice President—Assistant Treasurer of NAHC
James W. Dobbins	44	Vice President—Secretary of NAHC, Senior Vice President —General Counsel and Secretary of NATC
Robert A. Milliken, Jr.	47	President and Chief Operating Officer—National Tobacco Company, L.P.
James M. Murray	43	Senior Vice President— Sales & Marketing—National Tobacco Company, L.P.
Lawrence S. Wexler	51	President and Chief Operating Officer—North Atlantic Cigarette Company, Inc.
Jack Africk*	75	Director of NATC
Marc S. Cooper*	43	Director of NATC
Geoffrey J. F. Gorman*	47	Director of NATC

*	Audit committee members.

Thomas F. Helms, Jr. Thomas F. Helms, Jr. has been Chief Executive Officer, Chairman of the Board of NAHC since its formation in January 2004 and of NATC since June 1997. In 1988, Mr. Helms formed National Tobacco Company, L.P., which acquired certain loose leaf chewing tobacco assets of Lorillard, Inc. Mr. Helms also served as President and Chief Executive Officer of Culbro Corporation’s smokeless tobacco division from 1983 until shortly prior to its sale to American Maize-Products Company in March 1986. From 1979 to 1982, Mr. Helms was General Manager of the Etherea Cosmetics and Designer Fragrances Division of Revlon, Inc. From 1964 to 1979, Mr. Helms was employed in marketing and sales positions in various divisions of Revlon, Inc.

David I. Brunson. David I. Brunson has been President, Treasurer, Assistant Secretary and a Director of NAHC since its formation in January 2004. Mr. Brunson has also been President of NATC since April 2002, and Chief Financial Officer and a Director of NATC since June 1997. From April 1997 to April 2002 he served as the Executive Vice President—Finance and Administration of NATC. In December 1998, Mr. Brunson was also appointed to the offices of Treasurer and Secretary of NATC. Mr. Brunson relinquished his position as Secretary in April 2002. Prior to joining NATC, from November 1992 until April 1997, he was employed as a Managing Director at Société Générale, an investment bank, where he established and was President of Société Générale Investment Corporation. From July 1979 until November 1992, he was employed at The First National Bank of Chicago, lastly as a Managing Director in the Investment Banking Division.

Edward L. Hickerson. Edward L. Hickerson has been the Vice President and Assistant Treasurer of NAHC since its formation in January 2004 and has been the Vice President and Assistant Treasurer of NATC since May 2003. Prior to joining NATC, he was employed from May 1982 until August 2002 by Brown-Forman Corporation, a diversified consumer products company, most recently as Vice President, Director of Finance & Administration for its principal operating division, Brown-Forman Beverages Worldwide. From May 1974 until May 1982, he was employed by the international accounting firm of Coopers & Lybrand.

James W. Dobbins. James W. Dobbins has been the Vice President and Secretary of NAHC since its formation in January 2004 and has been the Senior Vice President and General Counsel of NATC since June 1999. He has also held the position of Secretary of NATC since April 2002. Prior to joining NATC, Mr. Dobbins was in private practice in North Carolina and held various positions in the legal department of Liggett Group Inc., a major cigarette manufacturer, including, at the time he left that company, Vice President, General Counsel and Secretary. Mr. Dobbins had been an outside litigation attorney with Webster & Sheffield, a New York law firm, representing a variety of clients including Liggett Group Inc. Prior to joining Webster & Sheffield, he served as a law clerk to the Honorable J. Daniel Mahoney, United States Circuit Judge for the Second Circuit Court of Appeals.

Robert A. Milliken, Jr. Robert A. Milliken, Jr. has been the President and Chief Operating Officer of National Tobacco Company, L.P. since April, 2002. From May, 1979 to June, 1995 he held numerous senior management positions with increasing responsibility with Arco Products Company and AMPM Mini Markets; from June 1995 to April 2001 he held positions of Vice President, Marketing for Sunoco which included their A Plus retail convenience stores; Vice President, Retail Business Unit for Amoco where he operated more than five hundred Amoco owned convenience stores, then, subsequent to the BP Amoco merger, he became Vice President, Convenience Retailing for BP Amoco responsible for all convenience store activity in North America; and Vice President and General Manager of Irving Oil and their branded Mainway retail convenience stores. During this period, Mr. Milliken leveraged his significant tobacco category experience working with the major tobacco manufacturers and wholesalers strategizing how to sustain and optimize the tobacco category as the most significant contributor of convenience store sales and profitability. Immediately prior to joining us, he was Senior Vice President of Willard Bishop Consulting (WBC) in Illinois, a major firm in providing leadership primarily to large national convenience store chains. During his tenure at WBC, Mr. Milliken provided business consulting services to candy and tobacco wholesalers as well as major chain retailers within the convenience store, supermarket and drug store industries from April 2001 until March 2002.

James M. Murray. James M. Murray has been the Senior Vice President—Sales & Marketing for National Tobacco Company, L.P. since November 2001. Prior to that time, he was the Vice President—Marketing for National Tobacco. Before joining National Tobacco, from 1995 to 1999, Mr. Murray was employed by Brachs Confections in a variety of senior sales and marketing positions, including Director of Trade Marketing and Vice President of Marketing—Fresh Candy Shoppe. From 1985 until 1994, Mr. Murray held numerous sales and marketing positions with increasing responsibility with The American Tobacco Company, including Product Manager, Strategic Sales Operations Director, Business Unit Director and Vice President—Premium Brands where he was responsible for the profitable development of the Carlton, Pall Mall and Lucky Strike brands. Prior to joining American Tobacco, Mr. Murray was employed by A.C. Nielsen Marketing Research.

Lawrence S. Wexler. Lawrence S. Wexler has been the President and Chief Operating Officer of North Atlantic Cigarette Company, Inc. since December 2003. Prior to joining the company, from 1998 to 2003 he was a consultant to a number of emerging marketing, communication and financial companies, advising them on financial, marketing, and strategic matters, at times in an operating role. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing and Finance Departments. As Group Director, Discount Brands his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992-93 and Senior Vice President Finance, Planning and Information Services from 1993 to 1998, when he left that company.

Jack Africk. Jack Africk has been a director of NAHC since its formation in January 2004. Mr. Africk has also been a Director of NATC since October 1997. Mr. Africk has also been serving as a consultant to NATC since January 1999. From January through December 1998 he served as President and Chief Operating Officer of NATC. From 1996 to June 1997, he was Chief Executive Officer of NATC Holdings USA, Inc. Prior to that time, from 1993 to 1996, Mr. Africk was a consultant and Director of NATC Holdings USA, Inc. Mr. Africk is a former Vice Chairman of UST Inc. (“UST”). From 1979 until 1993, Mr. Africk held various positions with UST, including Vice Chairman and Executive Vice President, as well as positions with subsidiary organizations including President of an international division, and President and Chief Executive Officer of United States Tobacco Company. Mr. Africk also currently serves as a Director of Tanger Factory Outlets, a NYSE real estate investment trust that owns and operates factory outlet centers, and Crown Central Petroleum, an operator of refineries, gasoline stations and convenience stores.

Marc S. Cooper. Marc S. Cooper has been a director of NAHC since its formation in January 2004. Mr. Cooper has also served as a Director of NATC since May 2001. Since May 1999, he has served as a Managing Director of Peter J. Solomon Company in its Mergers and Acquisitions Department. From March 1992 until May 1999, Mr. Cooper served as Vice Chairman of Barington Capital Group, an investment bank which he was a founding member of. Prior to his tenure with Barington Capital Group, Mr. Cooper spent three years as a partner of Scharf Brothers, a private merchant banking firm. Currently, Mr. Cooper serves as a director of Steve Madden, Inc. and Maxcor Financial.

Geoffrey J. F. Gorman. Geoffrey Gorman has been a director of NAHC since its formation in January 2004. Mr. Gorman has also served as a Director of NATC since April 2002. He is the Managing Partner of Private Equity Partners, LLC. Since 1985, he has organized and led leveraged acquisitions and private equity investments. Mr. Gorman has served as a Chairman of the Board of Directors of Protein Genetics, Inc., Southern Dental Corporation, Waterbury Companies, Inc. and Compass Plastics & Technologies, Inc. Mr. Gorman has also served as a member of the board of directors of Swanson Manufacturers, Inc., Golden State Vintners, Inc., The Company Store, Inc., Avanti Petroleum, Inc. and Koala Springs International Corporation. Mr. Gorman currently serves as Chairman of the Board of Advisors of Santa Maria Foods Corporation and as a member of the board of directors of Winnfield Funeral Homes and Life Insurance Company. Prior to 1996, Mr. Gorman was a partner at Ardshiel, Inc., an investment bank.

No family relationships exist between any of our directors and executive officers.

Election of Directors

Pursuant to the terms of an Exchange and Stockholders’ Agreement, dated as of June 25, 1997, among North Atlantic Trading Company and certain of its stockholders (the “Stockholders’ Agreement”), Mr. Helms has the right to vote a number of shares of common stock in respect of the election of directors sufficient to elect all of our directors. Each director is to serve until the next annual meeting of shareholders (or written consent in lieu thereof) and until his successor is elected and duly qualified.

Compensation of Directors

Generally, directors who do not receive compensation as our officers or employees or as officers or employees of any of our affiliates will be paid an annual retainer fee of $25,000, plus reasonable out-of-pocket expenses, for their services on the Board of Directors and its committees. Geoffrey Gorman will receive an additional $25,000 for serving as Chairman of the Audit Committee and an additional $25,000 annually for serving as Chairman of the Finance Committee.

Employment Agreements

Thomas F. Helms Jr.

Thomas F. Helms, Jr., our Chief Executive Officer, is party to an employment agreement, dated May 17, 1996 (the “Helms Employment Agreement”). Pursuant to the Helms Employment Agreement, Mr. Helms is to receive an annual base salary of $300,000, which is reviewed annually, plus a bonus in accordance with the NATC’s 1999 Executive Plan. In 2003, Mr. Helms’ salary was $725,000. The Helms Employment Agreement provides for a three-year term, renewable annually, and is terminable at will except with respect to severance. In addition, Mr. Helms receives various other benefits, including life insurance and health, hospitalization, use of a company car, disability and pension benefits and other perquisites. The Helms Employment Agreement includes a non-compete provision for a minimum of twelve months following the termination of Mr. Helms’ employment as well as for any period during which severance is paid to Mr. Helms. Mr. Helms is entitled to twelve months’ severance and a continuation of benefits following a termination of his employment by the Company without cause, provided in such event that the bonus received shall be only for the year in which the termination occurred and shall be prorated.

David I. Brunson

David I. Brunson, the President, Treasurer and Assistant Secretary of NAHC and President, Chief Financial Officer and Treasurer of NATC, entered into an amended and restated employment agreement on April 30, 1998 which was subsequently amended on November 21, 2002 (as so amended, the “Brunson Employment Agreement”). Pursuant to the Brunson Employment Agreement, Mr. Brunson receives an annual base salary of $600,000, which is reviewed annually, plus a bonus in accordance with NATC’s 1999 Executive Plan. The Brunson Employment Agreement provides for a rolling two-year term such that in the event Mr. Brunson resigns for good reason or is terminated without cause, he is entitled to receive a severance payment in the amount of $425,000 per year, and a pro rated bonus (based on the highest earned bonus paid to Mr. Brunson during the preceding two years) for the remainder of the term of employment. Any options or shares of restricted stock granted to Mr. Brunson vest in full as of the date of such termination. In addition, Mr. Brunson would also have the option to require the Company to repurchase at fair market value all or a portion of his shares of the Company’s common stock. In the event of his termination within twelve months following the occurrence of a change of control of the Company, Mr. Brunson will receive a lump sum cash payment equal to three times the sum of (a) his current annual base salary and (b) the highest bonus paid to Mr. Brunson pursuant to the 1999 Executive Plan during the preceding two years. If Mr. Brunson’s employment is terminated for any other reason, he will receive his accrued and unpaid salary and bonus to the date of termination.

Mr. Brunson received signing and stay bonuses, each in the amount of $300,000, upon the execution of the Brunson Employment Agreement and on February 28, 1999, respectively. In addition, Mr. Brunson receives various other benefits, including life insurance and medical, disability, pension benefits, club memberships, use of a company car, stock options and reimbursements of certain expenses. The Brunson Employment Agreement includes a non-compete provision for a minimum of twelve months following the termination of Mr. Brunson’s employment and for any subsequent period during which severance is paid to Mr. Brunson.

Pursuant to a non-qualified stock option agreement, Mr. Brunson was granted options to purchase 30,928 shares of NATC’s Common Stock. One-third of these options vested as of the closing of the 1997 Acquisition and one-third of these options vested on each of April 23, 1998 and April 23, 1999. In connection with the exercise of such options and subject to certain limitations, including a requirement that Mr. Brunson shall not leave, resign or be terminated for cause, the Company has agreed to pay Mr. Brunson an amount equal to the sum of (i) the difference between ordinary income and long-term capital gain tax liability for reportable income resulting from any exercise of the options, plus (ii) a “gross-up” to compensate for the additional ordinary income tax liability resulting from the payment of such amount.

In addition, our Board of Directors has approved an incentive compensation arrangement for Mr. Brunson relating to the integration of Stoker. Under this arrangement, Mr. Brunson is eligible to receive up to $725,000 in the event that in excess of $4.0 million of synergies are achieved following the integration of Stoker, as determined by the Board of Directors.

James W. Dobbins

James W. Dobbins, the Vice President—Secretary of NAHC and Senior Vice President—General Counsel and Secretary of NATC, has an employment agreement, dated November 21, 2002 (the “Dobbins Agreement”), pursuant to which Mr. Dobbins is paid $235,000, subject to annual review by the Board of Directors, is included in the Management Bonus Plan, and is granted additional benefits such as life insurance, stock options and reimbursement for a club membership as well as stock options to purchase 2,000 shares of the common stock of Parent at an exercise price of $18.19 per share and 2,000 shares at an exercise price of $90.00 per share. The Dobbins Agreement provides for a rolling twelve month term, such that in the event of termination of Mr. Dobbins’ employment by the Company without cause, Mr. Dobbins is entitled to receive his then current annual salary plus an amount equal to his bonus in the prior year.

Robert A. Milliken, Jr.

Robert A. Milliken, Jr., the President and Chief Operating Officer of National Tobacco Company, L.P., is party to an employment agreement dated March 28, 2002 (the “Milliken Employment Agreement”) pursuant to which Mr. Milliken receives a base annual salary of $367,500, plus a bonus in accordance with the Company’s Management Bonus Plan (as defined). The Milliken Employment Agreement provides for a rolling twelve month term, such that in the event of termination of Mr. Milliken’s employment by the Company without cause, Mr. Milliken is entitled to receive his then current annual salary, plus an amount equal to his bonus in the prior year. The Milliken Employment Agreement also provides for club membership dues and disability insurance, use of a company car, as well as a stock option to purchase 7,915 shares of the common stock of Parent at an exercise price of $90.00 per share.

James M. Murray

James M. Murray, the Senior Vice President—Sales and Marketing of National Tobacco Company, L.P. (“NTC”), has an employment agreement, dated December 1, 2003 (the “Murray Agreement”), with NTC pursuant to which he receives a base annual salary of $226,100, plus a bonus in accordance with the Company’s Management Bonus Plan. The agreement also provides for a rolling twelve month term, such that in the event of termination of Mr. Murray by the Company without cause, Mr. Murray is entitled to receive his then current annual salary. The Murray Agreement also provides for certain benefits in the event that Mr. Murray is relocated to the Louisville, Kentucky facility, such as, use of a company vehicle and a club membership, as well as stock options to purchase 2,000 shares of Parent’s common stock at an exercise price of $18.19 per share and 2,000 shares at an exercise price of $90.00 per share.

Lawrence S. Wexler

Lawrence S. Wexler, the President and Chief Operating Officer of North Atlantic Cigarette Company, Inc. (“NACC”), has an employment agreement, dated December 1, 2003 (the “Wexler Agreement”) with NACC, pursuant to which he receives a base annual salary of $350,000, plus a bonus in accordance with the Company’s Management Bonus Plan. The agreement also provides for severance benefits of one year’s salary, and certain bonuses. In addition, the agreement provides for certain other benefits during his employment, such as options to purchase 10,000 shares of Parent’s common stock at an exercise price of $90.00 per share, use of a company car, reimbursement for some club membership dues, and reimbursement for life and disability insurance.

Executive Compensation

The following table summarizes the compensation paid by the Company as well as certain other compensation paid or accrued, to the executives listed below for the fiscal years ended December 31, 2001, 2002 and 2003 (each person appearing in the table is referred to as a “Named Executive”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Thomas F. Helms, Jr. Chairman of the Board and Chief Executive Officer	2003 2002 2001	$725,000 725,000 525,000	$	— — 400,000	— — —	— — —	— — —	— — —	$130,499 106,705 106,797	(1) (2) (3)

David I. Brunson President, Chief Financial Officer and Treasurer	2003 2002 2001	600,000 600,000 425,000		— — 300,000	— — —	— — —	— — —	— — —	85,621 94,005 78,712	(4) (5) (6)

Robert A. Milliken, Jr. President and Chief Operating Officer – National Tobacco Company, L.P.	2003 2002 2001	350,000 262,500 —		— — —	— — —	— — —	— — —	— — —	25,462 108,096 —	(7) (8)

James W. Dobbins Senior Vice President—General Counsel	2003 2002 2001	220,000 211,538 197,596		40,000 — 25,000	— — —	— — —	— — —	— — —	11,722 10,985 9,242	(9) (10) (11)

James M. Murray Senior Vice President—Sales & Marketing - National Tobacco Company, L.P.	2003 2002 2001	216,489 205,000 183,481		— — 35,000	— — —	— — —	— — —	— — —	16,731 15,731 10,745	(12) (13) (14)

(1)	Includes insurance premiums of $63,711 paid by the Company with respect to term life and disability insurance, contributions by the Company of $14,000 to a defined contribution plan, $50,000 as compensation for estate and tax planning activities and $2,788 for miscellaneous payments.
(2)	Includes insurance premiums of $41,917 paid by the Company with respect to term life and disability insurance, contributions by the Company of $12,000 to a defined contribution plan, $50,000 as compensation for estate and tax planning activities and $2,788 for miscellaneous payments.
(3)	Includes insurance premiums of $41,917 paid by the Company with respect to term life and disability insurance, contributions by the Company of $6,803 to a defined contribution plan, $50,000 as compensation for estate and tax planning activities and $8,077 for miscellaneous payments.
(4)	Includes insurance premiums of $12,390 paid by the Company with respect to term life and disability insurance, contributions by the Company of $14,000 to a defined contribution plan, $35,000 as compensation for estate and tax planning activities and $24,231 for miscellaneous payments.
(5)	Includes insurance premiums of $12,390 paid by the Company with respect to term life and disability insurance, contributions by the Company of $12,000 to a defined contribution plan, $35,000 as compensation for estate and tax planning activities and $34,615 for miscellaneous payments.
(6)	Includes insurance premiums of $12,390 paid by the Company with respect to term life and disability insurance, contributions by the Company of $6,803 to a defined contribution plan, $35,000 as compensation for estate and tax planning activities and $24,519 for miscellaneous payments.
(7)	Includes contributions by the Company of $12,000 to a defined contribution plan and $13,462 for miscellaneous payments.

(8)	Includes signing bonus of $87,500, contributions by the Company of $10,500 to a defined contribution plan and $10,096 for miscellaneous payments.
(9)	Includes contributions by the Company of $7,914 to a defined contribution plan and $3,808 for miscellaneous payments.
(10)	Includes contributions by the Company of $7,177 to a defined contribution plan and $3,808 for miscellaneous payments.
(11)	Includes contributions by the Company of $6,550 to a defined contribution plan and $2,692 for miscellaneous payments.
(12)	Includes contributions by the Company of $12,000 to a defined contribution plan and $4,731 for miscellaneous payments.
(13)	Includes contributions by the Company of $11,000 to a defined contribution plan and $4,731 for miscellaneous payments.
(14)	Includes contributions by the Company of $6,803 to a defined contribution plan and $3,942 for miscellaneous payments.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

There were no stock options granted in 2003 to any of the named executive officers.

AGGREGATED OPTION/SAR EXERCISES DURING LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information with respect to the exercise of options to purchase the Company’s common stock during 2003, and the unexercised options held and the value thereof at that date, for each of the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Option At Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
David I. Brunson	—	—	37,024	4,000	$2,371,453	—

Robert A.	—	—	1,979	5,936	—	—

James W.	—	—	2,500	1,500	143,620	—

James M. Murray	—	—	2,500	1,500	143,620	—

LONG TERM INCENTIVE PLAN

The Company has no current Long Term Incentive Plan in place.

Compensation Committee Interlocks and Insider Participation

In March 2002, a Compensation Committee, consisting of Jack Africk and Marc S. Cooper, was established by the Board of Directors to consider matters relating to the compensation of the Company’s executive officers and to administer the Option Plan. For information concerning related-party transactions involving Mr. Helms or the members of the Compensation Committee, see Item 13, “Certain Relationship Transactions.”

Compensation of Directors

Generally, directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer fee of $25,000, plus reasonable out-of-pocket expenses, for their services on the Board and its committees. Geoffrey Gorman will receive an additional $25,000 for serving as Chairman of the Audit Committee and an additional $25,000 annually for serving as Chairman of the Finance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common stock as of April 2, 2004, by (i) each person or entity who beneficially owns five percent or more of our common stock, (ii) each of our and NATC’s directors and named executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each beneficial owner’s address is c/o North Atlantic Trading Company, Inc., 257 Park Avenue South, 7th Floor, New York, New York 10010-7304.

		Percent Owned(a)
Beneficial Owner	Number of Shares	Before Exercise of Warrants	After Exercise of Warrants
Thomas F. Helms, Jr.(b) Helms Management Corp.	493,861	83.9%	79.3%
David I. Brunson(c)	268,610	45.6	43.1
Herbert Morris(d) Flowing Velvet Products, Inc. 3 Points of View Warwick, New York 10990	37,990	6.5	6.1
Maurice R. Langston(d) Langston Enterprises, Inc.	37,038	6.3	5.9
Alan R. Minsterketter(d) Alan M. Inc.	27,613	4.7	4.4
Jack Africk(e)	21,212	3.6	3.4
Marc S. Cooper(f) Peter J. Solomon Company Limited	—	*	*
Guggenheim Investment Management, LLC(g)	10,984	1.9	4.1
Geoffrey J. F. Gorman	—	*	*
Edward L. Hickerson	—	*	*
James W. Dobbins(h)	3,000	*	*
Robert A. Milliken, Jr.(i)	3,958	*	*
James M. Murray(j)	2,500	*	*
Directors and Executive Officers as a Group (9 persons)	493,861	83.9%	79.3%

*	Less than 1%.
(a)	The percentages assume, in the column entitled “Before Exercise of Warrants,” that none of the outstanding warrants (i) to purchase an aggregate of 16,091 shares of our common stock at an exercise price of $.01 per share issued in connection with our recapitalization in 1997, (ii) to purchase an aggregate of 3,000 shares of our common stock at an exercise price of $40.00 per share, issued in 2003 to Peter J. Solomon Company Limited, and (iii) to purchase an aggregate of 14,721 shares of our common stock at an exercise price of $90.00 per share, issued to Guggenheim Investment Management, LLC, are exercised. The percentages assume, in the column entitled “After Exercise of Warrants,” that all of such warrants are exercised.
(b)

Helms Management Corp., all of the voting capital stock of which is owned by Mr. Helms, who serves as its President and all of the non-voting capital stock of which is owned by a trust established by Mr. Helms for the benefit of his children, owns 259,264 shares of our common stock, which represents approximately 39.0% of the outstanding shares, including currently exercisable options and assuming that none of the outstanding warrants are exercised, or 37.1% of the outstanding shares, including currently exercisable options and assuming that all such warrants are exercised. Of the 259,264 shares owned by Helms Management Corp., 218,800 shares are subject to a voting trust agreement pursuant to which Mr. Helms and David I. Brunson exercise certain voting powers and which may result in each of them being deemed a beneficial owner of such shares. See “Certain Relationships and Related Party Transactions—Voting Trust Agreement.” Because of Mr. Helms’ ability to vote an additional 157,882 shares of our common stock held by members of our management in respect of the election of our directors pursuant to the Stockholders’ Agreement, he may be deemed to be the beneficial owner of such additional shares. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” In connection with the transfer of 33,725 shares of our common stock held by certain stockholders, the transferees of such shares granted Mr. Helms the right to vote such shares with respect to any and all matters submitted to a vote of our stockholders and, consequently, Mr. Helms may be deemed to be the beneficial owner of such shares. In addition, Mr. Helms may be deemed the beneficial owner of 37,990 shares that are subject to a voting agreement between Helms Management Corp. and Flowing Velvet Products, Inc., and an additional 5,000 shares held by an outside investor that are subject to the voting agreement. See “Certain Relationships and Related Party Transactions—Voting Agreement.”

(c)	Includes (i) 2,250 shares of our common stock owned by Mr. Brunson, (ii) 41,024 shares subject to currently exercisable stock options held by Mr. Brunson and (iii) 218,800 shares owned by Helms Management Corp. that are subject to a voting trust agreement pursuant to which Mr. Brunson exercises certain voting powers and which may result in his being deemed a beneficial owner of such additional shares. See “Certain Relationships and Related Party Transactions—Voting Trust Agreement.” In addition, Mr. Brunson has the right to acquire 6,536 shares currently owned by Helms Management Corp.
(d)	Reflects shares held by the corporation listed below the name of such natural person. Such natural person owns all of the issued and outstanding shares of capital stock of the corporation listed below the name of such natural person.
(e)	Includes 6,250 shares of our common stock held by the Africk Family Foundation, Inc., of which Mr. Africk is the trustee and which may result in his being deemed a beneficial owner of such shares. In addition, 14,962 shares are subject to currently exercisable stock options.
(f)	Reflects a warrant issued to the corporation listed below the name of such natural person currently exercisable for 3,000 shares of our common stock. Such person is a Managing Director of the corporation.
(g)	Reflects shares received by Guggenheim in partial payment for having entered into a commitment letter to provide financing in connection with the Transactions (representing 1.5% of our common stock on a fully diluted basis). Guggenheim also holds warrants to purchase an aggregate of 14,721 shares of our common stock at an exercise price of $90.00 per share.
(h)	Mr. Dobbins holds 3,000 shares subject to currently exercisable stock options.
(i)	Mr. Milliken, Jr. holds 3,958 shares subject to currently exercisable stock options.
(j)	Mr. Murray holds 2,500 shares subject to currently exercisable stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

NATC and certain of its stockholders are parties to the Stockholders’ Agreement, setting forth among other things, the manner in which NATC’s directors are to be selected. Pursuant to the Stockholders’ Agreement, Mr. Helms has the right to vote a number of shares of common stock in respect of the election of directors sufficient to elect all of NATC’s directors. The Stockholders’ Agreement also sets forth certain restrictions on the transfer of shares of common stock by existing stockholders of NATC and on the acquisition by existing stockholders of investments in competitors of Bolloré. In addition, the Stockholders’ Agreement provides the existing stockholders of NATC with certain “tag-along” rights to participate ratably in sales of common stock to third parties and requires existing stockholders to participate ratably in certain sales of common stock to third parties. Subject to the terms of all of NATC’s applicable debt agreements and applicable debt agreements of its subsidiaries, the Stockholders’ Agreement provides that NATC may maintain insurance on the lives of its management officers and, in the event of the death of any such person, for the mandatory repurchase by NATC of all of such person’s common stock at the fair market value thereof (which will be determined by an independent investment banking firm if the parties cannot otherwise agree upon such value) to the extent of available insurance proceeds, and the optional repurchase of additional shares of such person’s common stock at such fair market value to the extent of available cash. Subject to the terms of all of NATC’s applicable debt agreements and the applicable debt agreements of its subsidiaries, and to the rights of holders of its preferred stock, NATC also has the right to repurchase the shares of common stock held by members of management if their employment terminates, in the event of certain bankruptcy proceedings relating to such persons or upon an involuntary transfer of their shares by court order or otherwise in each case at the fair market value of such shares. NAHC become a party to the Stockholders’ Agreement concurrently with the closing of the offering of the notes.

Voting Trust Agreement

Thomas F. Helms, Jr. and David I. Brunson are voting trustees under a Voting Trust Agreement with Helms Management Corp. Helms Management Corp. owns 259,264 shares of our common stock, 218,800 of which are subject to the Voting Trust Agreement. Pursuant to the Voting Trust Agreement, and subject to certain limitations, the voting trustees have the power to vote the shares subject to the Voting Trust Agreement in connection with the election of directors and any other matters. The voting trustees may be removed at any time by the holders of the voting trust certificate and replaced with a successor. As voting trustees under the Voting Trust Agreement, Messrs. Helms and Brunson are entitled to three votes and one vote, respectively. Unless terminated by the certificate holder, the Voting Trust Agreement will terminate on December 17, 2012.

Voting Agreements

Helms Management Corp. and Flowing Velvet Products, Inc. (“Flowing Velvet”) are parties to a voting agreement, setting forth among other things the agreement by Flowing Velvet to vote in all matters submitted to a vote of Stockholders in such manner as Flowing Velvet may be directed by Thomas F. Helms, Jr., the President of Helms Management Corp. In addition, in connection with the transfer of 32,115 shares of common stock pursuant to the Stockholders’ Agreement, the transferees of such shares granted Mr. Helms the right to vote such shares with respect to any and all matters submitted to a vote of our stockholders.

Promissory Notes

On March 24, 1998, David I. Brunson, our President, Chief Financial Officer and Treasurer, purchased 2,250 shares of our common stock from us at a price of $40 per share. As part of the purchase price, Mr. Brunson issued a note to us in the aggregate principal amount of $60,000. On March 31, 2002, Mr. Brunson issued a new note to us in the amount of $60,000 replacing the previous note. The note bears interest at 5.0% per annum and has a final maturity on March 31, 2008.

On April 26, 1988 and on December 15, 1988, Mr. Thomas F. Helms, Jr., our Chief Executive Officer, borrowed $45,000 and $75,000, respectively, in connection with the purchase of a portion of his partnership interest in National Tobacco Company and executed two separate notes, payable to us. On April 14, 1998, Helms Management Corp., a corporation in which Mr. Helms owns all of the voting capital stock and a trust established by Mr. Helms for the benefit of his children which owns all of the non-voting capital stock, issued a promissory note to us in the aggregate principal amount of $886,686.30, representing the principal on the notes discussed above, plus an additional loan by us in the amount of $766,686.30 to cover certain income tax liabilities of Helms Management Corp. resulting from our conversion from a limited liability company to a “C” corporation in connection with our recapitalization and acquisition in 1997. Upon execution of the $886,686.30 note, the prior notes issued by Mr. Helms were cancelled. On March 31, 2002, Helms Management Corp. issued a promissory note to us in the amount of $958,499.02 and the prior note was cancelled. The current note bears interest at the rate of 5.0% per annum and has a final maturity on March 31, 2008. On January 4, 1999, Mr. Helms issued a promissory note to us, in the principal amount of $150,000, for an additional loan by us to cover certain tax liabilities of Helms Management Corp. resulting from the above-mentioned conversion of LLC. On April 20, 2001 and on November 12, 2001, additional loans, each in the amount of $150,000, were made to Mr. Helms on the same terms as the existing loans. On March 31, 2002, Mr. Helms issued a promissory note to us in the principal amount of $475,071.30 representing the principal amounts on the three notes discussed immediately above ($450,000), plus accrued interest of $25,071.30. Upon execution of the $475,071.30 note, which bears interest at 5.0% per annum and has a final maturity on March 31, 2008, the prior notes were cancelled. As of April 30, 2004, the aggregate amount outstanding, including accrued interest, under all outstanding notes described above was approximately $1,511,000.

Other Affiliate Transactions

Kent Helms and Thomas F. Helms, III, sons of Thomas F. Helms, Jr., are employed by us. During 2003, Kent Helms, Manager-Sales Training & Development, received aggregate compensation of $72,530.90 and Thomas F. Helms, III, Manager-Marketing, received aggregate compensation of $100,307.75 for services in such capacities. Pursuant to a policy adopted by our Board of Directors, their compensation is subject to the approval of, and was approved by, the directors who are not members of management.

Jack Africk, our former President and Chief Operating Officer, terminated his employment agreement with us effective December 31, 1998, but continues to serve as a member of our Board of Directors. In connection with Mr. Africk’s resignation from employment, we and Mr. Africk entered into a consulting agreement (the “Africk Consulting Agreement”), pursuant to which Mr. Africk provides consulting services to us on an as needed basis at the rate of $75,000 per annum. The Africk Consulting Agreement is subject to annual renewals. For 2002, Mr. Africk received $75,000 pursuant to the terms of the Africk Consulting Agreement and an additional $50,000 for consulting services that exceeded the extent of services contemplated by the Africk Consulting Agreement. For 2003, Mr. Africk’s compensation under his agreement was increased to $100,000 per annum and he received an additional $50,000 for consulting services relating to our acquisition of Stoker. For 2004, Mr. Africk’s agreement has been renewed on identical terms.

On November 8, 2002, we also entered into an agreement with Marketing Solutions USA, a company controlled by Mr. Africk, under which Marketing Solutions USA represents us with a specific customer, and receives a percentage commission. The agreement commenced January 1, 2003 and terminated on December 31, 2003. We have subsequently renewed that agreement for 2004 on the same terms.

Marc S. Cooper is a Managing Director of Peter J. Solomon Company Limited (“PJSC”), an investment banking and financial advisory firm. In June 2001, we engaged PJSC to render general financial and strategic advisory services through May 1, 2004. As compensation therefore, we issued to PJSC, as a one time retainer fee, warrants to purchase 3,000 shares of common stock at an exercise price of $40.00 per share, and agreed to reimburse PJSC for out-of-pocket expenses incurred in connection with its provision of services.

On November 1, 2002, we engaged Peter J. Solomon Company to provide support in the form of financial analysis and modeling, and strategic advice with respect to the proposed purchase of the assets of Star Scientific, Inc. The term of the contract expired on March 31, 2003, and we paid Peter J. Solomon Company a total of $250,000.

On September 18, 2003, we engaged Peter J. Solomon Company to provide support in the form of financial analysis and modeling, and strategic advice with respect to the refinancing transactions described herein. The term of the contract will expire on June 30, 2004, and we paid Peter J. Solomon Securities Company Limited $1,500,000 upon the successful completion of the refinancing transactions.

Part of the proceeds of the offering of the old notes and the related refinancing transactions were used to make a distribution in the amount of $2.3 million in order to make incentive payments to certain key employees and NATC’s outside directors. The key employees who received incentive payments included Thomas F. Helms, Jr. ($750,000), David I. Brunson ($750,000), James W. Dobbins ($23,000), Robert A. Milliken, Jr. ($70,000), and James M. Murray ($43,000). In addition, Jack Africk, Marc S. Cooper and Geoffrey J.F. Gorman, our outside directors, each received $50,000.

DESCRIPTION OF OTHER DEBT

New Senior Revolving Credit Facility

In connection with the Transactions, NATC amended and restated its existing credit facility, resulting in a new $50.0 million (reducing to $40.0 million in August 2005) senior revolving credit facility with Bank One, N.A. as agent (the “Agent Bank”) and La Salle Bank, National Association. The credit agreement (the “Credit Agreement”) governing the new senior revolving credit facility includes a letter of credit sublimit of $25.0 million and terminates three years from the closing date. NATC is using the new senior revolving credit facility for working capital and general corporate purposes. The following is a description of the general terms of the Credit Agreement.

Indebtedness under the Credit Agreement is guaranteed by each of NATC’s current and future direct and indirect subsidiaries, and is secured by a first perfected lien on substantially all of NATC’s and NATC’s direct and indirect subsidiaries’ current and future assets and property. The collateral will also include a pledge by NAHC of all of its equity interest in NATC and a first priority lien on all equity interests and intercompany notes held by NATC and each of its subsidiaries.

Each advance under the Credit Agreement bears interest at variable rates based, at our option, on either the prime rate plus 1% or LIBOR plus 3%. The Credit Agreement provides for voluntary prepayment, subject to certain exceptions, of loans. In addition, without the prior written consent of the Agent Bank, NATC shall not allow a Change in Control (as defined in the Credit Agreement), the sale of any material part of its assets and the assets of its subsidiaries on a consolidated basis or, subject to certain exceptions, the issuance of equity or debt.

The new senior revolving credit facility may be repaid and reborrowed. NATC is required to pay the lenders under the Credit Agreement a closing fee equal to 1.25% of the aggregate commitments, payable on the closing date, and an annual commitment fee in variable amounts ranging from 0.50% to 0.65% of the difference between the commitment amount and the average usage of the facility, payable on a quarterly basis, on the undrawn and unused portion of the credit facility. NATC is also required to pay to the lenders letter of credit fees equal to 3.00% per annum multiplied by the maximum amount available from time to time to be drawn under such letter of credit issued under the Credit Agreement and to the lender issuing a letter of credit a fronting fee of 0.125% per annum multiplied by the aggregate face amount of letters of credit outstanding during a fiscal quarter plus other customary administrative, amendment, payment and negotiation charges in connection with such letters of credit.

The Credit Agreement requires NATC and its subsidiaries to meet certain financial tests, including a minimum fixed charge coverage ratio, and a minimum consolidated adjusted EBITDA. The Credit Agreement also contains covenants which among other things limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the Credit Agreement requires that Thomas F. Helms, Jr. and David I. Brunson shall remain active in the day-to-day operation and management of NATC and its subsidiaries during the term of the facility.

The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a Change in Control and judgment defaults.

NATC Notes

General. Concurrently with the offering of the old notes, NATC issued $200 million in aggregate principal amount of its Senior Notes due 2012 in a private transaction not subject to the registration requirements under the Securities Act.

Ranking. The NATC Notes are NATC’s unsecured senior obligations and rank equally in right of payment to all of its existing and future unsubordinated obligations and senior in right of payment to any obligations that are by their terms subordinated to the NATC Notes and are effectively subordinated to any of NATC’s secured obligations to the extent of the assets securing those obligations. The NATC Notes are guaranteed by all of NATC’s existing and certain of its future subsidiaries.

Optional Redemption. Prior to March 1, 2008, NATC may redeem all or a part of the NATC Notes by paying a “make-whole” premium based on U.S. Treasury Rates. On or after March 1, 2008, NATC may redeem all or a part of the NATC Notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

In addition, at any time prior to March 1, 2007 NATC may redeem up to 35% of the originally issued aggregate principal amount of NATC Notes at a redemption price of 109.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of us or NATC, provided that at least 65% of the originally issued principal amount of the NATC Notes remains outstanding after the occurrence of such redemption and the redemption occurs within 60 days of the closing of such equity offering.

Change of Control. In the event of a change of control, which is defined in the indenture governing the NATC Notes, each holder of the NATC Notes will have the right to require NATC to repurchase all of any part of such holder’s NATC Notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants. The indenture governing the NATC Notes contains certain covenants that, among other things, limit NATC’s ability and the ability of some of NATC’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the NATC Notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of Default. The indenture governing the NATC’s Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such NATC’s Notes to become or to be declared to be due and payable.

DESCRIPTION OF NOTES

General

The old notes were issued and the registered notes will be issued under an Indenture, dated as of February 17, 2004 (the “Indenture”), between the Company and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), a copy of which is available upon request to the Company. In this section, “Notes” refers to the old notes and the registered notes collectively. The following is a summary of certain provisions of the Indenture and the Notes and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”)). For purposes of this section, references to the “Company” include only North Atlantic Holding Company, Inc. and not its Subsidiaries and references to “NATC” include only North Atlantic Trading Company, Inc. and not its Subsidiaries.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note register. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of Notes

The Notes will be unsecured, senior obligations of the Company and will mature on March 1, 2014. Until March 1, 2008, interest will accrue on the Notes at the rate of 12 1/4% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of original issuance and March 1, 2008, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on March 1, 2008 (the “Full Accretion Date”). Beginning on the Full Accretion Date, cash interest on the Notes will accrue at the rate of 12 1/4% per annum and will be payable semiannually in arrears on March 1 and September 1 of each year to holders of record at the close of business on the February 15 or August 15 immediately preceding such interest payment dates, commencing September 1, 2008.

No cash will accrue on the Notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. See “Certain U.S. Federal Income Tax Considerations” for a discussion regarding the taxation of such original issue discount.

Holding Company Structure

The Company is a holding company with no operation’s or assets of its own other than the capital stock of NATC. All of the Company’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company’s creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Company’s Subsidiaries, including NATC. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by the Company’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Risk Factors—Risks Related to the Notes.”

Ranking

The Notes will be senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and will rank senior in right of payment to any future subordinated indebtedness of the Company. The Notes will be effectively subordinated to any secured indebtedness of the Company, to the extent of the assets serving as security therefor, and will be structurally subordinated to all of the obligations of the Company’s Subsidiaries.

As of March 31, 2004, the aggregate principal amount of indebtedness of the Company’s Subsidiaries to which the Notes were structurally subordinated was approximately $220.4 million.

Mandatory Redemption

The Company will not be required to make mandatory redemptions or sinking fund payments prior to the maturity of the Notes.

Optional Redemption

Optional Redemption. On and after March 1, 2009, the Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed in percentages of principal amount at maturity), if redeemed during the 12-month period commencing March 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2009	106.125%

2010	104.083%

2011	102.042%

2012 and thereafter	100.000%

In addition, prior to March 1, 2009, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the Accreted Value of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption upon Equity Offering. In addition, at any time prior to March 1, 2007, the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company so long as there is a Public Market at the time of such redemption, at a redemption price equal to 112.250% of the Accreted Value thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption at least 65% of the aggregate principal amount at maturity of the Notes issued under the Indenture remains outstanding. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

Selection. In the case of any partial redemption as set forth above, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount at maturity only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 but no more than 60 days prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, Accreted Value will cease to accrete or interest will cease to accrue, as the case may be, on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

Repurchase at the Option of Holders

Change of Control. The Indenture will provide that upon the occurrence of a Change of Control each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture will provide that within 30 days following any Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date), (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The definition of “Change of Control” includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, including a transaction permitted under the “Merger and Consolidation” covenant. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Senior Secured Facilities. Future indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase of the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the New Senior Secured Facilities and the Opco Notes restrict the Company’s Subsidiaries from paying dividends or distributions to the Company for purchasing the Notes in the event of a Change of Control. Consequently, if the Company is not able to prepay the Indebtedness under the New Senior Secured Facilities and any other senior indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

The existence of a holder’s right to require the Company to repurchase such Holder’s Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

Sales of Assets. The Indenture will provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

If any Restricted Subsidiary of the Company engages in an Asset Disposition, such Restricted Subsidiary shall apply the Net Available Cash therefrom within 395 days after receipt thereof (x) to the extent any Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased), (y) to the investment in or acquisition of Additional Assets or (z) to make capital expenditures in respect of assets used or useful in the business of a Restricted Subsidiary. The sum of (i) the amount of Net Available Cash not applied or invested as provided in this paragraph (to the extent permitted by the applicable documents governing Indebtedness of the Company’s Restricted Subsidiaries to be distributed to the Company) plus (ii) 5 business days after receipt thereof, the Net Available Cash from Asset Dispositions by the Company will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall be required to make an offer to purchase from all holders of the Notes and, if applicable, redeem, prepay, repay or purchase (collectively, “redeem”) (or make an offer to do so) any Pari Passu Indebtedness of the Company, the provisions of which require the Company to redeem such Pari Passu Indebtedness with the proceeds from any Asset Dispositions (or offer to do so), in an aggregate principal amount at maturity of Notes and such Pari Passu Indebtedness, equal to the amount of such Excess Proceeds as follows:

(1) the Company shall (a) make an offer to purchase (a “Net Proceeds Offer”) to all holders of Notes and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness (pro rata in proportion to the respective principal amounts at maturity of the Notes and such other Pari Passu Indebtedness required to be redeemed), the maximum principal amount at maturity (the “Payment Amount”) of Notes and Pari Passu Indebtedness that may be redeemed out of the amount of such Excess Proceeds;

(2) the offer price for the Notes shall be payable in cash in an amount equal to 100% of the Accreted Value of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Pari Passu Indebtedness Price paid to holders of Pari Passu Indebtedness is less than the pro rata portion of the Payment Amount allocable to such Pari Passu Indebtedness, then such shortfall shall be used to purchase Notes validly tendered and not withdrawn in excess of the pro rata portion of the Payment Amount allocable to the Notes;

(4) if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders of Notes thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes (as may be increased in accordance with clause (3) above), Notes to be purchased shall be selected on a pro rata basis; and

(5) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount, such shortfall may be used by the Company for general corporate purposes as permitted under the Indenture.

For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of senior Indebtedness of the Company or senior Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such senior Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 90 days following the Asset Disposition) converted by the Company or such Restricted Subsidiary into cash.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

Certain Covenants

The Indenture contains certain covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries may Incur Indebtedness, if on the date thereof the Consolidated Leverage Ratio would be less than 6.0:1.

(b) Notwithstanding the foregoing paragraph (a), the Company, NATC and, as applicable, their Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness of NATC and its Restricted Subsidiaries Incurred pursuant to one or more Credit Facilities in an aggregate principal amount not to exceed $85.0 million at any time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of NATC and its Restricted Subsidiaries thereunder), less the aggregate of all net proceeds of Asset Dispositions applied to repay any such Indebtedness (and, in the case of a revolving credit facility, to effect a corresponding reduction in the commitments to advance loans thereunder);

(2) Indebtedness of NATC and its Restricted Subsidiaries represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement and any refinancing of the foregoing; provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (2) shall not exceed $5.0 million at any time outstanding;

(3) Indebtedness of the Company owing to and held by any Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such latter Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor not permitted by this clause (3);

(4) Indebtedness of the Company represented by (x) the Notes issued on the Issue Date and any Exchange Notes issued in exchange for Notes issued on the Issue Date and (y) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4);

(5) Indebtedness of NATC and its Restricted Subsidiaries under (x) the Opco Indenture not to exceed $200.0 million at any time outstanding, (y) Existing Indebtedness and (z) any Refinancing Indebtedness Incurred in respect of any indebtedness described in this clause (5) or Incurred pursuant to paragraph (a) above;

(6) Indebtedness (A) in respect of performance bonds, bankers’ acceptances and surety or appeal bonds provided by NATC or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of NATC or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (C) arising from Guarantees by NATC or any of its Restricted Subsidiaries to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

(7) Indebtedness of NATC and its Restricted Subsidiaries under Hedging Agreements; provided, however, that such Hedging Agreements are entered into for bona fide hedging purposes of NATC or its Restricted Subsidiaries and correspond in terms of notional amount, duration, currencies, commodities and interest rates, as applicable, to Indebtedness of NATC or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of NATC or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

(8) Indebtedness consisting of (A) Guarantees by the Company of Indebtedness of a Restricted Subsidiary (so long as the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant) and (B) Guarantees by a Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary (so long as such guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant); and

(9) Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness described in clauses (1)-(8)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $10.0 million.

(c) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

(d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (1) through

(9) of paragraph (b) above or is entitled to be Incurred pursuant to paragraph (a) above, the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify and later reclassify all or a portion of such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the New Senior Secured Facilities on the Issue Date shall be deemed to have been Incurred on the Issue Date under clause (1) of paragraph (b) above.

(e) The accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will be deemed not to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(a) declare or pay any dividend or make any distribution on or in respect of Capital Stock of the Company (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company;

(b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations; or

(d) make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (a) through (d) being referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(A) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the first day of the first fiscal quarter beginning after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B) the aggregate net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $5.0 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing;

(C) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company Incurred

subsequent to the Issue Date which is convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and

(D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in the case of this clause (ii), as provided in the definition of “Investment”) not to exceed the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no such amount shall be included under this clause (D) to the extent it is already included in Consolidated Net Income.

The provisions of the immediately preceding paragraph shall not prohibit:

(1) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust) of the Company; provided, however, that the net proceeds from such sale shall be excluded from clause (3)(B) of the immediately preceding paragraph;

(2) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations in compliance with the “Limitation on Indebtedness” covenant;

(3) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(4) redemptions of Capital Stock of the Company held by officers, directors or employees of the Company or any of its Subsidiaries (or their transferees, estates or beneficiaries under their estates); provided, however, that the aggregate cash consideration paid for all such redemptions shall not exceed $1.0 million during any calendar year (with any unused amounts in any calendar year being carried over to succeeding calendar years);

(5) the payment of any dividend by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(8) to the extent constituting Restricted Payments, the payments made on the Issue Date as described in the Offering Memorandum under the caption “Use of Proceeds”; and

(9) the making of other Restricted Payments not to exceed $5.0 million in the aggregate.

provided, however, that no Default shall have occurred or be continuing at the time of any such Restricted Payment or as a result thereof. In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (3) and (4) of this paragraph shall be included in the calculation of the amount of Restricted Payments and amounts expended pursuant to the other clauses of this paragraph shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the Fair Market Value of the assets so utilized in making such Restricted Payment; provided, further, that (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the Fair Market Value thereof and the liquidation preference (if any) or principal amount of the Capital Stock or Indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment made with non-cash assets in an aggregate amount in excess of $5.0 million, a written opinion as to the fairness of the valuation thereof (as determined by the Company) for purposes of determining compliance with the “Limitation on Restricted Payments” covenant in the Indenture shall be issued by an independent investment banking firm of national standing.

Limitation on Liens

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Liens (except for Permitted Liens) against any assets of the Company, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes, effective provision is made to secure the Notes at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitation on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Senior Secured Facilities and the Opco Indenture;

(b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than Indebtedness issued in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);

(c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to holders of the

Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date;

(d) in the case of clause (3), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;

(e) in the case of clause (3) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements;

(f) in the case of clause (3) above, any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, however, that such Indebtedness is not Incurred in connection with or in contemplation of such acquisition;

(g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(h) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Capital Stock thereof);

(i) encumbrances or restrictions arising or existing by reason of applicable law; and

(j) other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation of Indebtedness”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Board of Directors of the Company in good faith than the provisions contained in the New Senior Secured Facilities or in the Opco Indenture, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the Notes when due.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an “Affiliate Transaction”) unless:

(a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(b) in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the

Company and by a majority of the disinterested members of such Board, (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (a) above); and

(c) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing paragraph shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company;

(3) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $2.0 million at any time;

(4) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries so long as the Affiliate (other than the Company or another Restricted Subsidiary) owns any Capital Stock in any such Restricted Subsidiary;

(5) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business;

(6) transactions pursuant to agreements in existence on the Issue Date which are described in the Offering Memorandum;

(7) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business; and

(8) the issuance of Capital Stock of the Company (other than Disqualified Stock).

SEC Reports

The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the Trustee for distribution to the holders of the Notes within 15 days after it would have been required to file it with the Commission.

Limitation on Business Activities of the Company

The Indenture will provide that the Company shall not hold any assets, become liable for any obligations, engage in any trade or business, or conduct any business activity, other than (1) its ownership of the Capital Stock of NATC, (2) the Incurrence of Indebtedness to the extent permitted to be Incurred by the Indenture, (3) issuances of its Capital Stock and (4) activities and assets reasonably related to the foregoing.

Merger and Consolidation

(a) The Company will not directly or indirectly consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, whether in a single or series of related transactions, to, any Person and the Company will not permit any one or more Restricted Subsidiaries directly or indirectly to consolidate or merge with or into, or convey, transfer or lease all or substantially all of their or its assets, whether in a single or series of related transactions, to any Person (other than a Restricted Subsidiary) if it would involve all or substantially all of the consolidated assets of the Company, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of “—Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

(b) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

Events of Default

Each of the following constitutes an Event of Default under the Indenture:

(1) a default in any payment of interest on any Note when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by the Company to comply with its obligations under the “Merger and Consolidation” covenant described under “Certain Covenants” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “Repurchase at the Option of Holders” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes, which shall constitute an Event of Default under clause (2) above), other than “—Merger and Consolidation”;

(5) the failure by the Company to comply for 45 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after the due date thereof or is accelerated by the holders thereof because of a default and the total amount of all such Indebtedness unpaid or accelerated exceeds $10.0 million;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”); or

(8) any judgment or decree for the payment of money in excess of $10.0 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the “judgment default provision”).

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) or (5) after receipt of such notice.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes by notice to the Company and (if given by the holders) the Trustee may declare the Accreted Value of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such Accreted Value and accrued and unpaid interest shall be due and payable immediately. If an Event of Default specified in clause (7) above with respect to the Company occurs, the Accreted Value of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of Accreted Value, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (a) such holder has previously given the Trustee notice that an Event of Default is continuing, (b) holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (c) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (e) the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction that, in the reasonable opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of Accreted Value of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the Accreted Value of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of Accreted Value of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment or waiver provisions which require each holder’s consent;

(8) following the occurrence of an Asset Disposition or Change of Control, amend or modify the Company’s obligation to repurchase Notes pursuant to the provisions described under “Repurchase at the Option of Holders”; or

(9) change the method of calculation of Accreted Value.

Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA, to comply with rules of any applicable securities depositary or to provide for a successor trustee in accordance with the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under covenants described under “Certain Covenants” (other than “—Merger and Consolidation”) as well as certain other covenants described in the Indenture, the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Events of Default” above and the limitations contained in clauses (3) and (4) under “Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “Events of Default” above or because of an Event of Default specified in clause (3) under “Events of Default” resulting from the failure of the Company to comply with clause (3) of paragraph (a) under “Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of Accreted Value, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable United States federal income tax law).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been canceled) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “Optional Redemption,” and the Company has irrevocably deposited or cause to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all Accreted Value and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;

(b) the Company has paid all sums payable by it under the Indenture; and

(c) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Concerning the Trustee

Wells Fargo Bank Minnesota, National Association is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes:

(1) if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
September 1, 2004	$659.59

March 1, 2005	$699.99

September 1, 2005	$742.87

March 1, 2006	$788.37

September 1, 2006	$836.66

March 1, 2007	$887.90

September 1, 2007	$942.29

March 1, 2008	$1,000.00

The foregoing Accreted Values shall be increased, if necessary, to reflect any accretion of additional interest payable as described in “Exchange Offer; Registration Rights.” As a result, in the event that additional interest accrues on the Notes, the principal amount at maturity of Notes will be in excess of $1,000.

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the Specified Date occurs on or after the Full Accretion Date, the Accreted Value will equal $1,000 (increased, if necessary, to reflect any accretion of additional interest payable as described in “Exchange Offer; Registration Rights”).

“Additional Assets” means (1) any property or assets (other than Indebtedness and Capital Stock) to be used in the business of any Restricted Subsidiary; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by a Restricted Subsidiary of the Company; or (3) Permitted Investments of the type and in the amounts described in clause (8) of the definition thereof.

“Affiliate” of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding Accreted Value of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Notes at March 1, 2009 as set forth under “Redemption—Optional Redemption” above plus (ii) all required interest payments due on such Note through March 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding Accreted Value of the Note.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(2) a disposition of inventory or other property in the ordinary course of business;

(3) a disposition of obsolete or worn out equipment or any other property (including inventory) that, in the reasonable judgment of the Company, is obsolete or worn out and is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(4) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (4) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $2.0 million; and

(5) for purposes of the covenant “Repurchase at the Option of Holders—Sales of Assets” only, transactions permitted under “Certain Covenants—Merger and Consolidation” above.

Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the “Limitation on Restricted Payments” covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Leverage Ratio.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Opco Notes (or, if the Opco Notes are no longer outstanding, the Notes), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock and (b) the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means, with respect to any Person, the Board of Directors (or equivalent governing body) of such Person or any committee of the Board of Directors (or equivalent governing body) of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors (or equivalent governing body) of such Person.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” of any Person means any and all shares, partnership or other equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

(3) repurchase obligations for underlying securities of the types described in clause (1) entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper rated A-1 or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(5) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof maturing within one year from the date of acquisition thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1)-(5) above.

“Change of Control” means (1) any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries; (2) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors of the Company; or (3) any Person or group of related Persons (other than the Management Group) for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

“Commission” means the U.S. Securities and Exchange Commission or its successor.

“Commodity Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Cash Flow” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (1) income tax expense, (2) Consolidated Interest Expense of such Person, (3) depreciation expense, (4) amortization expense, (5) non-recurring expenses incurred in 2003 not to exceed $1.1 million in the aggregate relating to (i) marketing expenses incurred for a cancelled promotions program, (ii) fees to an accounting firm for a one-time consulting project, (iii) severance costs related to headcount reductions and (iv) recruitment costs for executive positions and sales staff, (6) special incentive payments not to exceed $2.3 million made to employees on the Issue Date as described in the Offering Memorandum under the caption “Use of Proceeds” and (7) all other non-cash items, including LIFO adjustments, stock option expense and post retirement expense, reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes or amortization of a prepaid cash expense that was paid in a prior period) and less, to the extent added in calculating Consolidated Net Income, non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of such Person shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) interest actually paid by such Person or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(7) net payments (whether positive or negative) pursuant to Interest Rate Agreements;

(8) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or NATC) in connection with Indebtedness Incurred by such plan or trust; and

(9) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Restricted Subsidiary of such Person and less:

(a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs; and

(b) interest income.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Company as of the date of such determination to (2) the aggregate amount of Consolidated Cash Flow of the Company for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available; provided, however, that:

(a) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Leverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Total Indebtedness for such period, or on the date of determination, as the case may be, shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (provided that to the extent such Indebtedness reflects working capital requirements in the ordinary course and is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) the actual historical balances of such Indebtedness shall be considered outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(b) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period;

(c) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Person which becomes a Restricted Subsidiary of the Company as a result thereof or made an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit, business or division, Consolidated Cash Flow for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period (including (i) any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act, (ii) except in the case of the Stoker Acquisition, pro forma expense and cost reductions which the Company determines in good faith (as evidenced by a resolution of the Board of Directors of the Company and a certificate of the chief financial officer of the Company) will be realized as a result of cost savings initiatives implemented prior to (or expected to be implemented with six months following) such Investment or acquisition and which arise from such Investment or acquisition and (iii) in the case of the Stoker Acquisition only, reductions to insurance expense as described in the Offering Memorandum under the heading “Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Data”; and

(d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow for such period shall be calculated after giving pro forma effect thereto (as would have been determined in accordance with clause (b) or (c) above, as applicable) as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (loss) of such Person and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income (but not loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person is restricted by contract, operation of law or otherwise (other than restrictions applicable to NATC);

(2) any after-tax gain or loss realized upon the sale or other disposition of any assets of such Person or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(3) any extraordinary gain or loss (determined on an after-tax basis);

(4) the cumulative effect of a change in accounting principles;

(5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(6) any non-cash expenses attributable to grants or exercises of employee stock options; and

(7) except for purposes of calculating Consolidated Cash Flow (as set forth in the definition of “Consolidated Cash Flow”), in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant.

“Consolidated Total Indebtedness” means, with respect to any Person on any date, the aggregate Indebtedness of such Person and its Restricted Subsidiaries on such date, determined on a consolidated basis.

“Continuing Director” of any Person means, as of the date of determination, any Person who (1) was a member of the Board of Directors of such Person on the date of the Indenture or (2) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the New Senior Secured Facilities), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (1) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes, or (2) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case at any time prior to the Stated Maturity of the Notes.

“Equity Offering” means an offering for cash by the Company of its common stock, or options, warrants or rights with respect to its common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means debt securities of NATC issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes being exchanged, in compliance with the terms of a Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of NATC or its Restricted Subsidiaries in existence on the Issue Date after application of the net proceeds of the sale of the Notes as described in this offering memorandum.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreement” means, with respect to any Person, any Interest Rate Agreement, Currency Agreement or Commodity Agreement of such Person.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7) all Indebtedness of other Persons to the extent Guaranteed by such Person;

(8) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated Maturity of the Notes (in the case of the Company) or the Opco Notes (in the case of NATC) (but excluding, in each case, accrued dividends); and

(9) to the extent not otherwise included in this definition, obligations under Hedging Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date. With respect to Indebtedness of another Person secured by a Lien on the assets of the Company or any of its Restricted Subsidiaries, the amount of such Indebtedness shall be limited to the lesser of the Fair Market Value of the property secured or the amount of the secured Indebtedness.

“Initial Purchasers” means Citigroup Global Markets Inc. and RBC Capital Markets Corporation.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the “Limitation on Restricted Payments” covenant, (1) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall he deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as evidenced by a resolution of such Board of Directors certified in an officers’ certificate to the Trustee.

“Issue Date” means February 17, 2004, the date on which the Notes are originally issued.

“Lien” means any security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Group” means Thomas F. Helms, Jr., David I. Brunson and other members of senior management of the Company on the Issue Date.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) therefrom in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be increased by the amount of such reduction to reserves; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition), provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

“New Senior Secured Facilities” means the Amended and Restated Loan Agreement, to be dated as of February 17, 2004, among NATC as the borrower, us, certain guarantors, Bank One, N.A., as administrative agent and the lenders from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements, pledge agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of NATC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Non-Recourse Debt” means Indebtedness (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Offering Memorandum” means the offering memorandum of the Company, dated February 11, 2004, pursuant to which the Notes were offered.

“Opco Indenture” means the indenture dated the Issue Date among NATC, the guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee, pursuant to which the Opco Notes were issued, as amended or supplemented from time to time.

“Opco Notes” means the $200 million aggregate principal amount of senior notes due 2012 of NATC, as amended or supplemented from time to time.

“Pari Passu Indebtedness” means any Indebtedness of the Company that ranks pari passu as to payment with the Notes.

“Permitted Investment” means:

(1) Investments by the Company or any of its Restricted Subsidiaries in a Restricted Subsidiary of the Company;

(2) Investments by NATC or any of its Restricted Subsidiaries in another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of NATC or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, NATC or a Restricted Subsidiary of NATC;

(3) Investments by the Company or any of its Restricted Subsidiaries in Cash Equivalents;

(4) Investments by NATC or any of its Restricted Subsidiaries in receivables owing to NATC or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(5) Investments by the Company and its Restricted Subsidiaries in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) Investments by the Company and its Restricted Subsidiaries in loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed $2.0 million at any time;

(7) Investments by the Company and its Restricted Subsidiaries in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

(8) Investments by NATC and its Restricted Subsidiaries not to exceed $7.5 million in the aggregate at any time;

(9) Investments by NATC and its Restricted Subsidiaries in Persons to the extent such Investment is received by NATC or any such Restricted Subsidiary as consideration for Asset Dispositions effected in compliance with the covenant described under “Repurchase at the Option of Holders—Sales of Assets” or in connection with any sale of assets not constituting an Asset Disposition;

(10) Investments by NATC and its Restricted Subsidiaries in prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of NATC and its Restricted Subsidiaries;

(11) Investments by NATC and its Restricted Subsidiaries in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and

(12) Investments held by the Company or any Restricted Subsidiary on the Issue Date.

“Permitted Liens” means:

(1) Liens in favor of the Company or any Restricted Subsidiary;

(2) Liens to secure the performance of obligations (including letters of credit), surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(3) Liens existing on the Issue Date;

(4) Liens in respect of extensions, renewals, refundings or refinancings of any Indebtedness secured by the Liens referred to in clauses (1) and (3) above; provided that the Liens in connection with such renewal, extensions, renewals, refundings or refinancing shall be limited to all or part of the specific property which was subject to the original Lien;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(6) judgment Liens not giving rise to a Default or Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(7) Liens granted by the Company which secure Indebtedness of a Restricted Subsidiary (so long as such Indebtedness was permitted to be Incurred pursuant to the “Limitation on Indebtedness” covenant).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

A “Public Market” exists at any time with respect to the common stock of the Company if (1) the common stock of the Company is then registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the NASDAQ Stock Market and (2) at least 15% of the total issued and outstanding common stock of the Company has been distributed prior to such time by means of an effective registration statement under the Securities Act.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness of the Company or any Restricted Subsidiary (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) the Refinancing Indebtedness is subordinated in right of payment to the Notes on the same terms as the Indebtedness being refinanced if such Indebtedness is subordinate in right of payment to the Notes;

(4) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium or accrued interest required to be paid in connection therewith and reasonable fees and expenses therewith); and

(5) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary which refinances Indebtedness of the Company.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date among the Company and the Initial Purchasers.

“Restricted Subsidiary” means any Subsidiary of the Company other an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

“Stoker Acquisition” means the acquisition by NATC of Stoker, Inc. on November 17, 2003 pursuant to the purchase agreement dated as of November 17, 2003 among NATC and the selling stockholders party thereto.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2009; provided, however, that if the period from such redemption date to March 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, (i) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries and (ii) either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under “Certain Covenants—Limitation on Restricted Payments.” The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of “Certain Covenants—Limitation on Indebtedness” and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. This discussion deals only with the U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or “financial services entities,” persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale” or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.

Consequences of Tendering Old Notes

The exchange of your old notes for registered notes in the exchange offer will have no U.S. federal income tax consequences to you. For example, there will be no change in your tax basis and your holding period will carry over to the registered notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes will be the same as those applicable to your old notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, WE URGE EACH INVESTOR TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

Each Broker-Dealer that receives registered notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, during the Exchange Offer Registration Period, it will make this Prospectus, as amended or supplemented, available to any Broker-Dealer for use in connection with any such resale. In addition, until September 20, 2004 all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such registered notes. Any Broker-Dealer that resells registered notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of registered notes and any commissions or concessions received by any such Persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

During the Exchange Offer Registration Period, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the registered notes and the related guarantees on our behalf.

EXPERTS

The consolidated financial statements of North Atlantic Trading Company, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Stoker, Inc. as of January 31, 2003, and 2002 and for each of the fiscal years ended January 31, 2003, 2002 and 2001 appearing in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing elsewhere herein, and is included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC’s Internet site at http://www.sec.gov.

Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the address set forth above. You may request copies of the documents, at no cost, by telephone at (212) 253-8185 or by mail to North Atlantic Trading Company, Inc., Attn: Chief Financial Officer, 257 Park Avenue South, 7th Floor, New York, New York 10010-7304.

North Atlantic Holding Company, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands except share data)

(unaudited)

	March 31, 2004	December 31, 2003
Current assets:
Cash	$4,441	$304
Restricted cash (to pay off Senior notes including accrued interest)	160,162	—
Accounts receivable, net	5,454	10,384
Inventories	46,839	42,257
Income taxes receivable	—	910
Other current assets	3,452	3,594

Total current assets	220,348	57,449

Property, plant and equipment, net	8,280	8,310
Deferred income taxes	27,421	22,549
Deferred financing costs	14,578	5,163
Goodwill	128,697	128,659
Other intangible assets	10,644	10,851
Other assets	10,727	10,663

Total assets	$420,695	$243,644

Current liabilities:
Accounts payable	$2,964	$5,275
Accrued expenses	18,214	6,796
Deferred income taxes	5,549	4,654
Revolving credit facility	20,400	6,300
Senior notes	155,000	—

Total current liabilities	202,127	23,025

Senior notes and Long-term debt	200,000	185,686
Senior discount notes	60,973	—
Deferred income taxes	1,055	1,141
Postretirement benefits	9,750	9,333
Pension benefits and other long-term liabilities	5,399	5,946

Total liabilities	479,304	225,131

Preferred Stock, (mandatory redemption value of $0 and $65,080, respectively)	—	65,080

Stockholders’ Deficit:
Common stock, voting, $.01 par value authorized shares, 750,000; issued and outstanding shares, 588,758 and 528,241	6	5
Additional paid-in capital	4,558	9,663
Loans to stockholders for stock purchase	(163)	(168)
Accumulated other comprehensive income (loss)	(1,229)	(1,229)
Accumulated deficit	(61,781)	(54,838)

Total stockholders’ deficit	(58,609)	(46,567)

Total liabilities and stockholders’ deficit	$420,695	$243,644

The accompanying notes are an integral part of the condensed consolidated financial statements.

North Atlantic Holding Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

(unaudited)

	Three months Ended March 31, 2004	Three months Ended March 31, 2003
Net sales	$22,105	$14,249
Cost of sales	12,252	7,700

Gross profit	9,853	6,549
Selling, general and administrative expenses	11,439	7,101

Operating income (loss)	(1,586)	(552)
Interest expense and financing costs, net	8,539	4,642
Other expense	88	337

Income (loss) before income tax expense (benefit)	(10,213)	(5,531)
Income tax expense (benefit)	(3,881)	(2,101)

Net income (loss)	(6,332)	(3,430)
Preferred stock dividends	(1,613)	(1,734)

Net loss applicable to common shares	$(7,945)	$(5,164)

Basic and Diluted earnings per common share:
Net income (loss)	$(11.72)	$(6.49)
Preferred stock dividends	(2.98)	(3.29)

Net loss applicable to common shares	$(14.70)	$(9.78)

Common stock dividends	$(4,884)	$—

Basic and diluted earnings per share:
Common stock dividends	$(9.04)	$—

Weighted average common shares outstanding:
Basic	540.4	528.2
Diluted	540.4	528.2

The accompanying notes are an integral part of the condensed consolidated financial statements.

North Atlantic Holding Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months Ended March 31, 2004	Three months Ended March 31, 2003
Cash flows from operating activities:
Net income (loss)	$(6,332)	$(3,430)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	212	125
Amortization of other intangible assets	110	—
Amortization of deferred financing costs	687	346
Amortization of interest on senior discount notes	963	—
Deferred income taxes	(4,063)	(2,101)
Changes in operating assets and liabilities:
Accounts receivable, net	4,930	3,587
Inventories	(4,582)	(3,828)
Other current assets	1,052	(2,421)
Other assets	(64)	(48)
Accounts payable	(2,311)	617
Accrued liabilities and other	6,605	5,564

Net cash provided by (used in) operating activities	(2,793)	(1,589)

Cash flows from investing activities:
Capital expenditures	(182)	(107)
Restricted cash	(160,162)	—
Goodwill	(38)	—

Net cash provided by (used in) investing activities	(160,382)	(107)

Cash flows from financing activities:
Proceeds from revolving credit facility	14,100	2,000
Proceeds from issuance of senior notes	200,000	—
Proceeds from issuance of senior discount notes	60,010	—
Deferred financing costs	9,420	—
Payments on notes payable	(30,686)	—
Redemption of preferred stock	(65,080)	—
Preferred stock cash dividends	(1,613)	—
Proceeds from issuance of common stock	1	—
Other	—	(3)

Net cash provided by (used in) financing activities	167,312	1,997

Net increase (decrease) in cash	4,137	301

Cash, beginning of period	304	805

Cash, end of period	$4,441	$1,106

On March 8, 2004, the Company declared a dividend totaling approximately $4.9 million to holders of record as of March 26, 2004, to be paid on April 2, 2004.

The accompanying notes are an integral part of the condensed consolidated financial statements.

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

1. Organization

These condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in North Atlantic Trading Company, Inc.’s (“NATC”) Annual Report on Form 10-K for the year ended December 31, 2003.

The accompanying condensed consolidated financial statements are presented in accordance with the requirements of Form 10-Q and accordingly, do not include all the disclosures normally required by generally accepted accounting principles. The condensed consolidated financial statements have been prepared in accordance with the Company’s customary accounting practices and have not been audited. In the opinion of management, all adjustments necessary to fairly present the results of operations for the reported interim periods have been recorded and were of a normal and recurring nature. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

On February 9, 2004, NATC, a Delaware corporation, consummated a holding company reorganization whereby North Atlantic Holding Company, Inc., a Delaware corporation (the “Company”) became the parent company of NATC. The holding company reorganization was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated February 9, 2004, among NATC, the Company and NATC Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”).

Pursuant to the Merger Agreement, (i) Merger Sub was merged with and into NATC (the “Merger”), with NATC as the surviving corporation; (ii) NATC became a wholly owned subsidiary of the Parent; (iii) each of the five hundred thirty-nine thousand two hundred thirty-five (539,235) issued and outstanding shares of voting common stock of NATC, par value $0.01 per share, was converted into the right to receive one share of common stock of the Company, par value $0.01 per share (“Company Common Stock”); (iv) each issued and outstanding share of common stock of Merger Sub was converted into one issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”); and (v) all of the issued and outstanding shares of NATC Common Stock held by the Company were cancelled.

Immediately after the Merger, (i) five hundred thirty-nine thousand two hundred thirty-five (539,235) shares of Company Common Stock were issued and outstanding; and (ii) ten (10) shares of NATC Common Stock were issued and outstanding.

Subsequently, the Company issued forty-nine thousand five hundred twenty-three (49,523) shares of Company Common Stock upon the exercise of certain warrants pursuant to a Warrant Agreement (the “Warrant Agreement”), dated June 25, 1997, between the Company (as assignee to the NATC’s rights and obligations under the Warrant Agreement) and The Bank of New York, as warrant agent (as successor to the United States Trust Company of New York). As of April 20, 2004, (i) five hundred eighty-eight thousand seven hundred fifty-eight (588,758) shares of Company Common Stock were issued and outstanding; and (ii) ten (10) shares of NATC Common Stock were issued and outstanding.

2. Recapitalization and Reorganization

On February 9, 2004, NATC consummated the general corporate reorganization and on February 17, 2004 the refinancing of its existing debt and preferred stock. The general corporate reorganization consisted of the creation of the Company. The refinancing consisted principally of (1) the offering and sale of $200.0 million principal amount of senior notes by NATC, (2) the entering into of an amended and restated loan agreement that

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

provides a $50.0 million senior secured revolving credit facility to NATC and (3) the concurrent offering and sale of $97.0 million aggregate principal amount at maturity of senior discount notes of the Company. Both the senior notes and the senior discount notes were offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Concurrently with the closing of the refinancing, NATC also called for redemption all of its outstanding 11% senior notes due 2004, in accordance with the terms of the indenture governing such notes, at the applicable redemption price of 100.0% of the principal amount thereof, plus interest accrued to the redemption date of April 2, 2004. At December 31, 2003, NATC has outstanding $155.0 million aggregate principal amount of its 11% senior notes due 2004.

The proceeds from this offering, along with borrowings under our new senior revolving credit facility (see Note 5) and the proceeds from the concurrent offering of senior discount notes by the Company for gross proceeds of $60.0 million (the “Company Notes”) were used to (1) repay $36.6 million in outstanding borrowings under our existing senior credit facility, including borrowings used to finance the cash purchase price for the Stoker acquisition, (2) redeem NATC’s $155.0 million of the existing 11% senior notes due 2004, (3) redeem the NATC’s $64.7 million of 12% senior exchange payment-in-kind preferred stock on March 18, 2004, (4) pay a $5.0 million pro rata distribution to stockholders of the Company and make a distribution to certain holders of warrants of the Company, (5) make $2.1 million incentive payments to certain key employees and outside directors, and (6) pay fees and expenses of $12.8 million incurred in connection with the refinancing transactions.

3. Summary of Significant Accounting Policies:

Basis of Presentation: The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. For the three months ended March 31, 2004, the condensed consolidated statement of operations includes the accounts of the Company from inception (February 9, 2004) through March 31, 2004 and the accounts of the Company from January 1 through March 31, 2004. For the three months ended March 31, 2003, the condensed consolidated statement of operations consists of the accounts of the Company. All significant intercompany accounts have been eliminated.

Revenue Recognition: The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer.

Shipping Costs: The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $0.8 million and $0.6 million for the three months ended March 31, 2004 and 2003, respectively.

Master Settlement Agreement Escrow Account: Pursuant to the Master Settlement Agreement (the “MSA”) entered into in November 1998 by most states (represented by their attorneys general acting through the National Association of Attorneys General) and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to include a manufacturer of make-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding, and maintaining an escrow account to have funds available for certain potential tobacco-related liabilities, with sub-accounts on behalf of each settling state. The Company has chosen to open and fund an escrow account as its method of compliance. It is the Company’s policy to record amounts on deposit in the escrow account for prior years, as well as cash-on-hand to fund its projected deposit based on its monthly sales for the current year, as an other non-current asset. Each year’s obligation is required to be deposited in the escrow account by April 15 of the following year. As of March 31, 2004 and December 31, 2003, the Company has recorded as an Other Non-Current Asset approximately $8.3 million, of which approximately $3.4 million is related to the projected deposit for 2003 sales.

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

4. Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (“LIFO”) method for approximately 92% of the inventories. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

The impact of LIFO resulted in decreased net income of the Company by approximately $0.2 million and $0.1 million for the three months ended March 31, 2004 and 2003, respectively.

The components of inventories are as follows (in thousands):

	3/31/04	12/31/03
Raw materials and work in process	$5,922	$5,996
Leaf tobacco	8,677	8,274
Finished goods - loose leaf tobacco	6,008	6,018
Finished goods - MYO products	10,645	6,323
Other	1,516	1,350

	32,768	27,961
LIFO reserve	14,071	14,296

	$46,839	$42,257

5. Senior Notes and Long-Term Debt

The Senior Notes and Long-Term Debt are as follows (in thousands):

	3/31/04	12/31/03
Senior discount notes	$60,973	$—
Senior notes	155,000	155,000
New Senior notes	200,000	—
Notes payable	—	30,686

Sub-total	415,973	185,686

Less current portion	155,000	—

	$260,973	$185,686

On February 17, 2004, NATC consummated the refinancing of its existing debt and preferred stock. The refinancing consisted principally of (1) the offering and sale of $200.0 million principal amount of the Senior Notes (the “New Senior Notes”) by NATC, (2) the entering into of an amended and restated loan, agreement that provides a $50.0 million senior secured revolving credit facility to NATC (3) the concurrent sale of $97.0 million aggregate principal amount at maturity of senior discount notes of the Company, (4) the establishment of an escrow fund to payoff the existing Senior Notes, including accrued interest on April 2, 2004 (deferred financing costs of approximately $1.2 million relating to the existing Senior Notes will be amortized in April 2004), and (5) the payoff of $30.7 million in notes payable relating principally to the Stoker acquisition (deferred financing costs of approximately $0.5 million relating to this transaction were amortized during the three months ended March 31, 2004).

The New Senior Notes are senior unsecured obligations of NATC and will mature on March 1, 2012. The New Senior Notes bear interest at the rate of 9 1/4% per annum from the date of issuance, or from the most

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

recent date to which interest has been paid or provided for, and is payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2004. NATC is not required to make mandatory redemptions or sinking fund payments prior to the maturity of the New Senior Notes.

On and after March 1, 2008, the New Senior Notes will be redeemable, at NATC’s option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing March 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

In addition, prior to March 1, 2008, NATC may redeem the New Senior Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount of the New Senior Notes redeemed plus a “make-whole” premium based on U.S. Treasury rates as of, and accrued and unpaid interest to, the applicable redemption date.

Further, at any time prior to March 1, 2007, NATC may, at its option, redeem up to 35% of the aggregate principal amount of the New Senior Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company or NATC so long as there is a Public Market at the Time of such redemption, at a redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the New Senior Notes issued under the Indenture remains outstanding. In order to affect the foregoing redemption with the proceeds of any Equity Offering, NATC shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

Concurrently with the offering of the New Senior Notes, the Company issued $97.0 million aggregate principal amount at maturity ($60.0 million in gross proceeds which will accrete to $97.0 million at March 1, 2008) of its 12.25% Senior Unsecured Discount Notes due 2014 (the “Company Notes”). The proceeds of this issuance were used to make a capital contribution to NATC. This contribution consisted of $60.0 million in gross proceeds, less investment fees of $1.8 million and less the assumption of certain obligations of NATC amounting to approximately $4.5 million. The Company Notes are the Company’s senior obligations and are unsecured, ranking equally in right of payment to all of the Company’s future unsubordinated obligations and senior in right of payment to any obligations that are by their terms subordinated to the Company Notes, and will be effectively subordinated to any secured obligations of the Company to the extent of the assets securing those obligations. The Company Notes are not be guaranteed by NATC or any of its subsidiaries and are structurally subordinated to all of NATC and its subsidiaries’ obligations, including the New Senior Notes.

The Company is dependent on the Company’s cash flows to service its debt. The amount of cash interest to be paid during the next five years is as follows: 2004, 2005, 2006, and 2007 is $0; for 2008 is $5,941 payable September 1, 2008 and for 2009 is $5,941 payable on March 1 and September 1, 2009. The payment of these amounts by the Company does not restrict the Company from paying dividends or interest.

In connection with the refinancing, NATC also amended and restated the existing credit facility, resulting in a new $50.0 million (reducing to $40.0 million in August 2005) senior revolving credit facility with Bank One,

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

N.A. as agent (the “Agent Bank”) and La Salle Bank, National Association. The credit agreement (the “New Credit Agreement”) governing the new senior revolving credit facility includes a letter of credit sublimit of $25.0 million and terminates three years from the closing date. NATC will use the new senior revolving credit facility for working capital and general corporate purposes. As of March 31, 2004, NATC borrowed $20.4 million under the revolving credit facility. As of December 21, 2003, NATC had borrowed $6.3 million under the prior revolving credit facility.

Indebtedness under the New Credit Agreement is guaranteed by each of NATC’s current and future direct and indirect subsidiaries, and is secured by a first perfected lien on substantially all of NATC’s and NATC’s direct and indirect subsidiaries’ current and future assets and property. The collateral includes a pledge by the Company of its equity interest in NATC and a first priority lien on all equity interest and intercompany notes held by NATC and its subsidiaries.

Each advance under the New Credit Agreement will bear interest at variable rates plus applicable margins, based at NATC’s option, on either the prime rate plus 1% or LIBOR plus 3%. The New Credit Agreement provides for voluntary prepayment, subject to certain exceptions, of loans. In addition, without the prior written consent of the Agent Bank, NATC will not allow a Change in Control (as defined in the New Credit Agreement), the sale of any material part of its assets and the assets of its subsidiaries on a consolidated basis or, subject to certain exceptions, the issuance of equity or debt. As of March 31, 2004, the interest rate on borrowings under the New Credit Agreement was 4.1%.

Under the New Credit Agreement, NATC is required to pay annual commitment fee in variable amounts ranging from 0.50% to 0.65% of the difference between the commitment amount and the average usage of the facility, payable on a quarterly basis, on the undrawn and unused portion of the credit facility.

The New Credit Agreement requires NATC and its subsidiaries to meet certain financial tests, including a minimum fixed charge coverage ratio, and a minimum consolidated adjusted EBITDA. The New Credit Agreement also contains covenants, which among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Credit Agreement requires that certain members of Executive Management remain active in the day-to-day operation and management of NATC and its subsidiaries during the term of the facility.

The New Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a Change in Control and judgment defaults.

6. Provision for Income Taxes

The provision for income taxes for the three months ended March 31, 2004 and March 31, 2003 was computed based on the estimated annual effective income tax rate of 38%.

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

7. Pension and Postretirement Benefit Plan

The components of Net Periodic Benefit Cost for the three months ended March 31 are as follows (in thousands):

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Service Cost	$56	$138	$241	$182
Interest Cost	185	201	226	202
Expected Return of Plan Assets	(212)	(146)	—	—
Curtailment gain	(264)	—	—	—
Amortization of net (gain) loss	28	21	102	102

Net periodic pension cost	$(207)	$214	$569	$486

Effective December 31, 2003, the Company froze the defined benefit retirement plan for its salaried employees. NATC previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $500 to its postretirement plan in 2004. As of March 31, 2004, $152 of benefits has been paid. Plan contributions and benefits have amounted to approximately $152 for the three months ended March 31, 2004.

8. Reconciliation of Income (Loss) per Common Share (dollars and shares in thousands, except per share amounts):

Three Months Ended March 31, 2004	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted:
Net loss	$(6,332)
Less: preferred stock dividends	(1,613)

Net loss applicable to common shares	$(7,945)	540.4	$(14.70)

Three Months Ended March 31, 2003	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic and Diluted:
Net loss	$(3,430)
Less: preferred stock dividends	(1,734)

Net loss applicable to common shares	$(5,164)	528.2	$(9.78)

On February 9, 2004, in connection with the aforementioned merger all the common shares of NATC were cancelled and shares of the Company were issued to NATC’s shareholders on a one-for-one basis.

The earnings per share calculations are based on the weighted average number of shares of common stock outstanding during the respective periods. Common stock equivalent shares from warrants representing 33,812 and 63,490 shares were excluded from the computations for the three months ended March 31, 2004 and 2003, respectively, and common stock equivalent shares from stock options representing 111,856 and 95,300 shares were excluded from the computations for the three months ended March 31, 2004 and 2003, respectively, as their effects are antidilutive.

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

9. Recently Issued Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial with characteristics of both liabilities and equity. The provisions of SFAS 150 relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries as amended by FASB Staff Position 150-3, has been deferred, for an indefinite period. The provisions of SFAS 150 relating to all other financial instruments apply immediately to all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The implementation of SFAS 150 is delayed for nonpublic companies to fiscal periods beginning after December 15, 2003. In accordance with the foregoing, the Company is assessing the impact of the adoption of SFAS 150 on its financial statements.

In December 2003, the FASB issued revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. Application of FIN 46 is required for interest in special-purpose entities for years ending after December 15, 2003. The Company has determined that it has no special-purpose entities. Application of FIN 46 is required for all other types of VIE’s effective January 2005 for periods ending after March 15, 2004. Although the Company does not expect FIN 46 to have a material impact on the Company’s financial condition or results of operations, it is continuing to evaluate this complex interpretation.

In December 2003, the FASB issued a revision of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosures for benefit plans. The project was initiated by the FASB in 2003 in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. SFAS No. 132R requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. SFAS No. l32R is effective for years ending after December 15, 2003. The Company adopted SFAS No. l32R as of December 31, 2003 and has provided the required interim disclosures in Note 7, “Pension and Postretirement Benefit Plans.”

In January 2004, the FASB issued FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-1”). FSP FAS 106-1 allows companies to assess the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) on their postretirement benefit obligations and costs and reflect the effects in the 2 003 financial statements, pursuant to SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” In accordance with FSP 106-1, the Company made a one-time election to defer accounting for the effects of MMA until authoritative guidance is issued, and, as such, the consolidated financial statements do not reflect the effects of MMA on the Company’s plans.

In addition, specific authoritative guidance on the accounting for the federal subsidy, one of the provisions of MMA, is pending, and that guidance, when issued, could require the Company to change previously reported information. However, in the Company’s opinion, any change due to the accounting for the federal subsidy would be immaterial.

10. Stoker Acquisition

On November 17, 2003, NATC acquired the common stock of Stoker, Inc. (“Stoker”). Stoker, headquartered in Dresden, Tennessee, manufactures and markets smokeless tobacco and make-your-own

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

(“MYO”) tobacco and related products under various brand names. This acquisition is expected to significantly increase net sales and cash flows. The Company also believes that gross margins will improve as a result of the increased net sales coupled with the elimination of certain costs related to Stoker’s historical operations and the consolidation of facilities and functions.

The purchase price of $22.5 million in cash was financed with borrowings under the previous senior credit facility. The acquisition has been accounted for under the purchase method, and the results of Stoker have been included in the Company’s consolidated results from the date of acquisition.

11. Contingencies

Litigation with Republic Tobacco

On July 15, 1998, NAOC and NTC filed a complaint (the “Kentucky Complaint”) against Republic Tobacco, Inc. and its affiliates (“Republic Tobacco”) in Federal District Court for the Western District of Kentucky. Republic Tobacco imports and sells Roll-Your-Own (“RYO”) premium cigarette paper under the brand names JOB and TOP as well as other brand names. The Kentucky Complaint alleges, inter alia, that Republic Tobacco’s use of exclusivity agreements, rebates, incentive programs, buy-backs and other activities related to the sale of premium cigarette papers in the southeastern United States violate federal and state antitrust and unfair competition laws and that Republic Tobacco defaced and directed others to deface NAOC’s point of purchase vendor displays for premium cigarette papers by covering up the ZIG-ZAG brand name and advertising material with advertisements for Republic Tobacco’s RYO cigarette paper brands. The Kentucky Complaint alleges that these activities constitute unfair competition under federal and state laws.

On June 30, 1998, Republic Tobacco filed a complaint against NATC, NAOC and NTC in the U.S. District Court of the Northern District of Illinois (the “Illinois Complaint”) and served it on NATC after the institution of the Kentucky action. In the Illinois Complaint, Republic Tobacco seeks declaratory relief with respect to the Company’s claims. In addition, the Illinois Complaint alleges that certain actions taken by NATC to inform its customers of its claims against Republic Tobacco constitute tortuous interference with customer relationships, false advertising, violations of Uniform Deceptive Trade Practices and Consumer Fraud Acts, defamation and unfair competition. In addition, although not included in its original complaint but in its amended complaint, Republic Tobacco alleged that NATC has unlawfully monopolized and attempted to monopolize the market on a national and regional basis for premium cigarette papers. Republic sought unspecified compensatory damages, injunctive relief and attorneys fees and costs.

On October 20, 2000, Republic Tobacco filed a motion to dismiss, stay, or transfer the Kentucky Complaint to the Illinois Court. On December 19, 2000, the Court denied Republic Tobacco’s motion, holding that it was premature. The Court noted also that it had communicated with the Court in Illinois and that it had concluded that Republic Tobacco may not be entitled to any preference on forum selection, which would ordinarily be given because it was first to file. The Kentucky complaint is still on file.

Prior to the completion of discovery, the Court dismissed Republic Tobacco’s antitrust claims against NATC. After discovery was completed in 2001, both parties moved for summary judgment on the other claims. In April 2002, the District Court for the Northern District of Illinois decided the summary judgment motions by dismissing all claims of both NATC and Republic Tobacco and its affiliates, except for Republic Tobacco’s claim of defamation per se against NATC, on which it granted summary judgment on liability in favor of Republic Tobacco, and a Lanham Act false advertising claim, based on the same facts as the defamation claim, for equitable relief. In February 2003, the District Court granted Republic’s motion for summary judgment on NATC’s counterclaim that Republic tortiously interfered with NATC’s business relationships and economic

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

advantage. The only claim that remained to be tried was Republic’s Lanham Act claim and damages on the defamation claim on which the Court previously ruled that Republic could only obtain equitable relief if successful.

On July 8, 2003, following a four day trial, an Illinois jury returned a verdict in favor of Republic on the defamation claims of $8.4 million in general damages and $10.2 million in punitive damages, for a total damage award of $18.6 million. NATC filed post-trial motions for a new trial and, in the alternative, for a reduction of the awards. On August 1, 2003, NATC posted a judgment bond in the amount of $18.8 million with the U.S. District Court. This was accomplished by obtaining a $19.0 million senior secured term loan pursuant to a July 31, 2003 amendment to NATC’s existing credit facility. On November 20, 2003, the court ruled that the awards were excessive and reduced the awards by approximately 60%, with the award of compensatory damages being reduced to $3.36 million and the award of punitive damages being reduced to $4.08 million, for a total of $7.44 million. On December 18, 2003, Republic accepted these reduced awards.

On January 8, 2004, NATC appealed from the final judgment, including the finding of liability in this case as well as the amount of the award. There can be no assurance, however, that NATC will prevail on appeal. On January 22, 2004, Republic filed a general notice of cross appeal, but did not specify the issues or claims for which it is seeking appellate review. On March 7, 2004, NATC filed its opening brief with the Court of Appeals. Republic’s brief is scheduled to be filed April 7, 2004. NATC and Republic each may file reply briefs thereafter.

In the appeal of the judgment entered against NATC in the Republic Tobacco litigation, NATC filed its brief on March 9, 2004. Republic filed its responsive papers on April 22, 2004, in which it argued that the judgment should be affirmed and also asserted, in its cross-appeal, that the original judgment should be reinstated despite its acceptance of the District Court’s order reducing the judgment amount. NATC’s brief in opposition and its reply are due on May 24, 2004. Oral argument has been scheduled for June 11, 2004.

The Company believes that Republic’s request to have the judgment reinstated to its original amount is unsupported by the law and contrary to controlling principles of constitutional law and will vigorously contest Republic’s cross-appeal. Although the Company believes that it should prevail on Republic’s cross-appeal, no assurance can be given. The reinstatement of the original judgment would have a material adverse effect on the Company’s results.

Litigation Related to Counterfeiting

Texas Infringing Products Litigation. In Bolloré, S.A. v. Import Warehouse, Inc., Civ. No. 3-99-CV-1196-R (N.D. Texas), Bolloré, NATC’s Licensor of ZIG-ZAG brand premium cigarette papers, obtained a sealed order allowing it to conduct a seizure of infringing and counterfeit ZIG-ZAG products in the United States. On June 7, 1999, seizures of products occurred, all named defendants have been enjoined from buying and selling such infringing or counterfeit goods. Bolloré and NATC have negotiated settlements with all defendants. These defendants included Import Warehouse, Ravi Bhatia, Tarek Makki and Adham Makki. Those settlements included a consent injunction against distribution of infringing or counterfeit goods.

On May 18, 2001, NATC, in conjunction with Bolloré, conducted raids on the businesses and homes of certain defendants previously enjoined (including Tarek Makki and Adham Makki) from selling infringing or counterfeit ZIG-ZAG brand products in the Bolloré S.A. v. Import Warehouse litigation. Evidence was uncovered that showed that these defendants and certain other individuals were key participants in importing and distributing counterfeit ZIG-ZAG premium cigarette papers. After a two day hearing in the U.S. District Court for the Northern District of Texas, on May 30, 2001, the Court held the previously enjoined defendants in

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

contempt of court, and enjoined the additional new defendants, including Ali Makki, from selling infringing or counterfeit ZIG-ZAG premium cigarette papers.

NATC entered into a settlement with the defendants, the principal terms of which included a cash payment, an agreed permanent injunction, the withdrawal of the defendants’ appeal of the civil contempt order, an agreed judgment of $11 million from the civil contempt order and an agreement to forbear from enforcing that $11 million money judgment until such time in the future that the defendants violate the terms of the permanent injunction. Two of the defendants, Tarek Makki and Adham Makki, also agreed to provide complete information concerning the counterfeiting conspiracy as well as information on other parties engaged in the purchase and distribution of infringing ZIG-ZAG premium cigarette papers.

On February 17, 2004, NATC and Bolloré filed a motion in the U.S. District Court for the Northern District of Texas, which had issued the original injunctions against the infringing defendants, seeking, with respect to respondents Adham Makki, Tarek Makki and Ali Makki, to have the $11 million judgment released from the forbearance agreement and to have the named respondents held in contempt of court. The motion alleged that the three respondents had trafficked in counterfeit ZIG-ZAG cigarette papers after the execution of the settlement, citing evidence that all three had been charged in the United States District Court for the Eastern District of Michigan with criminal violations of the United States counterfeiting laws by trafficking in counterfeit ZIG-ZAG cigarette papers, which trafficking occurred after the settlement agreement. A hearing was held on March 3, 2004 and it resumed on April 7, 2004.

Pursuant to the U.S. Agreement and a related agreement between Bolloré and NATC, any collections on the judgments issued in the Bolloré v. Import Warehouse case are to be divided evenly between Bolloré and NATC after the payment of all expenses.

On February 7, 2002, Bolloré, NAOC and NATC filed a motion with the District Court in the Texas action seeking to hold Ravi Bhatia and Import Warehouse Inc. in contempt of court for violating the terms of the consent order and injunction entered against those defendants. NATC alleges that Mr. Bhatia and Import Warehouse sold counterfeit goods to at least three different companies over an extended period of time. On June 27, 2003, the Court found Import Warehouse and Mr. Bhatia in contempt of court for violating an existing injunction barring those parties from distributing infringing ZIG-ZAG cigarette paper products. The Court requested that NATC and Bolloré (NATC’s co-plaintiff in the case) file a submission detailing the damages incurred. NATC and Bolloré filed their submission on July 25, 2003 which reported and requested damages of $7.4 million. Briefing has been completed and the parties are awaiting the decision of the Court.

At the close of the hearing, which resumed on April 7, 2004, the Court held that the Respondents Adham Makki (and three of his companies), Tarek Makki, and Ali Makki had violated the Settlement Agreement and were in contempt of court. The Court released the $11 million judgment as to the forbearance agreement as to the Respondents and again referred the matter to the United States Attorney for criminal prosecution.

12. Segment Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has three reportable segments. The smokeless tobacco segment manufactures smokeless tobacco products which are distributed primarily through wholesale and food distributors in the United States. The make-your-own segment imports and distributes premium cigarette papers and contract manufactures and distributes cigarette tobaccos and related products primarily through wholesale distributors in the United States. The premium cigarette segment distributes contract manufactured cigarettes through wholesale distributors in the United States.

North Atlantic Holding Company, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(Continued)

The accounting policies of the segments are the same as those of the Company. Segment data includes a charge allocating all corporate costs to each operating segment. Elimination and Other includes the assets of the Company not assigned to segments and the elimination of intercompany accounts between segments. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation, amortization, certain non-cash charges and other income and expenses (“Adjusted EBITDA”).

The table below presents financial information about reported segments for the three months ended March 31, 2004 and 2003, respectively (in thousands):

For the three months ended: March 31, 2004	Smokeless Tobacco	Make Your Own	Premium Manufactured Cigarettes	Eliminations and Other	Total
Net Sales	$11,978	$9,842	$16	$269	$22,105
Adjusted EBITDA	3,667	(936)	(1,373)	(5)	1,353
Assets	72,706	274,287	2,982	70,720	420,695

March 31, 2003
Net Sales	$8,222	$6,027	$—	$—	$14,249
Adjusted EBITDA	2,178	(1,980)	—	—	198
Assets	68,359	256,143	—	(106,160)	218,342

The table set forth below is a reconciliation of the Company’s Net income (loss) to Adjusted EBITDA for the three months ended March 31, 2004 and 2003, respectively (in thousands):

	For the three months ended: March 31
	2004	2003
Net income (loss)	$(6,332)	$(3,430)
Interest expense, net and amortization of deferred financing fees	8,539	4,642
Income tax expense (benefit)	(3,881)	(2,101)
Depreciation	212	125
Other expense	88	337
LIFO adjustment	225	125
Stock option compensation expense	100	50
Postretirement/Pension expense	295	450
Incentive payments in conjunction with recapitalization	2,107	—

Adjusted EBITDA	$1,353	$198

Report of Independent Auditors

To the Board of Directors

North Atlantic Trading Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders’ deficit present fairly, in all material respects, the financial position of North Atlantic Trading Company, Inc. and Subsidiaries (the Company) at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/ PricewaterhouseCoopers LLP

New York, New York

March 29, 2004

North Atlantic Trading Company, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2003 and 2002

(dollars in thousands except share data)

	2003	2002
ASSETS
Current assets:
Cash	$304	$805
Accounts receivable, net of allowances of $367 and $448 in 2003 and 2002, respectively	10,384	7,651
Inventories	42,257	40,818
Income taxes receivable	910	887
Other current assets	3,594	3,457

Total current assets	57,449	53,618

Property, plant and equipment, net	8,310	5,158
Deferred income taxes	22,549	24,916
Deferred financing costs	5,163	2,642
Goodwill	128,659	123,557
Other intangible assets	10,851	—
Other assets	10,663	3,703

Total assets	$243,644	$213,594

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$5,275	$2,868
Accrued expenses	6,796	2,429
Deferred income taxes	4,654	10,552
Revolving credit facility	6,300	5,500

Total current liabilities	23,025	21,349

Notes payable and long-term debt	185,686	155,000
Deferred income taxes	1,141	—
Postretirement benefits	9,333	7,824
Pension benefits and other long-term liabilities	5,946	4,969

Total liabilities	225,131	189,142

Commitments and contingencies

Preferred stock, mandatory redemption value of $65,080 in 2003 and $57,805 in 2002	65,080	57,805

Stockholders’ deficit:
Common stock, voting, $01 par value; authorized shares, 750,000; issued and outstanding shares, 528,241	5	5
Common stock, nonvoting, $01 par value; authorized shares, 750,000; issued and outstanding shares, -0-
Additional paid-in capital	9,663	9,246
Loans to stockholders for stock purchases	(168)	(157)
Accumulated other comprehensive loss	(1,229)	(1,125)
Accumulated deficit	(54,838)	(41,322)

Total stockholders’ deficit	(46,567)	(33,353)

Total liabilities and stockholders’ deficit	$243,644	$213,594

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Consolidated Statements of Operations

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands except share data)

	2003	2002	2001
Net sales	$101,593	$94,425	$89,622
Cost of sales	48,616	40,973	37,697

Gross profit	52,977	53,452	51,925
Selling, general and administrative expenses	32,589	24,065	23,372
Amortization expense	67	—	5,490

Operating income	20,321	29,387	23,063
Interest expense and financing costs	19,122	18,744	19,742
Other expense	11,129	1,944	2,642

Income (loss) before income taxes	(9,930)	8,699	679
Income tax expense (benefit)	(3,689)	3,214	2,043

Net income (loss)	(6,241)	5,485	(1,364)
Preferred stock dividends	(7,275)	(6,976)	(6,745)
Net gain on restructuring of preferred stock	—	5,395	—

Net income (loss) applicable to common shares	(13,516)	3,904	(8,109)
Add back: goodwill amortization expense, net of tax	—	—	4,088

Adjusted net income (loss) applicable to common shares	$(13,516)	$3,904	$(4,021)

	2003	2002	2001
Basic earnings per common share:
Income (loss)	$(11.82)	$10.38	$(2.58)
Preferred stock dividends	(13.77)	(13.20)	(12.77)
Net gain on restructuring of preferred stock	—	10.21	—

Net income (loss)	(25.59)	7.39	(15.35)
Add back: goodwill amortization expense, net of tax	—	—	7.74

Adjusted net income (loss)	$(25.59)	$7.39	$(7.61)

Diluted earnings per common share:
Income (loss)	$(11.82)	$8.25	$(2.58)
Preferred stock dividends	(13.77)	(10.49)	(12.77)
Net gain on restructuring of preferred stock	—	8.11	—

Net income (loss)	(25.59)	5.87	(15.35)
Add back: goodwill amortization expense, net of tax	—	—	7.74

Adjusted net income (loss)	$(25.59)	$5.87	$(7.61)

Weighted average common shares outstanding:
Basic	528,241	528,241	528,241
Diluted	528,241	664,939	528,241

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands except share data)

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	2003	2002	2001
Net Income (loss)	$(6,241)	$5,485	$(1,364)

Other comprehensive income, net of tax benefit:
Net change related to cash flow hedges:
Cumulative effect of accounting change	—	—	28
Reclassification to net income	—	—	(28)
Minimum pension liability, net of tax	(104)	(909)	(216)

Comprehensive income (loss)	$(6,345)	$4,576	$(1,580)

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(6,241)	$5,485	$(1,364)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	589	700	637
Amortization expense	67	—	5,490
Amortization of deferred financing costs	1,386	1,386	1,332
Deferred income taxes	(3,689)	2,738	2,043
Compensation expense	417	576	33
Changes in operating assets and liabilities:
Accounts receivable	(1,827)	(1,979)	(1,490)
Inventories	1,964	3,149	5,205
Income tax receivable	(23)	(654)	—
Other current assets	752	(1,755)	368
Other assets	(1,309)	(985)	(1,039)
Accounts payable	1,848	150	264
Accrued pension liabilities	366	495	513
Accrued postretirement liabilities	(1,509)	558	615
Accrued expenses and other	2,351	(1,479)	280

Net cash provided by (used in) operating activities	(4,858)	8,385	12,887

Cash flows from investing activities:
Capital expenditures	(1,561)	(625)	(603)
Purchase of Stoker, Inc. (net of cash acquired)	(21,650)	—	—

Net cash provided by (used in) investing activities	(23,211)	(625)	(603)

Cash flows from financing activities:			—
Payments on senior term loans	—	(12,500)	(12,500)
Deferred financing costs incurred	(3,907)	—	—
Proceeds from revolving credit facility, net	800	5,500	—
Principal from long-term borrowings	42,000	—	—
Principal payments on long-term borrowings	(11,314)	—	—
Consent Solicitation expenses	—	(1,219)	—
Net loans to stockholders for stock purchases	(11)	30	(3)

Net cash provided by (used in) financing activities	27,568	(8,189)	(12,503)

Net increase (decrease) in cash	(501)	(429)	(219)
Cash, beginning of period	805	1,234	1,453

Cash, end of period	$304	$805	$1,234

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$17,911	$17,560	$18,466

Cash paid during the period for income taxes	$—	$283	$—

The Company purchased all of the common stock of Stoker, Inc. on November 17, 2003 for $21,650 (net of cash acquired of $1,672). See Note 3.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Changes in Stockholders’ Deficit

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

	Common Stock, Voting	Additional Paid-In Capital	Loans to Stockholders for Stock Purchases	Accumulated Other Comprehensive Loss		Accumulated Deficit	Total
Beginning balance, January 12, 2001	$5	$9,111	$(184)	$		$(37,117)	$(28,185)

Compensation expense		33					33
Net loans to stockholders for stock purchases			(3)				(3)
Amount related to minimum pension liability, net of tax of $132					(216)		(216)
Preferred stock dividend						(6,745)	(6,745)
Net loss						(1,364)	(1,364)

Ending balance, December 31, 2001	5	9,144	(187)		(216)	(45,226)	(36,480)
Compensation expense		102					102
Net loans to stockholders for stock purchases			30				30
Amount related to minimum pension liability, net of tax of $344					(909)		(909)
Preferred stock dividend						(6,976)	(6,976)
Net gain on restructuring of preferred stock						5,395	5,395
Net income						5,485	5,485

Ending balance, December 31, 2002	5	9,246	(157)		(1,125)	(41,322)	(33,353)
Compensation expense		417					417
Net loans to stockholders for stock purchases			(11)				(11)
Amount related to minimum pension liability net of tax of $64					(104)		(104)
Preferred stock dividend						(7,275)	(7,275)
Net loss						(6,241)	(6,241)

Ending balance, December 31, 2003	$5	$9,663	$(168)		$(1,229)	$(54,838)	$(46,567)

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

1. Organization:

North Atlantic Trading Company, Inc. and Subsidiaries (the Company) manufactures and distributes tobacco and related products through its smokeless tobacco, make-your-own, and premium manufactured cigarettes operating segments. The smokeless tobacco segment manufactures and distributes smokeless tobacco products under the Beech-Nut, Durango, Trophy and Havana Blossom brand names. The make-your-own segment imports and distributes premium cigarette papers, smoking tobaccos and related products under the Zig-Zag brand name. The premium cigarette segment contract manufactures and distributes premium manufactured cigarettes through wholesale distributors in selected areas of the United States.

National Tobacco Company, L.P. (a limited partnership) was formed and acquired the smokeless tobacco division of Lorillard, Inc. in 1988. On April 14, 1992, the general partner and majority owner and certain limited partners sold their partnership interest to a new general partner. Accordingly, the April 1992 transaction was accounted for as the formation of a new entity, National Tobacco Company, L.P. (the Partnership). Certain members of management of the Partnership formed NTC Holding, LLC (the Holding Company), a limited liability company with a finite life expiring December 31, 2100, and caused the Holding Company to form National Tobacco Finance Corporation (the Finance Corporation), a wholly-owned subsidiary of the Holding Company.

On May 17, 1996, the Partnership was recapitalized and the Holding Company acquired a 99% limited partnership interest in the Partnership and the Finance Corporation became the sole general partner and owner of the remaining 1% interest of the Partnership. Accordingly, this transaction was accounted for as the formation of a new entity under the purchase method of accounting.

On May 19, 1997, certain members of management and holders of membership interests in the Holding Company formed a corporation named North Atlantic Trading Company, Inc. (the “Corporation”). On June 25, 1997, the Corporation acquired the membership interests in the Holding Company and the Holding Company transferred all of its assets to the Corporation, including its limited partnership interest in the Partnership, all of the capital stock of the Finance Corporation, and its rights to acquire NATC Holdings USA, Inc. (“NATC”). The Corporation then formed North Atlantic Operating Company, Inc. (“NAOC”), a Delaware corporation and wholly-owned subsidiary of the Corporation. NAOC then exercised its rights to acquire all of the outstanding capital stock of NATC. NATC and its wholly-owned subsidiary were then merged into NAOC.

On April 10, 2003, North Atlantic Cigarette Company, Inc. was formed to contract manufacture and distribute premium manufactured cigarettes.

On November 17, 2003, the Company purchased all of the common stock of Stoker, Inc. (“Stoker”). See Note 3, “Acquisition of Business”. Stoker is the parent of the wholly-owned subsidiaries, Fred Stoker & Sons, Inc. and RBJ Sales, Inc.

2. Summary of Significant Accounting Policies:

Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition: The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer. The Company classifies customer rebates as sales deductions in accordance with the

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

requirements of Emerging Issues Task Force Issue No. 01-09 and classifies shipping costs incurred as a component of cost of goods sold in accordance with the requirements of Emerging Issues Task Force Issue No. 00-10.

Shipping Costs: The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $2,790, $2,583, and $2,560 in 2003, 2002, and 2001, respectively.

Research and Development Costs: Research and development costs are expensed as incurred. These expenses, classified as selling and administrative expenses, were $577 in 2003, $539 in 2002, and $487 in 2001.

Cash and Cash Equivalents: The Company considers any highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for approximately 92% of the inventories. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Fixed Assets: Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (4 to 7 years for machinery, equipment and furniture, and 25 years for buildings). Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations during the period of disposition.

Goodwill and other intangible assets: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, “Intangible Assets” and amends Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS No. 121”), to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 121 was subsequently superseded by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill is no longer to be amortized but reviewed for impairment annually or more frequently if certain indicators arise, using a two-step approach. SFAS No. 142 was effective January 1, 2002 and the Company was required to complete step one of a transitional impairment test by June 30, 2002 and to complete step two of the transitional impairment test, if step one indicated that the reporting unit’s carrying value exceeds its fair value by December 31, 2002. Any impairment loss resulting from the transitional impairment test was required to be recorded as a cumulative effect of a change in accounting principle in the quarter ended March 31, 2002. Any subsequent impairment losses will be reflected in operating income in the consolidated statement of operations. The net goodwill balances

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

attributable to each of the Company’s reporting units were tested for impairment by comparing the fair value of each reporting unit to its carrying value as of December 31, 2003. Fair value was determined by using the valuation technique of calculating the present value of estimated expected future cash flows (using a discount rate commensurate with the risks involved). The Company has reported that no impairment of goodwill has been incurred as of December 31, 2003.

Deferred Financing Costs: Deferred financing costs are amortized over the terms of the related debt obligations using the effective interest method.

Income Taxes: The Company records the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse.

Advertising and Promotion: Advertising and promotion costs, including point of sale materials, are expensed as incurred and amounted to $2,658, $911, and $1,030 for the years ending December 31, 2003, 2002 and 2001, respectively.

Financial Instruments: The Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, resulting in a cumulative effect adjustment to increase other comprehensive income by $28. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date. Gains and losses on these contracts are transferred from other comprehensive income into net income as the related inventories are sold.

Stock-Based Compensation: The Company measures stock compensation costs related to the stock options described in Note 15 on the fair value based method which is the preferred method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” The fair value based method requires compensation cost for stock options to be recognized based on the fair value of stock options granted.

Computation of Earnings Per Common Share: Basic earnings per common share is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is computed by dividing the net income (loss) applicable to common shares by the weighted average number of common and common equivalent shares (warrants and stock options), where dilutive, outstanding during the period.

Risks and Uncertainties: Manufacturers and sellers of tobacco products are subject to regulation at the federal, state and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco for injuries to health allegedly caused by use of smokeless tobacco. Typically, such claims assert that use of smokeless tobacco is addictive and causes oral cancer. As discussed in Note 19, the Company was named as a defendant in such a lawsuit. There can be no assurance that the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company’s financial position, results of operations or cash flows or that additional lawsuits will not be brought against the Company.

Forty-six states, certain U.S. territories and the District of Columbia are parties to the Master Settlement Agreement (“MSA”) and the Smokeless Tobacco Master Settlement Agreement (“STMSA”). To the Company’s knowledge, the other signatories to the MSA are 49 cigarette manufacturers and/or distributors and the only other signatory to the STMSA is US Smokeless Tobacco Company. In the Company’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable and injunctive relief against certain tobacco products manufacturers and others and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include make-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding and maintaining an escrow account, with subaccounts on behalf of each settling state. The STMSA has no similar provisions. The MSA escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies, who are not signatories to the MSA, to deposit, on an annual basis, into qualified banks escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of MYO tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against the Company. Either option – becoming a MSA signatory or establishing an escrow account – is permissible.

NAOC and Stoker have chosen to open and fund an MSA escrow account as its means of compliance. As of December 31, 2003, NAOC has funded a total of approximately $2.0 million into its account and Stoker approximately $2.9 million into its account. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position and cash flows of the Company.

Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes that are selling into MSA states without signing the MSA or who have

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

failed to properly establish and fund a qualifying escrow account. To date, no such statute has been enacted which could inadvertently and negatively impact the Company, which has been and is currently fully compliant with all applicable laws, regulations and statutes, but there can be no assurance that the enactment of any such complementary legislation in the future will not have a material adverse effect on the results of operations, financial position or cash flows of the Company.

Pursuant to the MSA escrow account statutes, in order to be compliant with the MSA escrow requirements, the Company is required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year. As of December 31, 2003, the Company has recorded approximately $8,282 in Other Non-Current Assets. During 2003, approximately $3,303 was deposited into a qualifying escrow account. As of December 31, 2003 the escrow balance is approximately $4,865, which represents the total deposit balance plus approximately $15 interest earned thereon. The remaining amount of approximately $3,417 relates to 2003 and will be deposited by April 15, 2004. The Company is entitled to direct the investment of the escrow funds and is allowed to withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a judgment against the Company.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates include those affecting the valuation and useful lives of property, plant and equipment and goodwill and other intangible assets, assumptions used in determining pension and postretirement benefit obligations, accrued and deferred income taxes and litigation contingencies.

Concentration of Credit Risk: At December 31, 2003 and 2002, the Company had bank deposits in excess of federally insured limits of approximately $8.7 million and $1.2 million, respectively.

The Company sells its products to distributors and retail establishments throughout the United States. A single customer accounted for 21.7%, 13.1% and 10.1% of the Company’s revenues in 2003, 2002 and 2001, respectively. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. As of December 31, 2003, Cod Company, Inc., the Company’s largest customer, accounted for 42.1% of the outstanding accounts receivable balances. Historically, the Company has not experienced significant credit losses.

Accounts Receivable: Accounts receivable are recognized at their net realizable value. The activity of allowance for doubtful accounts during 2003 and 2002 is as follows (in thousands):

	2003	2002
Balance at beginning of period	$448	$350
Provision for doubtful accounts	121	96
Charge offs, net	(202)	2

Balance at end of period	$367	$448

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

Other Expense: Other expense of $11.1 million in 2003 represents $7.4 million associated with the judgment rendered against the Company in connection with the litigation with Republic Tobacco, Inc. as described in Note 19, “Contingency” under “Kentucky and Illinois Complaints” and $3.3 million associated with the termination of the Star Cigarette Asset Purchase Agreement, as described in Note 22, “Terminated Asset Purchase Agreement”. Other expense of $1.9 million and $2.6 million in 2002 and 2001, respectively, consists primarily of legal, investigative and related expenses with respect to the infringement activities involving Zig-Zag premium cigarette papers.

3. Acquisition of Business:

On November 17, 2003, the Company acquired the common stock of Stoker. Stoker, headquartered in Dresden, Tennessee, manufactures and markets smokeless tobacco and make-your-own (“MYO”) tobacco and related products under various brand names. This acquisition is expected to significantly increase net sales and cash flows. The Company also believes that gross margins will improve as a result of the increased net sales coupled with the elimination of certain costs related to Stoker’s historical operations and the consolidation of facilities and functions.

The purchase price of $22.5 million in cash was financed with borrowings under the Tranche B term loan in the existing senior credit facility. The acquisition has been accounted for under the purchase method, and the results of Stoker have been included in the Company’s consolidated results from the date of acquisition.

The aggregate purchase price consists of (in thousands):

Cash	$22,500
Transaction costs	822

Total aggregate purchase price	$23,322

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash	$1,672
Accounts receivable	906
Inventories	3,403
Property, plant and equipment	2,180
Other intangible assets	9,922
Other assets and restricted escrow funds	6,568
Accounts payable	(559)
Pension plan liability	(750)
Accrued expenses	(2,028)
Income taxes payable	(1,845)
Deferred income taxes	(1,249)

18,220
Goodwill	5,102

Aggregate purchase price	$23,322

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

In connection with the other intangible assets relating to the Stoker acquisition, see Note 7.

The unaudited pro forma combined historical results, as if Stoker had been acquired at the beginning of fiscal 2003 and 2002, respectively, are estimated to be:

	2003	2002
Net sales	$126,162	$121,407
Net income (loss)	$(4,186)	$7,795

Earnings per share -
Basic	$(7.92)	$14.76
Assuming dilution	$(7.92)	$11.72

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each fiscal period presented, nor are they necessarily indicative of future consolidated results.

As part of an employment agreement between the Company and the former President of Stoker, the Company agreed to pay $300 per annum for a period of three years relating to employee non-competition.

On November 17, 2003, Stoker terminated its employee defined benefit plan. As part of the stock purchase agreement, the shareholders of Stoker agreed to fund $750 in a restricted escrow account to fund future payments to current and retired Stoker employees.

4. Fair Value of Financial Instrument:

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” as amended by SFAS No. 126. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: Cash and cash equivalents are by definition short-term and the carrying amount is a reasonable estimate of fair value.

Accounts Receivable: The fair value of accounts receivable approximates their carrying value.

Notes Payable and Long-Term Debt: The fair value of the notes payable and long-term debt approximates their carrying value.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

5. Inventories:

The components of inventories at December 31 are as follows (in thousands):

	2003	2002
Raw materials and work in process	$5,996	$3,111
Leaf tobacco	8,274	10,328
Finished goods – loose leaf tobacco	6,018	4,174
Finished goods – MYO products	6,323	4,722
Other	1,350	728

	27,961	23,063
LIFO reserve	14,296	17,755

	$42,257	$40,818

The reduction of LIFO inventory quantities decreased net income of the Company by approximately $3,500 and $2,400 for the years ended December 31, 2003 and 2002, respectively.

The LIFO inventory value is in excess of its current estimated replacement cost by the amount of the LIFO reserve.

At December 31, 2003, the Company recorded an inventory valuation allowance of $218 related to unusable inventories.

6. Property, Plant and Equipment:

Property, plant and equipment at December 31 consists of (in thousands):

	2003	2002
Land	$654	$654
Buildings and improvements	4,363	3,888
Machinery and equipment	9,250	6,864
Furniture and fixtures	3,164	2,419

	17,431	13,825
Accumulated depreciation	(9,121)	(8,667)

	$8,310	$5,158

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

7. Goodwill and Other Intangible Assets:

Goodwill at December 31 consists of (in thousands):

	2003	2002
NTC goodwill, net of accumulated amortization of $4,500 at December 31, 2003 and 2002	$27,450	$27,450
NAOC goodwill, net of accumulated amortization of $21,175 at December 31, 2003 and 2002	96,107	96,107
Stoker goodwill (see Note 3)	5,102	—

	$128,659	$123,557

	Smokeless	MYO	Premium Manufactured Cigarettes	Total
Balance as of January 1, 2003	$27,450	$96,107	$—	$123,557
Purchase of Stoker	3,224	1,878	—	5,102

Balance as of December 31, 2003	$30,674	$97,985	$—	$128,659

The following table summarizes information about the Company’s allocation of other intangible assets. Other intangibles, all of which relate to the purchase of Stoker, consist of (in thousands):

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization
Unamortized indefinite life intangible assets
Trade names	$8,500	$—
Formulas	51	—

Total	$8,551	$—

Amortized intangible assets:
Customer list (useful life of 10 years)	$1,400	$17
Non-compete agreement (useful life of 3 years)	900	50

	$2,300	$67

The Company amortizes the non-competition agreement over its life of 3 years. Amortization expense for other intangibles was approximately $67 for the year ending December 31, 2003. Estimated future amortization expense is $440 for each of the years ending December 31, 2004 and 2005, $390 for the year ending December 31, 2006, and $140 for the years ending December 31, 2007 and 2008.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

8. Other Assets:

Other assets at December 31, 2003 and 2002 includes loans and accrued interest to the principal shareholder of $1,559 and $1,488, respectively, amounts related to the MSA escrow account of $9,032 and $2,092, respectively.

9. Deferred Financing Costs:

Deferred financing costs at December 31 consist of (in thousands):

	2003	2002
Deferred financing costs, net of accumulated amortization of $8,917 and $7,532 at December 31, 2003 and 2002, respectively	$5,163	$2,642

In connection with the refinancing of the Company’s debt on February 17, 2004, the Company will evaluate, during the first quarter of 2004, the need to expense deferred financing costs outstanding as of December 31, 2003.

10. Notes Payable and Long-Term Debt:

Notes payable and long-term debt at December 31 consists of (in thousands):

	2003	2002
Senior notes	$155,000	$155,000
Notes payable	30,686	—

	$185,686	$155,000

On June 25, 1997, the Company issued $155.0 million of 11% Senior Notes due 2004 (the “Notes”) which were called for redemption on April 2, 2004. The Notes are unsecured senior obligations of the Company which were scheduled to mature on June 15, 2004. The Notes bear interest at 11% per annum, payable semiannually on June 15 and December 15, to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date.

At December 31, 2003, the Company was operating under a Loan Agreement (the “Loan Agreement”), dated December 31, 2000, with Bank One, Kentucky, NA. as Agent (the “Agent”), and the banks named therein, which provided for a $25.0 million term loan and a $10.0 million revolving credit facility. The Term Loan was payable in eight (8) quarterly installments of $3,125 million each plus accrued interest, which commenced on March 31, 2001. Both the term loan and the revolving credit facility matured on December 31, 2002, at which time the term loan was paid in full. On December 31, 2002, the Company entered into an Amended Loan Agreement (the “Amended Loan Agreement”) with Bank One in which the revolving credit facility was increased to $20 million and extended to December 31, 2003. During 2003, the Amended Loan Agreement was amended to reduce the revolving credit facility to $15.0 million and to extend the maturity to March 31, 2004. The unused portion of revolving credit facility at December 31, 2003 amounted to $8.7 million. The Company paid a commitment fee of 0.50% per annum on a quarterly basis on the unused balance of the revolving credit

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

facility. The outstanding amounts relating to the revolving credit facility as of December 31, 2003 and 2002 have been classified as current liabilities in the Consolidated Balance Sheet. All terms of the original Loan Agreement remained in place except for the replacement of a Fixed Charge Coverage Covenant with an Interest Coverage Covenant. The Company’s obligations under the Loan Agreement were guaranteed by National Tobacco, NAOC and NTFC. In addition, the Company’s obligations were collateralized by all of the Company’s assets and the Company’s equity in its subsidiaries. The interest rate on borrowings under the Amended Loan Agreement was based, at the Company’s option, on either LIBOR or the prime rate as announced by the Agent from time to time. At December 31, 2003, the Notes Payable outstanding under the Tranche B term loan portion consisted of $7.7 million incurred to finance the posting of a $7.7 million judgment bond (including accrued interest and fees) in connection with the litigation with Republic Tobacco (See Note 19, Contingencies) and $23.0 million to finance the acquisition of Stoker (See Note 3, Acquisition of Business). As of December 31, 2003, the interest rate on borrowings under the Amended Loan Agreement was 5.15%.

The Loan Agreement and the Senior Notes included cross default provisions and limited the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of indebtedness, liens and encumbrances, and other matters. At December 31, 2003, the Company was in compliance with all provisions of the Amended Loan Agreement and Senior Notes.

At December 31, 2003, the Senior Notes and Notes Payable were reclassified as noncurrent liabilities in the Consolidated Balance Sheet, reflecting the Company’s intention and ability to refinance the Amended Loan Agreement and. Senior Notes, as described above.

On February 17, 2004, the Company consummated the refinancing of its existing debt and preferred stock. The refinancing consisted principally of (1) the offering and sale of $200.0 million principal amount of the Senior Notes (the “New Senior Notes”) by the Company, (2) the entering into of an amended and restated loan, agreement that provides a $50.0 million senior secured revolving credit facility to the Company and (3) the concurrent sale of $97.0 million aggregate principal amount at maturity of senior discount notes of North Atlantic Holding Company, Inc. (the “Parent”).

The New Senior Notes are senior unsecured obligations of the Company and will mature on March 1, 2012. The New Senior Notes bear interest at the rate of 9 1/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and is payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2004. The Company will not be required to make mandatory redemptions or sinking fund payments prior to the maturity of the Notes.

On and after March 1, 2008, the Notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing March 1 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Redemption Price
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

In addition, prior to March 1, 2008, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium based on U.S. Treasury rates as of, and accrued and unpaid interest to, the applicable redemption date.

In addition, at any time prior to March 1, 2007, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings by Parent or the Company so long as there is a Public Market at the Time of such redemption, at a redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

In connection with the refinancing, the Company also amended and restated the existing credit facility, resulting in a new $50.0 million (reducing to $40.0 million in August 2005) senior revolving credit facility with Bank One, N.A. as agent (the “Agent Bank”) and La Salle Bank, National Association. The credit agreement (the “New Credit Agreement”) governing the new senior revolving credit facility includes a letter of credit sublimit of $25.0 million and terminates three years from the closing date. The Company will use the new senior revolving credit facility for working capital and general corporate purposes.

Indebtedness under the New Credit Agreement is guaranteed by each of the Company’s current and future direct and indirect subsidiaries, and is secured by a first perfected lien on substantially all of the Company’s and the Company’s direct and indirect subsidiaries’ current and future assets and property. The collateral includes a pledge by the Parent of its equity interest in the Company and a first priority lien on all equity interest and intercompany notes held by the Company and its subsidiaries.

Each advance under the New Credit Agreement will bear interest at variable rates based, at the Company’s option, on either the prime rate plus 1% or LIBOR plus 3%. The New Credit Agreement provides for voluntary prepayment, subject to certain exceptions, of loans. In addition, without the prior written consent of the Agent Bank, the Company will not allow a Change in Control (as defined in the New Credit Agreement), the sale of any material part of its assets and the assets of its subsidiaries on a consolidated basis or, subject to certain exceptions, the issuance of equity or debt.

Under the new senior revolving credit facility, the Company is required to pay the lenders under the New Credit Agreement a closing fee equal to 1.25% of the aggregate commitments, payable on the closing date, and an annual commitment fee in variable amounts ranging from 0.50% to 0.65% of the difference between the commitment amount and the average usage of the facility, payable on a quarterly basis, on the undrawn and unused portion of the credit facility. The Company is also required to pay to the lenders, letter of credit fees equal to 3.00% per annum multiplied by the maximum a mount available from time to time to be drawn under such letter of credit issued under the New Credit Agreement and to the lender issuing a letter of credit a fronting fee of 0.125% per annum multiplied by the aggregate face amount of letters of credit outstanding during a fiscal quarter plus other customary administrative, amendment, payment and negotiation charges in connection with such letters of credit.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

The New Credit Agreement requires the Company and its subsidiaries to meet certain financial tests, including a minimum fixed charge coverage ratio, and a minimum consolidated adjusted EBITDA. The New Credit Agreement also contains covenants, which among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Credit Agreement requires that certain members of Executive Management remain active in the day-to-day operation and management of the Company and its subsidiaries during the term of the facility.

The New Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, the occurrence of a Change in Control and judgment defaults.

Concurrently with the offering of the New Senior Notes, the Parent issued $97.0 million aggregate principal amount at maturity ($60.0 million in gross proceeds) of its senior unsecured discount notes due 2014. The Parent Notes are Parent’s senior obligations and are unsecured, ranking equally in right of payment to all of Parent’s future unsubordinated obligations and senior in right of payment to any obligations that are by their terms subordinated to the Parent Notes, and will be effectively subordinated to any secured obligations of Parent to the extent of the assets securing those obligations. The Parent Notes are not be guaranteed by the Company or any of its subsidiaries and are structurally subordinated to all of the Company and its subsidiaries’ obligations, including the New Senior Notes.

11. Income Taxes:

The income tax provision (benefit) for the years ended December 31, 2003, 2002, and 2001 consists of the following components (in thousands):

	2003	2002	2001
Deferred
Federal	$(3,301)	$2,876	$1,828
State and local	(388)	338	215

	$(3,689)	$3,214	$2,043

Deferred tax assets and liabilities at December 31, 2003 and 2002 consist of (in thousands):

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Inventory	$—	$4,654	$—	$7,855
Property, plant and equipment	—	1,141	319	—
Goodwill and other intangible assets	6,372	—	12,676	2,697
Accrued pension and postretirement costs	5,630	—	3,739	—
Minimum pension liability	540	—	476	—
NOL carryforward	8,051	—	6,406	—
Other	1,956	—	1,300	—

Deferred income taxes	$22,549	$5,795	$24,916	$10,552

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

At December 31, 2003 the Company had NOL carryforwards for income tax purposes of $21.2 million which expire in the years beginning in 2012.

The Company has determined that at December 31, 2003, its ability to realize future benefits of net deferred tax assets meets the “more likely than not” criteria in SFAS No. 109, “Accounting for Income Taxes”; therefore, no valuation allowance has been recorded.

Reconciliation of the federal statutory rate and the effective income tax rate for the years ended December 31, 2003, 2002, and 2001 is as follows:

	2003	2002	2001
Federal statutory rate	35.0%	35.0%	35.0%
State taxes	3.5	3.0	24.3
Goodwill amortization	—	—	241.8
Other	(1.4)	(1.1)	(0.7)

Effective income tax rate	37.1%	36.9%	300.4%

12. Pension and Postretirement Benefit Plans:

The Company has two defined benefit pension plans covering substantially all of its employees. Benefits for the hourly employees’ plan are based on a stated benefit per year of service, reduced by amounts earned in a previous plan. Benefits for salaried employees are based on years of service and the employees’ final compensation.

The Company sponsors two defined benefit postretirement plans that cover both salaried and hourly employees. One plan provides medical and dental benefits, and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended December 31, 2003 and 2002 and a statement of the funded status as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Reconciliation of benefit obligation:
Benefit obligation at January 1	$12,737	$11,280	$9,351	$6,695
Service cost	552	550	728	421
Interest cost	803	803	807	473
Actuarial loss	1,772	619	3,847	2,098
Benefits paid	(566)	(515)	(435)	(336)

Benefit obligation at December 31	$15,298	$12,737	$14,298	$9,351

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	$6,956	$7,729	$—	$—
Actual return on plan assets	1,643	(937)	—	—
Employer contributions	1,400	679	435	336
Benefit paid	(566)	(515)	(435)	(336)

Fair value of plan assets at December 31	$9,433	$6,956	$—	$—

Funded status:
Funded status at December 31	$(5,865)	$(5,781)	$(14,318)	$(9,351)
Unrecognized prior service cost	6	7	—	—
Unrecognized net actuarial loss	3,032	2,408	4,985	1,527

Net amount recognized	$(2,827)	$(3,366)	$(9,333)	$(7,824)

The asset allocation for the Company’s defined benefit plans as of December 31, 2003 and 2002, and the target allocation for 2004, by asset category, follows:

	Target Allocation	Percentage of Plan Assets at December 31, 2003
	2004	2003	2002
Asset category:
Equity securities	65.0%	67.0%	69.0%
Debt Securities	35.0%	33.0%	28.0%
Cash	0.0%	0.0%	3.0%

Total	100.0%	100.0%	100.0%

Equity securities included no shares of the Company’s common stock at December 31, 2003 or 2002.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

The Company’s investment philosophy is to earn a reasonable return without subjecting plan assets to undue risk. The Company uses one management firm to manage plan assets, which are invested in high quality equity and debt securities. The Company’s investment objective is to provide long-term growth of capital as well as current income.

The following table provides the amounts recognized in the balance sheets as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Accrued benefit cost	$(2,827)	$(3,366)	$(9,333)	$(7,824)
Minimum pension liability	(1,769)	(1,601)	—	—
Deferred tax asset	540	476	—	—
Accumulated other comprehensive income	1,229	1,125	—	—

Net amount recognized	$(2,827)	$(3,366)	$(9,333)	$(7,824)

The following table provides the components of net periodic pension and postretirement benefit costs for the plans for the years ended December 31 (in thousands):

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$552	$550	$558	$728	$421	$379
Interest cost	803	803	738	808	473	435
Expected return on plan assets	(582)	(658)	(716)	—	—	—
Amortization of gains and losses	85	—	(31)	408	—	(18)

Net periodic benefit cost	$858	$695	$549	$1,944	$894	$796

The Company is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The rate of return on assets used is determined based upon analysis of the plans’ historical performance relative to the overall markets and mix of assets. The assumptions listed below represents Management’s review of relevant market conditions and have been adjusted, as appropriate. The weighted average assumptions used in the measurement of the Company’s benefit obligation are as follows:

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate	5.50%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Rate of compensation increase	4.00%	4.00%	4.00%	—	—	—

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

For measurement purposes, the assumed health care cost trend rate for participants under age 65 as of December 31, 2003 and 2002 was 12.0% and 12.0%, respectively, and for participants age 65 and over the rate was 12.0% and 12.0%, respectively. The health care cost trend rate was assumed to decline gradually to 5% for pre-age 65 and for post-age 65 costs over 27 years.

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement benefit plans. A 1% increase in assumed health care cost trend rates would have the following effects (in thousands):

	2003	2002	2001
Effect on total of service and interest cost components of net periodic postretirement cost	$269	$3	$2
Effect on the health care component of the accumulated postretirement benefit obligation	$2,280	$49	$35

The Company’s policy for the plan is to make contributions equal to the benefits paid during the year. The Company expects to make $0.5 million of contributions to the plan in the year ended December 31, 2004.

The Company also sponsors a voluntary 401(k) retirement savings plan. Eligible employees may elect to contribute up to 15% of their annual earnings subject to certain limitations. Through December 31, 1998, the Company matched 50% of each eligible participant’s contribution up to 5% of the participant’s compensation for the plan year. Beginning January 1, 2002, the Company changed its matching contribution policy. The Company match for the Hourly employees was increased to 100.0% of each eligible participant’s contribution up to 6% of compensation for the plan year. The Company’s matching for Hourly employees is subject to a 3-year vesting schedule. The Company match for the salaried employees was increased to 100.0% of each eligible participant’s contribution up to 6% of compensation for the plan year. Company matching is immediate for salaried employees. Additional discretionary matching contributions by the Company are determined annually by the Board of Directors. Company matching contributions to this plan were approximately $0.5 million, $0.4 million and $0.3 million for each of the years ended December 31, 2003, 2002 and 2001.

13. Lease Commitment:

The Company leases certain office space and vehicles for varying periods.

The following is a schedule of future minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003, (in thousands):

Operating Leases
2004	$726
2005	633
2006	350
2007	288
2008	290
2009 and beyond	1,797

Total minimum lease payments	$4,084

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

Lease expense for the years ended December 31, 2003, 2002 and 2001 was $840, $786 and $790, respectively.

14. Mandatorily Redeemable Preferred Stock

On July 1, 2002 the Company commenced a consent solicitation (the “Consent Solicitation”) from registered holders of its 12% Senior Exchange Payment-in-Kind Preferred Stock, par value $0.01 per share (“Preferred Stock”), for certain amendments to the certificate of incorporation of the Company which would amend the terms of the Preferred Stock. The proposed amendments required the consent of the holders of a majority of the issued and outstanding shares of common stock of the Company and the consent of the holders of a majority of the issued and outstanding shares of Preferred Stock. A consent by the holders of a majority of the Company’s outstanding common stock was executed on June 28, 2002. On July 29, 2002, the Consent Solicitation was successfully completed, with the Company receiving consents from the holders of more than 99% of the outstanding shares of Preferred Stock.

The amendments to the Preferred Stock, among other things: (i) accelerated the mandatory redemption date of the Preferred Stock from June 15, 2007 to June 15, 2005, which will require the Company to redeem the Preferred Stock at an earlier date, (ii) reduced the liquidation preference from $25.00 to $22.00 per share, which will lower the Company’s cost of redeeming the Preferred Stock and will lower the amount of dividends payable thereon (which dividends are equal to 12% of the liquidation preference per annum), (iii) eliminated any redemption premium, which will lower the Company’s potential cost of redeeming the Preferred Stock prior to June 15, 2005, (iv) reduced the repurchase price that the Company must offer the holders of Preferred Stock upon a change of control from 101% to 100% of the liquidation preference, which will lower the Company’s potential cost of any such repurchase obligation, (v) permitted future dividends to be paid through the issuance of additional shares of preferred stock, which will provide the Company with greater flexibility in financing its operations, and (vi) included a definition for the term “Permitted Investments”, which definition was inadvertently omitted from the Certificate of Designation pursuant to which the Preferred Stock was created.

As consideration for these amendments, the Company paid each registered holder of Preferred Stock that consented thereto $0.40 per share in cash. A total of approximately $985 in consent fees were paid. The Company paid an additional amount of approximately $236 in legal and other fees related to the Consent Solicitation.

The Company has recorded the Preferred Stock at its current value in the accompanying Balance Sheet. The resulting gain of $5.4 million, net of the consent and other fees described above, was recognized in the accompanying Statements of Operations for the year ended December 3 1, 2002.

The Company’s future ability to make dividend payments in cash will depend upon the availability of funds and whether the Company has satisfied the “restricted payments” provision under the Indenture pursuant to which the Senior Notes were issued. Currently, the Company can satisfy that provision. Additionally, the Company has sufficient authorized and un-issued shares of Preferred Stock to make its dividend payments through the issuance of additional shares. For the dividend payments on September 15, 2002, December 15, 2002, March 15, 2003, June 15, 2003, September 15, 2003 and December 15, 2003, the Company chose to make this payment in kind.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

Persons affiliated with the initial purchases of the Preferred Stock were also issued warrants, with an original fair value of $0.7 million, to purchase 19,050 shares of common stock of the Company for $0.01 per share, exercisable immediately. The original fair value of these warrants has been recorded in equity, with a corresponding amount capitalized and included in deferred financing costs.

On March 18, 2004, in connection with the refinancing of its existing debt, the Company redeemed all outstanding shares of the preferred stock, at the applicable redemption price equal to the liquidation preference of the preferred stock ($22.00 per share), plus an amount in cash equal to all accumulated and unpaid dividends.

15. Share Incentive Plan:

The Company has two share incentive plans covering certain key employees which provide for the granting of options to purchase common stock of the Company and other stock related benefits. As of December 31, 2003, no benefits other than the stock options described below had been granted. The total number of shares available for granting under the plans is 111,856. Stock option activity is summarized below:

	Incentive Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2001	$61,760	$18.19	$26.51

Granted	35,511	85.76	22.97
Exercised	—	—	—
Forfeited	(2,000)	(18.19)	(26.51)

Outstanding, December 31, 2002	95,271	43.38	25.19

Granted	2,500	90.00	22.75
Exercised	—	—	—
Forfeited	(4,500)	(90.00)	(22.75)

Outstanding, December 31, 2003	93,271	42.38	26.37

At December 31, 2003, the outstanding stock options’ exercise price for 61,856 options is $18.19 per share, all of which are exercisable. The outstanding stock options’ exercise price for 31,415 options is $90.00, 9,229 of which are exercisable with the remaining 22,186 becoming exercisable from 2004 through 2007. All stock options expire 10 years from the grant date. The weighted average of the remaining lives of the outstanding stock options is approximately 3.9 years for the options with the $18.19 exercise price and 8.8 years for the options with the $90.00 exercise price. The Company estimates that all of the stock options granted will be exercised and that the expected life of all stock options is five years from the date of grant. The weighted average fair value of the options was determined as the difference between the fair value of the common stock on the grant date and the present value of the exercise price over the expected life of five years at a risk free interest rate of 6%, with no assumed dividend yield.

Of the stock options described above, 47,986 include a provision under which the Company will reimburse the employee for the difference between their ordinary income tax liability and the liability computed using the

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

capital gains rate in effect upon exercise of the options. The effect of this provision is accounted for as a variable portion of the option plan.

The Company has recorded compensation expense related to the options based on the provisions of SFAS No. 123 under which the fixed portion of such expense is determined as the fair value of the options on the date of grant and amortized over the vesting period. The variable portion of the compensation expense is measured on each reporting date with the expense amount adjusted for changes in the fair value of the Company’s stock on that date. Compensation expense of approximately $417, $102 and $33 ($258, $63 and $20, net of deferred income tax benefit) has been recognized in the Statements of Operations for the years ended December 31, 2003, 2002 and 2001, respectively.

16. Income (Loss) Per Common Share Reconciliation (dollars in thousands, except per share amounts):

	For the Year Ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(6,241)
Less: Preferred stock dividends	7,275

Basic and diluted:
Net loss available to common stockholders	$(13,516)	528,241	$(25.59)

	For the Year Ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$5,485
Less: Preferred stock dividends	(6,976)
Plus: Net gain on restructuring of preferred stock	5,395

Basic:
Net income available to common stockholders	$3,904	528,241	$7.39

Diluted:
Net income available to common stockholders	$3,904	664,939	$5.87

	For the Year Ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(1,364)
Less: Preferred stock dividends	(6,745)

Basic and diluted:
Net loss available to common stockholders	$(8,109)	528,241	$(15.35)

The calculations above are based on the weighted average number of shares of common stock outstanding during the year. For the years ended December 31, 2003 and December 31, 2001, common equivalent shares

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

from stock options of 93,271 and 61,760 are excluded from the computations as their effect is antidilutive. For the years ended December 3 1, 2003, 2002 and 2001, warrants of 63,490 are excluded from the computations as their effect is antidilutive.

17. Fourth Quarter Adjustment:

The fourth quarters of 2003, 2002 and 2001 include net adjustments to increase (decrease) the income tax provision by approximately ($3,300), $1,300 and $1,490, respectively. The fourth quarters of 2003 and 2002 also included adjustments to increase the LIFO expense by approximately $1.9 million and $1.7 million, net of income tax of approximately $1.1 million and $1.0 million, respectively. The fourth quarter of 2003 also included adjustments to increase the post retirement benefits expense by approximately $1.5 million, as a result of year-end actuarial computations.

18. Selected Quarterly Financial Data (unaudited):

All amounts are in thousands except net income (loss) per share.

	QUARTER
	1st	2nd	3rd	4th
2003
Net sales	$14,249	$30,251	$28,718	$28,375
Gross profit	6,549	17,496	16,882	12,049
Net income (loss)	(5,164)	(11,822)	232	3,237
Basic net income (loss) per share	(9.78)	(22.38)	0.44	6.13
Diluted net income (loss) per share	(9.78)	(22.38)	0.38	6.13

2002
Net sales	$21,952	$18,218	$26,014	$28,241
Gross profit	13,283	9,688	15,477	15,004
Net income (loss)	(305)	(2,575)	6,185	599
Basic net income (loss) per share	(0.58)	(4.88)	11.71	1.13
Diluted net income (loss) per share	(0.58)	(4.88)	9.46	0.90

19. Contingencies:

Kentucky and Illinois Complaints. On July 15, 1998, NAOC and NTC filed a complaint (the “Kentucky Complaint”) against Republic Tobacco, Inc. and its affiliates (“Republic Tobacco”) in Federal District Court for the Western District of Kentucky. Republic Tobacco imports and sells Roll-Your-Own (“RYO”) premium cigarette papers under the brand names JOB and TOP as well as other brand names. The Kentucky Complaint alleges, inter alia, that Republic Tobacco’s use of exclusivity agreements, rebates, incentive programs, buy-backs and other activities related to the sale of premium cigarette papers in the southeastern United States violate federal and state antitrust and unfair competition laws and that Republic Tobacco defaced and directed others to deface NAOC’s point of purchase vendor displays for premium cigarette papers by covering up the ZIG-ZAG brand name and advertising material with advertisements for Republic Tobacco’s RYO cigarette paper brands. The Kentucky Complaint alleges that these activities constitute unfair competition under federal and state laws.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

On June 30, 1998, Republic Tobacco filed a complaint against the Company, NAOC and NTC in the U.S. District Court of the Northern District of Illinois (the “Illinois Complaint”) and served it on the Company after the institution of the Kentucky action. In the Illinois Complaint, Republic Tobacco seeks declaratory relief with respect to the Company’s claims. In addition, the Illinois Complaint alleges that certain actions taken by the Company to inform its customers of its claims against Republic Tobacco constitute tortuous interference with customer relationships, false advertising, violations of Uniform Deceptive Trade Practices and Consumer Fraud Acts, defamation and unfair competition. In addition, although not included in its original complaint but in its amended complaint, Republic Tobacco alleged that the Company has unlawfully monopolized and attempted to monopolize the market on a national and regional basis for premium cigarette papers. Republic sought unspecified compensatory damages, injunctive relief and attorneys fees and costs.

On October 20, 2000, Republic Tobacco filed a motion to dismiss, stay, or transfer the Kentucky Complaint to the Illinois Court. On December 19, 2000, the Court denied Republic Tobacco’s motion, holding that it was premature. The Court noted also that it had communicated with the Court in Illinois and that it had concluded that Republic Tobacco may not be entitled to any preference on forum selection, which would ordinarily be given because it was first to file. The Kentucky complaint is still on file.

Prior to the completion of discovery, the Court dismissed Republic Tobacco’s antitrust claims against the Company. After discovery was completed in 2001, both parties moved for summary judgment on the others claims. In April 2002, the District Court for the Northern District of Illinois decided the summary judgment motions by dismissing all claims of both the Company and Republic Tobacco and its affiliates, except for Republic Tobacco’s claim of defamation per se against the Company, on which it granted summary judgment on liability in favor of Republic Tobacco, and a Lanham Act false advertising claim, based on the same facts as the defamation claim, for equitable relief. In February 2003, the District Court granted Republic’s motion for summary judgment on the Company’s counterclaim that Republic tortiously interfered with the Company’s business relationships and economic advantage. The only claim that remained to be tried was Republic’s Lanham Act claim and damages on the defamation claim on which the Court previously ruled that Republic could only obtain equitable relief if successful.

On July 8, 2003, following a four day trial, an Illinois jury returned a verdict in favor of Republic on the defamation claims of $8.4 million in general damages and $10.2 million in punitive damages, for a total damage award of $18.6 million. The Company filed post-trial motions for a new trial and, in the alternative, for a reduction of the awards. On August 1, 2003, the Company posted a judgment bond in the amount of $18.8 million with the U.S. District Court. This was accomplished by obtaining a $19.0 million senior secured term loan pursuant to a July 31, 2003 amendment to the Company’s existing credit facility. On November 20, 2003, the court ruled that the awards were excessive and reduced the awards by approximately 60%, with the award of compensatory damages being reduced to $3.36 million and the award of punitive damages being reduced to $4.08 million, for a total of $7.44 million. On December 18, 2003, Republic accepted these reduced awards.

On January 8, 2004, the Company appealed from the final judgment, including the finding of liability in this case as well as the amount of the award. There can be no assurance, however, that the Company will prevail on appeal. On January 22, 2004, Republic filed a general notice of cross appeal, but did not specify the issues or claims for which it is seeking appellate review. On March 7, 2004, the Company filed its opening brief with the Court of Appeals. Republic’s brief is scheduled to be filed on April 7, 2004. The Company and Republic each may file reply briefs thereafter.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

Litigation Related to Alleged Personal Injury

West Virginia Complaints. Trial of the West Virginia complaints against the smokeless tobacco defendants has been postponed indefinitely, as described below. On October 6, 1998 NTC was served with a summons and complaint on behalf of 65 individual plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Kelly Allen, et al. v. Philip Morris Incorporated, et al. (Civil Action Nos. 98-C-240l). On November 13, 1998, NTC was served with a second summons and complaint on behalf of 18 plaintiffs in an action in the Circuit Court of Kanawha County, West Virginia, entitled Billie J. Akers, et al. v. Philip Morris Incorporated et al. (Civil Action Nos. 98-C-2696 to 98-C-2713). The complaints are identical in most material respects. In the Allen case, the plaintiffs have specified the defendant companies for each of the 65 cases. NTC is named in only one action. One Akers plaintiff alleged use of an NTC product, alleging lung cancer.

On September 14, 2000, NTC was served with a summons and complaint on behalf of 539 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Linda Adams, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-373 to 00-C-911). Only one of these plaintiffs alleged use of a product currently manufactured by NTC. The time period during which this plaintiff allegedly used the product has not yet been specified. Thus, it is not yet known whether NTC is a proper defendant in this case.

On September 19, 2000, NTC was served with a second summons and complaint on behalf of 561 separate plaintiffs filed in Circuit Court of Ohio County, West Virginia, entitled Ronald Accord, et al. v. Philip Morris Inc., et al. (Civil Action Nos. 00-C-923 to 00-C-1483). A total of five of these plaintiffs alleged use of a product currently manufactured by NTC. One of these plaintiffs does not specify the time period during which the product was allegedly used. Another alleges use that covers, in part, a period when NTC did not manufacture the product. On motion by cigarette company defendants, this claim was dismissed on February 11, 2004, for failure to follow the case management order. Of the remaining three, one alleges consumption of a competitor’s chewing tobacco from 1966 to 2000 and NTC’s Beech-Nut chewing tobacco from 1998 to 2000; another alleges a twenty-four year smoking history ending in 1995 and consumption of Beech-Nut chewing tobacco from 1990 to 1995; and the last alleges a thirty-five year smoking history ending in 2000, and consumption of NTC’s Durango Ice chewing tobacco from 1990 to 2000 (although Durango Ice did not come onto the market until 1999).

In November 2001, NTC was served with an additional four separate summons and complaints in actions filed in the Circuit Court of Ohio County, West Virginia. The actions are entitled Donald Nice v. Philip Morris Incorporated, et al. (Civil Action No. 01-C-479), Korene S. Lantz v. Philip Morris Incorporated, et al. (Civil Action No. 01-C-480), Ralph A. Prochaska, et al. v. Philip Morris, Inc., et al. (Civil Action No. 01-C-481), and Franklin Scott, et al. v. Philip Morris, Inc., et al., (Civil Action No. 01-C-482).

All of the West Virginia smokeless tobacco actions have been consolidated before the West Virginia Mass Litigation Panel for discovery and trial of certain issues. Trial of these matters was planned in two phases. In the initial phase, a trial was to be held to determine whether tobacco products, including all forms of smokeless tobacco, cigarettes, cigars and pipe and roll-your-own tobacco, can cause certain specified diseases or conditions. In the second phase, individual plaintiffs would attempt to prove that they were in fact injured by tobacco products. Fact and expert discovery in these cases has closed, however, in the cigarette cases the Court has allowed additional discovery.

The claims against the Company in the various consolidated West Virginia actions include negligence, strict liability, fraud in differing forms, conspiracy, breach of warranty and violations of the West Virginia consumer

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

protection and antitrust acts. The complaints in the West Virginia cases request unspecified compensatory and punitive damages.

The manufacturers of smokeless tobacco products (as well as the manufacturers of cigarettes) moved to sever the claims against the smokeless tobacco manufacturer defendants from the claims against the cigarette manufacturer defendants. That motion was granted and the trial date on the smokeless tobacco claims has now been postponed indefinitely.

Minnesota Complaint. On September 24, 1999, NTC was served with a complaint in a case entitled Tuttle v. Lorillard Tobacco Company, et al. (Case No. C2-99-7105), brought in Minnesota. The other manufacturing defendants are Lorillard and The Pinkerton Tobacco Company. The Complaint alleges that plaintiff’s decedent was injured as a result of using NTC’s (and, prior to the formation of NTC, Lorillard’s) Beech-Nut brand and Pinkerton’s Red Man brand of loose-leaf chewing tobacco. Plaintiff asserts theories of liability, breach of warranty, fraud, and variations on fraud and misrepresentation. Plaintiff specifically requests in its complaint an amount of damages in excess of fifty thousand dollars ($50,000) along with costs, disbursements and attorneys’ fees, and “. . . an order prohibiting defendants from disseminating in Minnesota further misleading advertising and making further untrue, deceptive and/misleading statements about the health effects and/or addictive nature of smokeless tobacco products. . . .” After discovery, summary judgment motions were filed on behalf of all defendants. On March 3, 2003, the Court granted defendants’ motions, dismissing all claims against all defendants and the Court has since denied the plaintiff’s motion for reconsideration. Plaintiff has appealed the dismissal. Briefing has been completed. Oral argument before the Court of Appeals was held on February 11, 2004, and the decision is pending.

Although the Company believes that it has good defenses to the above actions in West Virginia and Minnesota and it intends to vigorously defend each such action, no assurances can be given that it will prevail. If any of the plaintiffs were to prevail, the results could have a material adverse effect on the results of operations, financial position and cash flows of the Company.

Litigation Related to Counterfeiting

Texas Infringing Products Litigation. In Bolloré, S.A. v. Import Warehouse, Inc., Civ. No. 3-99-CV-1196-R (N.D. Texas), Bolloré, the Company’s Licensor of ZIG-ZAG brand premium cigarette papers, obtained a sealed order allowing it to conduct a seizure of infringing and counterfeit ZIG-ZAG products in the United States. On June 7, 1999, seizures of products occurred in Michigan and Texas. Subsequently, all named defendants have been enjoined from buying and selling such infringing or counterfeit goods. Bolloré and the Company have negotiated settlements with all defendants. These defendants included Import Warehouse, Ravi Bhatia, Tarek Makki and Adham Makki. Those settlements included a consent injunction against distribution of infringing or counterfeit goods.

On May 18, 2001, the Company, in conjunction with Bolloré, conducted raids on the businesses and homes of certain defendants previously enjoined (including Tarek Makki and Adham Makki) from selling infringing or counterfeit ZIG-ZAG brand products in the Bolloré S.A. v. Import Warehouse litigation. Evidence was uncovered that showed that these defendants and certain other individuals were key participants in importing and

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

distributing counterfeit ZIG-ZAG premium cigarette papers. After a two day hearing in the U.S. District Court for the Northern District of Texas, on May 30, 2001, the Court held the previously enjoined defendants in contempt of court, and enjoined the additional new defendants, including Ali Makki, from selling infringing or counterfeit ZIG-ZAG premium cigarette papers.

The Company entered into a settlement with the defendants, the principal terms of which included a cash payment, an agreed permanent injunction, the withdrawal of the defendants’ appeal of the civil contempt order, an agreed judgment of $11 million from the civil contempt order and an agreement to forbear from enforcing that $11 million money judgment until such time in the future that the defendants violate the terms of the permanent injunction. Two of the defendants, Tarek Makki and Adham Makki, also agreed to provide complete information concerning the counterfeiting conspiracy as well as information on other parties engaged in the purchase and distribution of infringing ZIG-ZAG premium cigarette papers.

On February 17, 2004, the Company and Bolloré filed a motion in the U.S. District Court for the Northern District of Texas, which had issued the original injunctions against the infringing defendants, seeking, with respect to respondents Adham Makki, Tarek Makki and Ali Makki, to have the $11 million judgment released from the forbearance agreement described above, and to have the named respondents held in contempt of court. The motion alleged that the three respondents had trafficked in counterfeit ZIG-ZAG cigarette papers after the execution of the settlement, citing evidence that all three had been charged in the United States District Court for the Eastern District of Michigan with criminal violations of the United States counterfeiting laws by trafficking in counterfeit ZIG-ZAG cigarette papers, which trafficking occurred after the settlement agreement. A hearing was held on March 3, 2004 and it will resume on April 7, 2004.

Pursuant to the U.S. Distribution Agreement and a related agreement between Bolloré and the Company, any collections on the judgments issued in the Bolloré v. Import Warehouse case are to be divided evenly between Bolloré and the Company after the payment of all expenses.

On February 7, 2002, Bolloré, NAOC and the Company filed a motion with the District Court in the Texas action seeking to hold Ravi Bhatia and Import Warehouse Inc. in contempt of court for violating the terms of the consent order and injunction entered against those defendants. The Company alleges that Mr. Bhatia and Import Warehouse sold counterfeit goods to at least three different companies over an extended period of time. On June 27, 2003, the Court found Import Warehouse and Mr. Bhatia in contempt of court for violating an existing injunction barring those parties from distributing infringing ZIG-ZAG cigarette paper products. The Court requested that the Company and Bolloré (the Company’s co-plaintiff in the case) file a submission detailing the damages incurred. The Company and Bolloré filed their submission on July 25, 2003 which reported and requested damages of $2.4 million. Briefing has been completed and the parties are awaiting the decision of the Court.

California Infringing Products Litigation. On March 23, 2001, the Company participated as co-plaintiff with NAOC and Bolloré in an action entitled Bolloré, S.A. v. A&A Smart Shopping (Case No. CV 01-02766 FMC (MANx)), filed in the U.S. District Court for the Central District of California. The plaintiffs alleged that nine distributors in California were selling counterfeit ZIG-ZAG brand premium cigarette papers. In an effort to better manage this case for trial, the plaintiffs settled against certain defendants, obtained judgments for damage against most of the defendants and obtained permanent injunctions against all of the settling defendants.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

A trial of the plaintiffs’ claims against the remaining defendants, in the A&A Smart Shopping case, Downey Wholesale and Fadel El-Shahawi, Downey’s principal, began October 1, 2002. On October 15, 2002, after a two week jury trial, the jury found for the plaintiffs on all counts. The plaintiffs were awarded a total of $2,000,000 in damages, and the jury found that defendant Downey and the defendant Fadel El-Shahawi acted willfully and with fraud, oppression or malice. As a result, plaintiffs were entitled to and did request the Court to award them their reasonable attorney fees and expenses, which awarded plaintiffs $751,000. The verdict also allowed the Court, in its discretion, to apply a multiple of up to three times the verdict amount in order to adequately compensate plaintiffs and also, to award punitive damages. The parties settled the punitive damages and multiplier portions of the case for $500,000, of which half was paid on November 15, 2002 and the remainder will be paid in equal monthly installments over the next two year period, commencing on December 1, 2002. All recoveries from this litigation will be shared equally by NAOC and Bolloré. Defendants filed a new trial motion which the Court has denied. However, the Court reduced the plaintiff’s damages award to approximately $1.7 million. On March 13, 2003, the Court denied the defendants’ motions. The defendants filed a notice of appeal and the Court postponed the briefing schedule relating thereto pending Court-sponsored mediation which was held on October 30, 2003. During the course of the mediation, the parties agreed to settle the case for the sum of $ 1.5 million, to be divided equally by the plaintiffs, and a permanent injunction against the sale of infringing ZIG-ZAG premium cigarette paper products by defendants.

In addition to the above described legal proceedings, the Company is subject to other litigation in the ordinary course of its business. The Company does not believe that any of these other proceedings will have a material adverse effect on the results of operations, financial position or cash flows of the Company. For a description of regulatory matters and related industry litigation to which the Company is a party, see Part I, Item 1. “Business—Regulation.”

20. Parent-Only Financial Information:

The Corporation is a holding company with no independent operations and no independent assets other than its investments in its subsidiaries, income tax receivables, deferred income tax assets related to the differences between the book and tax basis of its investment in the Partnership, and deferred financing costs related to its debt.

All of the Corporation’s subsidiaries are wholly-owned and guarantee the Senior Notes of the Corporation on a full, unconditional, and joint and several basis and any other subsidiaries of the Corporation other than the guarantors are minor. Within the Senior Notes there are no significant restrictions on the ability of the Corporation to obtain funds from its subsidiaries by dividend or loan. Separate financial statements of the subsidiaries are not required and have not been included in these financial statements.

21. Segment Information:

The Company has been historically organized on the basis of product lines which are comprised of three reportable segments. The smokeless tobacco segment manufactures smokeless tobacco products which are distributed primarily through wholesale and food distributors in the United States. The make-your-own segment imports and distributes cigarette papers, tobaccos and related products primarily through wholesale distributors in the United States. The premium cigarette segment distributes contract manufactured cigarettes through wholesale distributors in the United States.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes a charge allocating all corporate costs to each operating segment. Elimination and Other includes the assets of the Company not assigned to segments and the elimination of intercompany accounts between segments. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation, amortization, certain non-cash charges and other income and expenses (Adjusted EBITDA).

The table below presents financial information about reported segments for 2003, 2002 and 2001 (in thousands):

2003	Smokeless Tobacco	Make-Your-Own	Premium Manufactured Cigarettes	Eliminations and Other	Total
Net sales	$36,697	$64,677	$64	$155	$101,593
Operating income	4,668	18,533	(2,843)	30	20,388
Adjusted EBITDA	10,504	20,143	(2,825)	32	27,754
Assets	72,570	277,612	2,218	(108,756)	243,644

2002
Net sales	$35,732	$58,693	$—	$—	$94,425
Operating income	5,966	23,421	—	—	29,387
Adjusted EBITDA	9,904	25,214	—	—	35,118
Assets	67,951	256,756	—	(111,113)	213,594

2001
Net sales	$38,647	$50,975	$—	$—	$89,622
Operating income	5,610	17,453	—	—	23,063
Adjusted EBITDA	10,542	22,491	—	—	33,033
Assets	69,781	237,008	—	(90,126)	216,663

A reconciliation of Adjusted EBITDA to total consolidated operating income for 2003, 2002, and 2001 is as follows (in thousands):

	2003	2002	2001
Adjusted EBITDA	$27,754	$35,118	$33,033
Depreciation expense	(589)	(700)	(637)
Amortization expense	—	—	(5,490)
LIFO adjustment	(3,459)	(3,878)	(2,682)
Stock option expense	(417)	(576)	(33)
Pension/Postretirement expense	(2,901)	(577)	(1,128)

Operating income	$20,388	$29,387	$23,063

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

22. Terminated Asset Purchase Agreement:

On February 18, 2003, the Company entered into an asset purchase agreement (the “Star Cigarette Asset Purchase Agreement”) with Star Scientific, Inc. (“Star Scientific”), and Star Tobacco, Inc., a wholly-owned subsidiary of Star Scientific (“Star Tobacco” and, together with Star Scientific, “Star”). Pursuant to the Star Cigarette Asset Purchase Agreement, the Company was to purchase substantially all of the assets of Star relating to the manufacturing, marketing and distribution of four discount cigarette brands in the United States (the “Star Cigarette Assets”). The purchase price for the Star Cigarette Assets was to have been $80.0 million in cash, subject to certain closing adjustments and the assumption of certain liabilities related to the Star Cigarette Assets.

On July 15, 2003, the Company and Star reached a mutual agreement to terminate the Star Cigarette Asset Purchase Agreement. Pursuant to the termination agreement, Star Scientific retained a $2.0 million earnest money deposit that had been placed into escrow by the Company and the parties executed releases of any liabilities arising out of the Star Cigarette Asset Purchase Agreement. The Company incurred $3.3 million of direct costs during 2003, including the $2.0 million earnest money deposit referred to above, in connection with this transaction. These costs are included in Other Expenses in the Condensed Consolidated Statements of Operations.

23. New Accounting Standards:

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligation” (“SFAS 143”). SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation (“ARO”), an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 was effective for financial statements for fiscal years beginning after June 15, 2002. The Company adopted the provisions of SFAS 143 in fiscal 2003. SFAS 143 did not have an impact on the Company’s financial statements.

On January 1, 2002, the Company adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“Statement 144”). Statement 144 develops a single accounting model for long- lived assets to be disposed of by sale, and addresses significant implementation issues related to previous guidance. Statement 144 requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Statement 144 also broadens the reporting of discontinued operations by potentially qualifying more disposal transactions for discontinued operations reporting. The adoption of Statement 144 did not have an impact on the Company’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. This Statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30, “Reporting Results of Operations.” This Statement also requires sales-leaseback accounting for certain lease

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement, which is effective for the Company for the year ending December 31, 2003, did not have an impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”). SFAS 148 amends SFAS 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 and requires additional disclosures in annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on financial results. The Company accounts for stock-based compensation in accordance with SFAS No. 123. Therefore, SFAS 148 does not have an impact on the Company’s financial statements.

In January 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 does not have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial with characteristics of both liabilities and equity. The provisions of SFAS 150 relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries as amended by FASAB Staff Position 150-3, has been deferred, for an indefinite period. The provisions of SFAS 150 relating to all other financial instruments apply immediately to all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The implementation of SFAS 150 is delayed for nonpublic companies to fiscal periods beginning after December 15, 2003. In accordance with the foregoing, the Company is assessing the impact of the adoption of SFAS 150 on its financial statements.

In December 2003, the FASB issued revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. Application of FIN 46 is required for interest in special-purpose entities for years ending after December 15, 2003. The Company has determined that it has no special-purpose entities. Application of FIN 46 is required for all other types of VIE’s for periods ending after March 15, 2004. Although the Company does not expect FIN 46 to have a material impact on the Company’s financial condition or results of operations, it is continuing to evaluate this complex interpretation.

The accompanying notes are an integral part of the consolidated financial statements.

North Atlantic Trading Company, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

for the years ended December 31, 2003, 2002 and 2001

(dollars in thousands)

In December 2003, the FASB issued a revision of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosures for benefit plans. The project was initiated by the FAB in 2003 in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. SFAS No. 132R requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. SFAS No. 132R is effective for years ending after December 15, 2003. The Company adopted SFAS No. 132R as of December 31, 2003 and has provided the required disclosures in Note 12, “Pension and Postretirement Benefit Plans.”

In January 2004, the FASB issued FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-1”). FSP FAS 106-1 allows companies to assess the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) on their postretirement benefit obligations and costs and reflect the effects in the 2 003 financial statements, pursuant to SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pensions.” Companies are also allowed to make a one-time election to defer accounting for the effects of MMA until authoritative guidance is issued. The guidance in FSP FAS 106-1 is effective for years ending after December 7, 2003. In accordance with FSP FAS 106-1, the accumulated postretirement benefit obligation and postretirement net periodic benefit costs in the Company’s consolidated financial statements and disclosed in Note 12, “Pension and Postretirement Benefit Plans” do not reflect the effects of MMA on the Company’s plans. In addition, specific authoritative guidance on the accounting for the federal subsidy, one of the provisions of MMA, is pending, and that guidance, when issued, could require the Company to change previously reported information. However, in the Company’s opinion, any change due to the accounting for the federal subsidy would be immaterial.

24. Subsequent Event:

On February 17, 2004, the Company consummated the general corporate reorganization and the refinancing of its existing debt and preferred stock. The general corporate reorganization consisted of the creation of the Parent. The refinancing consisted principally of (1) the offering and sale of $200.0 million principal amount of senior notes by the Company, (2) the entering into of an amended and restated loan agreement that provides a $50.0 million senior secured revolving credit facility to the Company and (3) the concurrent offering and sale of $97.0 million aggregate principal amount at maturity of senior discount notes of the Parent. Both the senior notes and the senior discount notes were offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Concurrently with the closing of the refinancing, the Company also called for redemption all of its outstanding 11% senior notes due 2004, in accordance with the terms of the indenture governing such notes, at the applicable redemption price of 100.0% of the principal amount thereof, plus interest accrued to the redemption date of April 2, 2004. At December 31, 2003, the Company has outstanding $155.0 million aggregate principal amount of its 11% senior notes due 2004.

On March 18, 2004, the Company redeemed all outstanding shares of its 12% senior exchange payment-in-kind preferred stock, at the applicable redemption price equal to the liquidation preference of the preferred stock ($22.00 per share), plus an amount in cash equal to all accumulated and unpaid dividends.

The accompanying notes are an integral part of the consolidated financial statements.

Stoker, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2003	January 31, 2003
	(unaudited)
Assets
Current
Cash	$1,147,783	$1,211,071
Accounts receivable—trade, net	1,025,856	913,829
Accounts receivable—other	10,400	11,700
Inventories	3,182,839	2,938,821
Prepaid expenses and other current assets	253,104	99,803

Total current assets	5,619,982	5,175,224
Property and equipment, net	453,988	497,269
Restricted escrow funds	4,117,449	2,963,130
Other assets	477,105	453,186

Total assets	$10,668,524	$9,088,809

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$844,861	$891,117
Accrued compensation and other expenses	448,057	513,960
Income taxes payable	1,190,320	786,793
Notes payable to stockholders	2,679,000	4,034,296
Deferred income taxes	228,000	239,700

Total current liabilities	5,390,238	6,465,866
Deferred income taxes	73,800	73,800

Total liabilities	5,464,038	6,539,666

Commitments and contingencies
Stockholders’ equity
Common stock, no par value, 1,000 shares authorized, issued and outstanding	153,673	153,673
Retained earnings	5,050,813	2,395,470

Total stockholders’ equity	5,204,486	2,549,143

Total liabilities and stockholders’ equity	$10,668,524	$9,088,809

See accompanying notes to

condensed consolidated financial statements

Stoker, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

and Changes in Retained Earnings

(unaudited)

	Eight months ended September 30,
	2003	2002
Net Sales	$19,185,766	$16,563,705
Cost of sales	9,688,893	9,353,860

Gross profit	9,496,873	7,209,845
Selling, general and administrative expenses	5,165,089	6,405,473

Operating income	4,331,784	804,372
Interest income	43,398	8,783
Interest expense	(30,924)	(89,692)
Other income, net	13,385	2,858

Income before income taxes	4,357,643	726,321
Taxes on income	1,702,300	286,300

Net income	2,655,343	440,021
Retained earnings, at beginning of year	2,395,470	879,965

Retained earnings, at September 30	$5,050,813	$1,319,986

See accompanying notes to

condensed consolidated financial statements

Stoker, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Eight months ended September 30,
	2003	2002
Cash flows from operating activities
Net income	$2,655,343	$440,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	65,559	46,321
Amortization	816	816
Deferred income taxes	(11,700)	68,000
Changes in assets and liabilities affecting operating activities:
Accounts receivable	(110,727)	(172,178)
Inventories	(244,018)	172,428
Other current assets	(23,870)	—
Accounts payable	(46,256)	401,570
Accrued expenses and other	183,458	1,335,875

Net cash provided by operating activities	2,468,605	2,292,853

Cash flows from investing activities
Capital expenditures	(22,278)	(48,459)
Deposits to restricted cash escrows	(1,154,319)	(1,774,002)

Net cash used for investing activities	(1,176,597)	(1,822,461)

Cash flows from financing activities
Payments on notes payable	(1,355,296)	(2,505,120)
Proceeds from notes payable	—	1,392,000

Net cash used for financing activities	(1,355,296)	(1,113,120)

Net decrease in cash	(63,288)	(642,728)
Cash, beginning of period	1,211,071	1,331,026

Cash, end of period	$1,147,783	$688,298

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$30,924	$27,036
Cash paid during the period for income taxes	$863,221	$28,528

See accompanying notes to condensed consolidated financial statements

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Business and Basis of Presentation.

Stoker, Inc. and subsidiaries (the “Company”) process and distribute smokeless tobacco, MYO tobacco and related products for resale to retail and wholesale dealers and to consumers through retail mail catalog sales. The Company distributes processed tobacco products under the “Stoker’s” name. The Company also purchases and distributes various brands of premium cigarette papers, smoking tobaccos, smokeless tobacco and related products.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto for the year ended January 31, 2003.

The accompanying condensed consolidated financial statements do not include all the disclosures normally required by generally accepted accounting principles. The condensed consolidated financial statements have been prepared in accordance with the Company’s customary accounting practices and have not been audited. In the opinion of management, all adjustments necessary to fairly present the results of operations for the reported interim periods have been recorded and were of a normal and recurring nature. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. Summary of Significant Accounting Policies.

Consolidation: The consolidated financial statements include the consolidated accounts of Stoker, Inc. (the “Company”), Fred Stoker and Sons, Inc. and RBJ Sales, Inc. All intercompany accounts have been eliminated.

Revenue Recognition: The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer. Product sales to consumers and to retail and wholesale dealers are recognized when shipped. An allowance is recorded for estimated sales returns and allowances based on historical results.

Shipping Costs: The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $1,008,290 and $992,626 for the eight-month periods ended September 30, 2003 and 2002, respectively. Freight income included in net sales totaled $362,375 and $444,835, respectively.

MSA Restricted Escrow Funds: Cash deposits restricted pursuant to the MSA (see “Risks and Uncertainties”) are reflected as a noncurrent asset in the accompanying balance sheets and consist of cash, cash equivalents, and U.S. Government bonds. The U.S. Government bonds are classified as held to maturity and reported at amortized cost. All interest earned on this account is unrestricted and reflected in current earnings.

Risks and Uncertainties: Smokeless and MYO tobacco companies, like other manufacturers and sellers of tobacco products, are subject to regulation at the federal, state and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco for injuries to health allegedly caused by use of smokeless tobacco. Typically, such claims assert that use of smokeless tobacco is addictive and causes oral cancer. The Company has not been named as a defendant in such a lawsuit. There can be no assurance that the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company’s financial position, results of operations or cash flows or that such lawsuits will not be brought against the Company.

Recently Issued Accounting Pronouncements: In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation (“ARO”), an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted the provisions of SFAS 143 effective February 1, 2003. SFAS 143 did not have an impact on the Company’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations.” This Statement also requires sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement became effective for the Company on February 1, 2003. The adoption of SFAS 145 did not have an impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 sets forth various modifications to existing accounting guidance which prescribes the conditions which must be met in order for costs associated with contract terminations, facility consolidations, employee relocations and terminations to be accrued and recorded as liabilities in financial statements. The provisions of SFAS 146, as related to exit or disposal activities, are effective for transactions occurring after December 31, 2002. To date, the adoption of SFAS 146 does not have an impact on the Company’s financial statements.

In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company is currently assessing the impact FIN 46 will have on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 apply immediately to all financial instruments entered into or modified after May 31, 2003. On November 7, 2003, the FASB deferred the effective date for certain nonpublic entities to the fiscal periods beginning after December 15, 2004. The Company currently does not expect SFAS 150 to have a significant impact on the Company’s financial statements.

3. Inventories.

The components of inventories are as follows:

	September 30, 2003	January 31, 2003
Raw materials and work-in-process	$1,188,980	$908,707
Finished goods and merchandise	1,993,859	2,030,114

	$3,182,839	$2,938,821

4. Property and Equipment.

Property and equipment consists of the following:

	September 30, 2003	January 31, 2003
Machinery and equipment	$257,675	$245,458
Leasehold improvements	150,428	147,428
Office equipment	267,732	260,671
Vehicles	171,542	171,542

	847,377	825,099
Accumulated depreciation	(393,389)	(327,830)

	$453,988	$497,269

5. MSA Restricted Escrow Funds.

MSA restricted escrow funds consist of the following:

	September 30, 2003	January 31, 2003
Cash and cash equivalents	$3,661,850	$2,080,044
U.S. Government bonds	455,599	883,086

	$4,117,449	$2,963,130

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

6. Other Assets.

Other assets consist of the following:

	September 30, 2003	January 31, 2003
Proprietary formulas	$28,700	$28,700
Patents and trademarks	7,903	7,903

	36,603	36,603
Less accumulated amortization	(13,184)	(12,368)

	23,419	24,235
Deposits	865	—
Receivable from split dollar insurance agreement	282,000	265,000
Cash value of life insurance policies	170,821	163,951

	$477,105	$453,186

7. Notes Payable to Stockholders.

Notes payable consist of demand borrowings under note agreements with stockholders, bearing interest at six percent.

8. Revolving Credit Facility.

The Company had a revolving unsecured facility of $1.5 million with a financial institution. Interest on advances under the facility was at the bank’s prime lending rate plus applicable margin.

In March 2003, the Company amended the revolving credit facility promissory note and the security agreement with the bank to increase the facility to $3.0 million. Advances were available to the Company, without regard to collateral, up to $1.0 million, reduced by $333,000, $333,000 and $334,000 on May 31, June 30 and July 31, 2003, respectively. From April 30, 2003 through August 31, 2003, advances were available, limited to the total of 85% of eligible receivables, as defined, and 50% of eligible inventory, as defined. From September 1, 2003 through May 1, 2004, advances are limited to the total of 85% of eligible receivables, as defined, and 40% of eligible inventory, as defined. Beginning October 1, 2003, advances on inventory could not exceed $500,000.

Beginning in March 2003, borrowings under the amended revolving credit facility are secured by the Company’s accounts receivable and inventory and guarantees of the Company’s stockholders.

In March 2003, the Company also entered into an agreement with the bank, RBJ Machinery, LLC (“RBJ”), and the Company’s stockholders to cross-default and cross-pledge the Company’s debt under the revolving credit facility with the term notes of RBJ, totaling approximately $1,557,000 at the date of the agreement. At September 30, 2003, RBJ had no balances outstanding under this agreement and with the bank.

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

9. Income Taxes.

The income tax provision for the eight-month periods ended September 30, 2003 and 2002 consists of the following components:

	Eight months ended September 30,
	2003	2002
Current
Federal	$1,443,400	$171,500
State and local	270,600	46,800

	1,714,000	218,300

Deferred:
Federal	(9,900)	57,300
State and local	(1,800)	10,700

	(11,700)	68,000

Provision for income taxes	$1,702,300	$286,300

Deferred tax assets and liabilities consist of the following:

	September 30, 2003			January 31, 2003
	Assets	(Liabilities)	Net	Assets	(Liabilities)	Net
Accounts receivable	$6,100	$—	$6,100	$6,100	$—	$6,100
Inventory	—	(268,000)	(268,000)	—	(270,400)	(270,400)
Property, plant and equipment	—	(65,700)	(65,700)	—	(69,000)	(69,000)
Intangible assets	—	(8,100)	(8,100)	—	(4,800)	(4,800)
Accrued compensation and benefits	33,900	—	33,900	24,600	—	24,600

Deferred income taxes	40,000	(341,800)	(301,000)	30,700	(344,200)	(313,500)
Less current portion	(40,000)	268,000	228,000	(30,700)	270,400	239,700

Noncurrent	$—	$(73,800)	$(73,800)	$—	$(73,800)	$(73,800)

Reconciliation of the federal statutory rate and the effective income tax rate for the eight-month periods ended September 30, 2003 and 2002 is as follows:

	Eight months ended September 30,
	2003	2002
Federal statutory rate	34%	34%
State taxes, net of federal benefit	4	5
Nondeductible expenses	1	1
Other	—	(1)

Effective income tax rate	39%	39%

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

10. Lease Commitment.

The following is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancellable lease terms in excess of one year as of September 30, 2003:

Fiscal	Operating Leases
2004	$277,200
2005	794,200
2006	583,200
2007	5,700
2008	3,800

Total minimum lease payments	$1,664,100

Lease expense for the eight-month periods ended September 30, 2003 and 2002 was approximately $565,000 and $574,300, including amounts to related parties of approximately $535,500 and $544,800, respectively.

11. Contingencies.

Forty-six states, certain U.S. territories and the District of Columbia are parties to the Master Settlement Agreement (the “MSA”) and the Smokeless Tobacco Master Settlement Agreement (the “STMSA”). To the Company’s knowledge, the other signatories to the MSA are 34 cigarette manufacturers and/or distributors and the only other signatory to the STMSA is US Smokeless Tobacco Company. In the Company’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable and injunctive relief against certain tobacco products manufacturers and other and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include a manufacturer of roll-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding and maintaining an escrow account, with subaccounts on behalf of each settling state. The STMSA has no similar provisions. The escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statues require companies, who are not signatories to the MSA, to deposit, on an annual basis, into qualified banks escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of roll-your-own tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against the Company.

The Company has chosen to open and fund an escrow account as its means of compliance. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account, as the Company has chosen to do, would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position and cash flows of the Company.

Pursuant to the escrow account statutes, in order to be compliant with the escrow requirements, the Company is required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of

Stoker, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

the following year. As of September 30, 2003, the Company had funded a total of approximately $4,117,500 into its account and has recorded the restricted escrow funds as a noncurrent asset. Management estimates approximately $2,200,000 related to sales for the eight months ended September 30, 2003 will be required to be deposited on or before April 15, 2004. The Company is entitled to direct the investment of the escrow funds and is allowed to withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a judgment against the Company.

The Company has made, and will continue to make, in perpetuity deposits into the escrow account, however, the Company has not been named in lawsuits for injuries to health caused by smoking or exposure to smoke, or caused by use of smokeless tobacco.

Management believes that it has conducted its business in a manner that mitigates the risk of liability in a products liability lawsuit because the Company:

•	has not attempted to consistently misrepresent to the public the most current information regarding the health risks of long-term smoking and tobacco use generally;

•	acknowledges the addictive nature of nicotine;

•	has not targeted adolescents or young persons as customers;

•	has limited its advertising of its MYO products to consumers through point-of-sale materials, business-to-business publications and mail-order catalogs;

•	believes that the volume of sales of its MYO products has not been substantial in relation to the volume generated by the larger cigarette manufacturers.

The Company’s product liability insurance does not cover health-related claims such as those that have been made against the major manufacturers of tobacco products. The Company does not believe that insurance for health-related claims can currently be obtained. However, the Company believes it has not been a significant target because it has sold its MYO products with appropriate warnings concerning consumption of tobacco products and health risks.

No amounts have been accrued by the Company and no impairment of the Company’s restricted escrow funds has been recorded as reasonable estimates of losses or a range of losses cannot be determined with respect to such contingencies as the Company has never settled a product liability litigation nor paid any amount to settle product liability litigation with escrow funds.

The Company is subject to litigation in the ordinary course of its business. The Company does not believe the outcome of such litigation will have a material adverse effect on the results of operations, financial position or cash flows of the Company.

12. Subsequent Event.

On November 17, 2003, North Atlantic Trading Co., Inc. purchased all of the issued shares of the Company’s stock. As part of this transaction, the Company terminated the defined benefit pension plan. As a result of the plan termination, participants became immediately vested. Management estimates the Company will be required to contribute approximately $750,000 because of the increase in the actuarial present value of accumulated plan benefits resulting from the plan termination.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders

Stoker, Inc.

Dresden, Tennessee

We have audited the accompanying consolidated balance sheets of Stoker, Inc. and subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended January 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stoker, Inc. and subsidiaries at January 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Memphis, TN

November 13, 2003

Stoker, Inc. and Subsidiaries

Consolidated Balance Sheets

	January 31, 2003	January 31, 2002
Assets
Current assets:
Cash	$1,211,071	$1,331,026
Accounts receivable—trade, net of allowance for possible losses of $1,000 (Note 9)	913,829	818,306
Accounts receivable—other	11,700	—
Inventories (Note 4)	2,938,821	2,940,284
Prepaid expenses and other current assets	99,803	28,696

Total current assets	5,175,224	5,118,312
Property and equipment, net (Note 5)	497,269	348,263
Restricted escrow funds (Notes 3 and 6)	2,963,130	1,210,872
Other assets	453,186	519,376

Total assets	$9,088,809	$7,196,823

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	891,117	603,678
Accrued compensation and other expenses	513,960	589,410
Income taxes payable (Note 10)	786,793	716,857
Notes payable to stockholders (Note 8)	4,034,296	3,916,920
Deferred income taxes (Note 10)	239,700	141,900
Revolving credit facility	—	146,120

Total current liabilities	6,465,866	6,114,885
Deferred income taxes (Note 10)	73,800	48,300

Total liabilities	6,539,666	6,163,185

Commitments and contingencies (Notes 9, 11, 12 and 13)
Stockholders’ equity:
Common stock, no par value, 1,000 shares authorized, issued and outstanding	153,673	153,673
Retained earnings	2,395,470	879,965

Total stockholders’ equity	2,549,143	1,033,638

Total liabilities and stockholders’ equity	$9,088,809	$7,196,823

The accompanying notes are an integral part

of the consolidated financial statements.

Stoker, Inc. and Subsidiaries

Consolidated Statements of Income

	Year Ended
	January 31, 2003	January 31, 2002	January 31, 2001
Net sales	$26,981,785	$21,797,067	$17,080,151
Cost of sales	15,883,507	13,482,221	9,664,401

Gross profit	11,098,278	8,314,846	7,415,750
Selling, general and administrative expenses	8,455,320	7,983,418	7,264,530

Operating income	2,642,958	331,428	151,220
Interest income	80,343	63,409	24,973
Interest expense	(133,132)	(107,078)	(91,356)
Other loss, net	(65,528)	(92,199)	(9,558)

Income before income taxes	2,524,641	195,560	75,279
Taxes on income (Note 10)	1,009,136	82,204	25,700

Net income	$1,515,505	$113,356	$49,579

The accompanying notes are an integral part

of the consolidated financial statements.

Stoker, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

for the Years Ended January 31, 2003, 2002 and 2001

	Common Stock	Retained Earnings	Total Stockholders’ Equity
Beginning balance, February 1, 2000	$153,673	$717,030	$870,703

Net income	—	49,579	49,579

Ending balance, January 31, 2001	153,673	766,609	920,282

Net income	—	113,356	113,356

Ending balance, January 31, 2002	153,673	879,965	1,003,638

Net income	—	1,515,505	1,515,505

Ending balance, January 31, 2003	$153,673	$2,395,470	$2,549,143

The accompanying notes are an integral part

of the consolidated financial statements.

Stoker, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended
	January 31, 2003	January 31, 2002	January 31, 2001
Cash flows from operating activities:
Net income	$1,515,505	$113,356	$49,579
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	68,532	76,226	63,578
Amortization	1,225	1,225	2,425
Deferred income taxes	123,300	68,200	(49,300)
Loss on disposition of fixed assets	21,747	—	—
Changes in assets and liabilities affecting operating activities:
Accounts receivable	(107,223)	(321,667)	(124,678)
Inventories	1,463	(703,298)	(412,297)
Other current assets	(6,142)	35,457	31,480
Accounts payable	287,439	(247,495)	(40,108)
Accrued expenses and other	(5,514)	907,421	329,014

Net cash provided by (used for) operating activities	1,900,332	(70,575)	(150,307)

Cash flows from investing activities:
Capital expenditures	(239,285)	(58,285)	(76,353)
Deposits to restricted cash escrows	(1,752,258)	(1,092,350)	(118,512)

Net cash used in investing activities	(1,991,543)	(1,150,635)	(194,865)

Cash flows from financing activities:
Payment on notes payable	(2,103,120)	(988,380)	(809,954)
Proceeds from notes payable	2,074,376	2,519,120	1,830,000

Net cash provided by (used for) financing activities	(28,744)	1,530,740	1,020,046

Net increase (decrease) in cash	(119,955)	309,530	674,874
Cash, beginning of year	1,331,026	1,021,496	346,622
Cash, end of year	$1,211,071	$1,331,026	$1,021,496

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$133,132	$107,078	$91,356

Cash paid during the year for income taxes	$28,528	$74,480	$47,971

The accompanying notes are an integral part

of the consolidated financial statements.

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Business.

Stoker, Inc. and subsidiaries (the “Company”) process and distribute smokeless tobacco, MYO tobacco and related products for resale to retail and wholesale dealers and to consumers through retail mail catalog sales. The Company distributes processed tobacco products under the “Stoker’s” name. The Company also purchases and distributes various brands of premium cigarette papers, smoking tobaccos, smokeless tobacco and related products.

2. Summary of Significant Accounting Policies.

Consolidation: The consolidated financial statements include the consolidated accounts of Stoker, Inc. (the “Company”), Fred Stoker and Sons, Inc. and RBJ Sales, Inc. All intercompany accounts have been eliminated.

Revenue Recognition: The Company recognizes revenues and the related costs upon transfer of title and risk of loss to the customer. Product sales to consumers and to retail and wholesale dealers are recognized when shipped. An allowance is recorded for estimated sales returns and allowances based on historical results.

Shipping Costs: The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were $1,592,194, $1,578,997 and $1,516,114 in 2003, 2002 and 2001, respectively. Freight income included in net sales totaled $737,511, $697,284 and $635,918 in 2003, 2002 and 2001, respectively.

MSA Restricted Escrow Funds: Cash deposits restricted pursuant to the MSA (see “Risks and Uncertainties”) are reflected as a noncurrent asset in the accompanying balance sheets and consist of cash, cash equivalents, and U.S. Government bonds. The U.S. Government bonds are classified as held to maturity and reported at amortized cost. All interest earned on this account is unrestricted and reflected in current earnings.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

Property, Equipment and Depreciation: Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (3 to 10 years for vehicles, machinery, equipment and furniture and 5 to 40 years for leasehold improvements). Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations during the period of disposition.

Intangible and Long-Lived Assets: Intangible assets consist of costs to perfect patents granted for completed technology, trademarks, and purchased proprietary formulas. Patents and trademarks are amortized over periods of 17 years. Proprietary formulas are evaluated for impairment annually. If recognition of an impairment is necessary, it is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Company continually evaluates the periods of amortization to determine whether events and circumstances, such as effects of competition, obsolescence and other economic factors, warrant revision of useful lives.

Income Taxes: The Company records the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse.

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Advertising and Promotion: Advertising and promotion costs, including point of sale materials, are expensed as incurred and amounted to $511,947, $634,535 and $959,529 for the years ended January 31, 2003, 2002 and 2001, respectively, and included no direct-response advertising.

Risks and Uncertainties: Smokeless and MYO tobacco companies, like other manufacturers and sellers of tobacco products, are subject to regulation at the federal, state and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco for injuries to health allegedly caused by use of smokeless tobacco. Typically, such claims assert that use of smokeless tobacco is addictive and causes oral cancer. The Company has not been named as a defendant in such a lawsuit. There can be no assurance that the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company’s financial position, results of operations or cash flows or that such lawsuits will not be brought against the Company.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates include those affecting the valuation and useful lives of property and equipment, and other intangible assets, assumptions used in determining pension obligations, accrued and deferred income taxes and litigation contingencies.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash deposits and accounts receivable,

At January 31, 2003 and 2002, the Company had bank deposits in excess of federally insured limits of approximately $565,800 and $849,000, respectively.

The Company principally sells its products to retailers, but also directly to consumers. Concentrations of credit risk are limited due to the Company’s customer base and their disposition across different geographic areas to distributors and retail establishments throughout the United States. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. The Company records a provision for possible credit losses based on a review of customer receivables and historical results. Credit losses have been within the range of management’s expectations and, historically, the Company has not experienced significant credit losses.

The Company has provided for possible credit losses as follows:

	January 31, 2003	January 31, 2002
Balance at beginning of year	$1,000	$1,000
Provision for possible losses	3,686	12,069
Charge offs	(3,686)	(12,069)

Balance at end of year	$1,000	$1,000

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Accounting Changes: The Company has corrected its method of computing the amount of labor and overhead included in the carrying amount of work in process and finished goods inventory. The Company applied this accounting change retroactively, resulting in an increase to retained earnings at February 1, 2000 of approximately $366,000. Management believes that the change in computing the carrying amount of inventory is preferable because it is consistent with industry practice and provides more useful financial information. The impact of the change was to increase pre-tax income by approximately $8,000 and $233,000 in 2003 and 2002, respectively, and to decrease pre-tax income by approximately $121,000 in 2001.

Further, the Company has adjusted the previously reported balances of certain accounts, as follows: decreases to prepaid expenses of approximately $47,000, and the receivable resulting from split dollar insurance by approximately $160,000, and an increase in accrued expenses by approximately $117,000, resulting in a decrease to retained earnings at February 1, 2000 of approximately $324,000.

Recently Issued Accounting Pronouncements: In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset-retirement obligation (“ARO”), an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted the provisions of SFAS 143 effective February 1, 2003. SFAS 143 did not have an impact on the Company’s financial statements.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations.” This Statement also requires sale-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement became effective for the Company on February 1, 2003. The adoption of SFAS 145 did not have an impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 sets forth various modifications to existing accounting guidance which prescribes the conditions which must be met in order for costs associated with contract terminations, facility consolidations, employee relocations and terminations to be accrued and recorded as liabilities in financial statements. The provisions of SFAS 146, as related to exit or disposal activities, are effective for transactions occurring after December 31, 2002. To date, the adoption of SFAS 146 does not have an impact on the Company’s financial statements.

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretations No. 34” (“FIN 45”). FIN 45 requires that, upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 requires disclosure about each guarantee even if the likelihood of the guarantor’s having to make any payments under the guarantee is remote. The provisions for initial recognition and measurement are effective on a prospective basis for

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

guarantees that are issued or modified after December 31, 2002. The adoption of the recognition provision of FIN 45 did not have an impact on the Company’s January 31, 2003 audited financial statements.

In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provision of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company is currently assessing the impact FIN 46 will have on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 apply immediately to all financial instruments entered into or modified after May 31, 2003. On November 7, 2003, the FASB deferred the effective date for certain nonpublic entities to the fiscal periods beginning after December 15, 2004. As the Company does not currently have financial instruments with characteristics of both liabilities and equity, SFAS 150 does not currently have an impact on the Company’s financial statements.

3. Fair Value of Financial Instruments.

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” as amended by SFAS No. 126. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: Cash and cash equivalents are by definition short-term and the carrying amount is a reasonable estimate of fair value.

MSA Restricted Escrow Funds: The fair value of MSA restricted escrow funds approximates their carrying value.

Accounts Receivable: The fair value of accounts receivable approximates their carrying value.

Notes Payable: The fair value of the notes payable approximates their carrying value.

4. Inventories.

The components of inventories are as follows:

	January 31, 2003	January 31, 2002
Raw materials and work-in-process	$908,707	$767,705
Finished goods and merchandise	2,030,114	2,172,579

	$2,938,821	$2,940,284

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

5. Property and Equipment.

Property and equipment consists of the following:

	January 31, 2003	January 31, 2002
Machinery and equipment	$245,458	$234,074
Leasehold improvements	147,428	142,495

Office equipment	260,671	262,971

Vehicles	171,542	—

	825,099	639,540

Accumulated depreciation	(327,830)	(291,277)

	$497,269	$348,263

6. MSA Restricted Escrow Funds.

MSA restricted escrow funds consist of the following:

	January 31, 2003	January 31, 2002
Cash and cash equivalents	$2,080,044	$1,210,872
U.S. Government bonds	883,086	—

	$2,963,130	$1,210,872

7. Other Assets.

Other assets consist of the following:

	January 31, 2003	January 31, 2002
Proprietary formulas	$28,700	$28,700
Patents and trademarks	7,903	7,903

	36,603	36,603
Less accumulated amortization	(12,368)	(11,143)

	24,235	25,460

Receivable from split dollar insurance agreement	265,000	265,000
Cash value of life insurance policies	163,951	228,916

	$453,186	$519,376

8. Notes Payable to Stockholders.

Notes payable consist of demand borrowings under note agreements with stockholders, bearing interest at six percent.

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

9. Revolving Credit Facility.

The Company has a revolving unsecured facility of $1.5 million with a financial institution. Advances under the facility bear interest at the bank’s prime lending rate plus applicable margin. As of January 31, 2003, there were no advances outstanding on the revolving credit facility.

In March 2003, the Company amended the revolving credit facility promissory note and the security agreement with the bank to increase the facility to $3.0 million. Advances were available to the Company, without regard to collateral, up to $1.0 million, reduced by $333,000, $333,000 and $334,000 on May 31, June 30 and July 31, 2003, respectively. From April 30, 2003 through August 31, 2003, advances were available, limited to the total of 85% of eligible receivables, as defined, and 50% of eligible inventory, as defined. From September 1, 2003 through May 1, 2004, advances are limited to the total of 85% of eligible receivables, as defined, and 40% of eligible inventory, as defined. Beginning October 1, 2003, advances on inventory could not exceed $500,000.

Beginning in March 2003, borrowings under the amended revolving credit facility are secured by the Company’s accounts receivable and inventory and guarantees of the Company’s stockholders.

In March 2003, the Company also entered into an agreement with the bank, RN Machinery, LLC, and the Company’s stockholders to cross-default and cross-pledge the Company’s debt under the revolving credit facility with the term notes of RBJ Machinery, LLC, totaling approximately $1,557,000 at the date of the agreement.

10. Income Taxes.

The income tax provision for the years ended January 31, 2003, 2002 and 2001 consists of the following components:

	January 31, 2003	January 31, 2002	January 31, 2001
Current:
Federal	$746,000	$11,800	$63,200
State and Local	139,836	2,204	11,800

	885,836	14,004	75,000

Deferred:
Federal	103,800	57,400	$(39,500)
State and Local	19,500	10,800	(9,800)

	123,300	68,200	(49,300)

Provision for income taxes	$1,009,136	$82,204	$25,700

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Deferred tax assets and liabilities at January 31 consist of the following:

	2003			2002
	Assets	(Liabilities)	Net	Assets	(Liabilities)	Net
Accounts receivable	$6,100	$—	$6,100	$6,100	$—	$6,100
Inventory	—	(270,400)	(270,400)	—	(267,400)	(267,400)
Property, plant and equipment	—	(69,000)	(69,000)	—	(47,900)	(47,900)
Intangible assets	—	(4,800)	(4,800)	—	(400)	(400)
Accrued rent	—	—	—	94,700	—	94,700
Accrued compensation and benefits	24,600	—	24,600	24,700	—	24,700

Deferred income taxes	30,700	(344,200)	(313,500)	125,500	(315,700)	(190,200)
Less current	(30,700)	270,400	239,700	(125,500)	267,400	141,900

Noncurrent	$—	$(73,800)	$(73,800)	$—	$(48,300)	$(48,300)

Reconciliation of the federal statutory rate and the effective income tax rate for the years ended January 2001 is as follows:

	January 31, 2003	January 31, 2002	January 31, 2001
Federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	4.2	4.4	1.8
Nondeductible expenses	1.6	—	11.1
Other	0.2	3.6	(12.8)

Effective income tax rate	40.0%	42.0%	34.0%

11. Lease Commitment.

The Company leases certain equipment from a related company, Stoker Brothers Farm. The lease is for five years ending October 1, 2007, with a monthly payment of $479.

The Company also has four leases for pools of equipment with RBJ Machinery, LLC, an entity owned by officers of the Company. One five-year lease ends March 1, 2005 and provides for monthly payments of $708 per month. The second lease is for five years ending December 31, 2005 at $26,727 per month as amended. The third lease, which was extended through September 30, 2005, provides for a monthly payment of $21,550. The fourth lease is for three years ending December 31, 2005 at $5,034 per month.

The Company also has a real property rental agreement with RBJ Machinery, LLC ending December 31, 2005, with a monthly payment of $5,000.

The Company also has a real property rental agreement with a former stockholder, Lillian Stoker, ending February 1, 2005, with a monthly payment of $5,000.

The Company leases equipment and two automobiles in operating leases with third parties.

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancellable lease terms in excess of one year as of January 31, 2003:

Operating Leases
2004	$831,600
2005	794,200
2006	583,200
2007	5,700
2008	3,800

Total minimum lease payments	$2,218,500

Lease expense for the years ended January 31, 2003, 2002 and 2001 was approximately $786,000, $658,000 and $661,000, respectively, including amounts to related parties of approximately $762,000, $634,000 and $518,000, respectively.

12. Pension Plan.

The Company participates in a defined benefit pension plan. The net periodic cost for the year ended January 31, 2003 was approximately $264,000, consisting principally of amortization of the unrecognized net loss on plan assets.

	January 31, 2003	January 31, 2002
Actuarial present value of accumulated plan benefits	$2,007,433	$2,021,674
Plan assets at fair market value	1,736,781	1,721,951

Deficit of plan assets under pension benefit obligations	$270,652	$299,723

Changes in fair value of the plan are as follows:

	January 31, 2003	January 31, 2002
Fair value at beginning of year	$1,721,952	$2,092,260
Less net investment return for year	(179,409)	(302,887)
Plus employer contributions	264,369	—
Less benefit payments	(70,131)	(67,422)

Fair value at end of year	$1,736,781	$1,721,951

The actuarial assumptions used in computing the above information are as follows:

Pre-retirement interest rate	8.00%
Salary scale	5.00%
Post-retirement interest rate	7.00%

13. Contingencies.

Forty-six states, certain U.S. territories and the District of Columbia are parties to the Master Settlement Agreement (the “MSA”) and the Smokeless Tobacco Master Settlement Agreement (the “STMSA”). To the Company’s knowledge, the other signatories to the MSA are 34 cigarette manufacturers and/or distributors and

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

the only other signatory to the STMSA is US Smokeless Tobacco Company. In the Company’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable and injunctive relief against certain tobacco products manufacturers and other and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include roll-your-own cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding and maintaining an escrow account, with subaccounts on behalf of each settling state. The STMSA has no similar provisions. The escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies, who are not signatories to the MSA, to deposit, on an annual basis, into qualified banks escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of roll-your-own tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against the Company.

The Company has chosen to open and fund an escrow account as its means of compliance. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account, as the Company has chosen to do, would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position and cash flows of the Company.

Pursuant to the escrow account statutes, in order to be compliant with the escrow requirements, the Company is required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year. As of January 31, 2003, the Company had funded a total of approximately $2,963,000 into its account and has recorded the restricted escrow funds as a noncurrent asset. During 2003, approximately $1,752,000 was deposited into a qualifying escrow account. Approximately $420,300 related to 2003 sales was deposited subsequent to year-end, The Company is entitled to direct the investment of the escrow funds and is allowed to withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a judgment against the Company.

The Company has made, and will continue to make, in perpetuity deposits into the escrow account, however, the Company has not been named in lawsuits for injuries to health caused by smoking or exposure to smoke, or caused by use of smokeless tobacco.

Management believes that it has conducted its business in a manner that mitigates the risk of liability in a products liability lawsuit because the Company:

•	has not attempted to consistently misrepresent to the public the most current information regarding the health risks of long-term smoking and tobacco use generally;

•	acknowledges the addictive nature of nicotine;

•	has not targeted adolescents or young persons as customers;

•	has limited its advertising of its MYO products to consumers through point-of-sale materials, business-to-business publications and mail-order catalogs;

•	believes that the volume of sales of its MYO products has not been substantial in relation to the volume generated by the larger cigarette manufacturers.

Stoker, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company’s product liability insurance does not cover health-related claims such as those that have been made against the major manufacturers of tobacco products. The Company does not believe that insurance for health-related claims can currently be obtained. However, the Company believes it has not been a significant target because it has sold its MYO products with appropriate warnings concerning consumption of tobacco products and health risks.

No amounts have been accrued by the Company and no impairment of the Company’s restricted escrow funds has been recorded as reasonable estimates of losses or a range of losses cannot be determined with respect to such contingencies as the Company has never settled a product liability litigation nor paid any amount to settle product liability litigation with escrow funds.

The Company is subject to litigation in the ordinary course of its business. The Company does not believe the outcome of such litigation will have a material adverse effect on the results of operations, financial position or cash flows of the Company.

14. Subsequent Event.

On July 25, 2003, the Company’s stockholders entered into an agreement with North Atlantic Trading Co., Inc. (“NATC”) to sell all of the issued and outstanding shares of the Company’s stock to NATC.

Until September 20, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

North Atlantic Holding Company, Inc.

Offer of

$97,000,000 principal amount at maturity of

12 1/4% Senior Notes due 2014

registered under the Securities Act of 1933

in exchange for

$97,000,000 principal amount at maturity of outstanding

12 1/4% Senior Notes due 2014

Prospectus

June 22, 2004